   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 27, 2001


                                                      REGISTRATION NO. 333-49846
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            PRE-EFFECTIVE AMENDMENT

                               NO. 3 ON FORM S-1

                                       TO
                                    FORM S-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              TRUSERV CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          5072                         36-2099896
   (State of Incorporation)           (Primary Industrial        (IRS Employer Identification
                                  Classification Code Number)                No.)

                           8600 WEST BRYN MAWR AVENUE
                          CHICAGO, ILLINOIS 60631-3505
                                 (773) 695-5000
    (Address, including zip code, and telephone number, including area code, of Registrant's Principal Executive Offices)

                            PAMELA FORBES LIEBERMAN

                     Chief Executive Officer and President

                              TruServ Corporation
                           8600 West Bryn Mawr Avenue
                          Chicago, Illinois 60631-3505
                                 (773) 695-5000
                              Fax: (773) 695-6563
 (Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)
                            ------------------------

                                    Copy to:

                                NATALIA DELGADO
                          Goldberg, Kohn, Bell, Black,
                           Rosenbloom & Moritz, Ltd.
                         55 E. Monroe Street Suite 3700
                            Chicago, Illinois 60603
                                 (312) 201-3989
                              Fax: (312) 332-2196
                            ------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                SUBJECT TO COMPLETION, DATED             , 2001

PROSPECTUS
                              TRUSERV CORPORATION
                                  $50,000,000
          VARIABLE DENOMINATION SUBORDINATED FIXED RATE TERM NOTES(1)

     The notes are designed to provide you with a convenient means of investing funds directly with us. If you invest in the notes, your investment will be recorded in your name and with your member number, if applicable in a program account at The Northern Trust Company, which is our agent bank. You will not receive a certificate or other evidence of ownership. Your program account is not a deposit or other bank account and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     We will issue notes each calendar quarter with two, three and four year terms. We will pay interest on the notes from the date of issuance at fixed rates of interest for each maturity. The interest rate on the notes for sale each quarter may be reset each calendar quarter at the discretion of TruServ Corporation. That interest rate will remain in effect for the notes sold until their maturity date. As of the date of this prospectus and for the quarter commencing January 1, 2002, TruServ has set the interest rate at 9.00% per annum for two-year notes, 9.50% per annum for three-year notes and 10.00% per annum for four-year notes. The interest rate on the unsold notes may be reset no later than the first business day of the month that is two months prior to the beginning of each calendar quarter, which will be approximately 60 days prior to the effective day of the new rates.

     There is neither a market for these notes nor is a market expected to develop. The notes have restricted transferability, and they may be redeemed by us. We also reserve the right to modify, withdraw or cancel this offer.

     The notes are unsecured obligations and are subordinated to senior notes, bank debt, amounts due trade creditors and capital leases.

     Consider carefully the Risk Factors beginning on page 4 in this Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE OFFERED FOR SALE IN THE DISTRICT OF COLUMBIA PURSUANT TO REGISTRATION WITH THE DISTRICT OF COLUMBIA DEPARTMENT OF INSURANCE AND SECURITIES REGULATION, BUT REGISTRATION IS PERMISSIVE ONLY AND DOES NOT CONSTITUTE A FINDING THAT THIS PROSPECTUS IS TRUE, COMPLETE, AND NOT MISLEADING, NOR HAS THE DEPARTMENT OF INSURANCE AND SECURITIES REGULATION PASSED IN ANY WAY UPON THE MERITS OF, RECOMMENDED, OR GIVEN APPROVAL TO THESE SECURITIES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

IN FLORIDA THE SECURITIES COVERED BY THIS PROSPECTUS HAVE NOT BEEN REGISTERED WITH THE STATE OF FLORIDA BUT ARE BEING OFFERED UNDER A LIMITED OFFERING EXEMPTION WHICH ALLOWS FLORIDA PURCHASERS TO CANCEL THEIR PURCHASES OF THIS STOCK WITHIN 3 DAYS AFTER MAKING ANY PAYMENT ON ACCOUNT OF THE PURCHASE PRICE.

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                                                                  PER UNIT            TOTAL
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Public Price................................................       $1,000         $50,000,000(2)
Underwriting discounts......................................        none           none   (3)
Proceeds to TruServ.........................................       $1,000         $50,000,000(4)

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(1) Interest on the notes will be set by TruServ Corporation in its discretion and the interest rate on the notes for sale each quarter may be reset in succeeding quarters.
(2) The minimum purchase required is $1,000.
(3) There are no underwriters in this offering. We are offering the notes directly to you.
(4) There are no firm commitments for the sale of these notes. If the entire offering is sold, we will receive $50,000,000 before estimated expenses of $90,200.

                      THESE SECURITIES ARE OFFERED THROUGH

                              TRUSERV CORPORATION
                           8600 WEST BRYN MAWR AVENUE
                          CHICAGO, ILLINOIS 60631-3505
                         THE DATE OF THIS PROSPECTUS IS

                                    SUMMARY

     The summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all the information that you should consider before buying notes in this offering. You should read the entire prospectus carefully, including our consolidated financial statements and the related notes beginning at page F-1.

TRUSERV

     TruServ is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. TruServ is one of the largest member-owned wholesaler of these items in the United States.

RECENT FINANCIAL RESULTS


     As of December 31, 2000, TruServ Corporation had net earnings of $34,117,000 compared to a loss of $130,803,000 at December 31, 1999. In 2000,
TruServ experienced one-time gains in the aggregate amount of approximately $34,000,000, resulting from the settlement of certain pension claims and the sale of its lumber and building materials division. As of September 29, 2001, TruServ had a loss of $13,840,000 compared to income of $12,446,000 as of September 30, 2000.


DEBT COVENANT VIOLATION

     Under certain senior notes and the revolving credit facility TruServ is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and maximum asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, TruServ was in compliance with the covenant requirements.

     However, as of February 24, 2001, TruServ failed to comply with a covenant under the revolving credit facility and the senior note agreements which requires TruServ to achieve a minimum monthly borrowing base ratio. As a result, either the senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default," in which case the senior notes and the amounts outstanding under the credit facility would become callable as immediately payable. See "Risk Factors--Debt Covenant Default."

     On March 30, 2001 the participants in the revolving credit facility issued to TruServ a "reservation of rights" letter under which the participants effectively stated their intention to not call as immediately payable TruServ's outstanding debt obligations until May 1, 2001, although they were not precluded from doing so. All other rights of the participants were preserved. Additional letters were issued on April 30, 2001, July 3, 2001 and August 30, 2001, which extended the reservation of rights until July 30, 2001, September 30, 2001 and February 28, 2002, respectively. The senior note holders also issued letters reserving their right to accelerate the maturity of the notes although agreeing not to do so at this time.


     The reservation of rights letters provided by the participants in the revolving credit facility permanently reduced the credit limit under this facility on May 11, 2001 from $275,000,000 to $250,000,000 and on September 4, 2001 from $250,000,000 to $200,000,000. Additionally, the interest rate on the amounts outstanding under the revolving credit facility was increased by approximately 2%; this increased interest rate also applies to the outstanding senior notes. As a result of this increased interest rate, TruServ will incur additional interest expense in fiscal year 2001. If this increased interest rate continues through December 31, 2001, the additional interest expense would aggregate approximately $6.5 million.



     On September 28, 2001, TruServ signed a $350,000,000 fully underwritten revolving credit facility commitment from Bank of America for borrowings against TruServ's accounts receivable and inventory. However, TruServ is still in discussions with the current lenders to amend the existing agreements and with other potential lenders regarding refinancing the existing agreements and could replace the existing agreements with an asset-based lending agreement with a new lending group in the fourth quarter of 2001.

However, no assurances can be given as to the outcome. TruServ's failure to successfully refinance or amend its current borrowing arrangements could cause the current lending group to call as immediately payable TruServ's currently outstanding debt obligations. TruServ's resulting inability to satisfy its debt obligations would force TruServ to pursue other alternatives to improve liquidity, possibly including among other things, restructuring actions, sales of assets and seeking additional sources of funds or liquidity. In particular, TruServ has engaged an investment banking firm to assist us in exploring the sale of the paint manufacturing business. No assurances can be given that TruServ would be successful in pursuing such possible alternatives or, even if successful, that such undertakings would not have a material adverse impact on TruServ.


     Accordingly, the balances outstanding under the senior note agreements and the revolving credit facility have been classified as current liabilities as of December 31, 2000 and September 29, 2001. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.


THE NOTES

     We are offering the notes exclusively to current TruServ members who own Class A common stock and to current holders of other TruServ notes.

     We will issue notes each calendar quarter in two, three, and four-year terms. You must pay for the notes with U.S. funds or through the delivery (by rollover or transfer) of other TruServ notes. You will have the option of receiving your semi-annual interest payments, or you may have the interest payments added to your account balance.


     The notes will be subordinated as to payment to TruServ's senior notes, bank debt, capital leases (collectively, the "Senior Debt") and amounts due trade creditors. In the event that TruServ defaults on its Senior Debt, we may not be able to make any principal payments on the notes when due, unless the principal payment is consented to by the Senior Debt creditors. Therefore, if the default is not cured under the Senior Debt before the first interest payment is due on the notes, we may not be able to pay you interest when due until the default is cured. Interest would continue to accrue and be paid on the unpaid principal amount outstanding. Upon the cure or other resolution of the default to the satisfaction of the Senior Debt creditors, any delayed principal payments and accrued interest related thereto would be remitted to the subordinated noteholders. At the time of this offering, TruServ is in default on certain of its Senior Debt. See "Risk Factors--The notes are subordinated to TruServ's substantial Senior Debt and in the event of a default under the Senior Debt the notes may not be repaid."


     There is no existing trading market for these notes, and we do not expect any market will develop. You may not transfer any of the notes that you purchase, except to another TruServ member or current TruServ noteholder and only with the prior written consent of TruServ. You cannot pledge any of the notes as collateral for any of your debts. Additionally, only TruServ may redeem all or part of the notes prior to the maturity date. If we elect to redeem the notes, you will be paid the principal amount plus accrued interest up to the date of redemption.

                CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


FOR THE THIRTY-NINE            FOR THE YEARS
    WEEKS ENDED       --------------------------------
SEPTEMBER 29, 2001    2000   1999   1998   1997   1996
-------------------   ----   ----   ----   ----   ----
        .75           1.45   (.60)  1.20   1.91   2.57


     The ratio of earnings to fixed charges has been computed by dividing earnings before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense and the portion of rental expense deemed to represent interest expense. For 1999, earnings were insufficient to cover fixed charges and taxes by $130,803,000.

                                  RISK FACTORS

     You should consider the following risks before investing in the notes:


TRUSERV'S FAILURE TO SUCCESSFULLY REFINANCE OR AMEND ITS CURRENT BORROWING ARRANGEMENTS COULD CAUSE THE CURRENT LENDING GROUP TO CALL AS IMMEDIATELY PAYABLE TRUSERV'S CURRENTLY OUTSTANDING DEBT OBLIGATIONS.


     As of February 24, 2001, TruServ failed to comply with a covenant under its revolving credit facility and its senior note agreements, which requires TruServ to achieve a minimum monthly borrowing base ratio. As a result, TruServ's senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default". In case they were to do so, all of the senior notes and the amounts outstanding under the credit facility would become callable as immediately payable.

     TruServ's failure to successfully refinance or amend its current borrowing arrangements could cause the current lending group to call as immediately payable TruServ's currently outstanding debt obligations. TruServ's resulting inability to satisfy its debt obligations could require TruServ to face restructuring or even bankruptcy. In such case, you may not be able to achieve a return on your investment in TruServ. See "Summary--Debt Covenant Violation."


OUR AUDITORS HAVE EXPRESSED DOUBTS ABOUT TRUSERV'S ABILITY TO CONTINUE AS A GOING CONCERN.


     The financial statements of TruServ have been prepared assuming that TruServ will continue as a going concern. However, TruServ's auditors have expressed substantial doubt about TruServ's ability to continue as a going concern as a result of the violation by TruServ of restrictive debt covenants in its lending agreements. While TruServ is in the process of negotiating with its lending group, the lending group could call as immediately payable TruServ's currently outstanding debt obligations. See "Summary--Debt Covenant Violation" and "Risk Factors--Debt Covenant Default."


IF TRUSERV'S CASH FLOW IS NEGATIVELY IMPACTED IT WILL NOT BE ABLE TO PAY PRINCIPAL AND INTEREST ON THE NOTES.


     TruServ will pay principal and interest payments on the notes with cash flow from operations. TruServ will not create a sinking fund to repay the notes upon maturity or upon earlier redemption. TruServ's cash flow fluctuates quarterly due to the seasonal sales and promotional programs offered to members from time to time. TruServ generates the majority of its positive cash flow in the fourth quarter of each year. Moreover TruServ's gross margin percentage have been decreasing in recent years and continuing decreases could negatively impact cash flow.


THE NOTES ARE SUBJECT TO VARIOUS TRANSFER RESTRICTIONS INCLUDING A RIGHT OF SET OFF BY TRUSERV AND YOU MAY THEREFORE NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT IN THE NOTES FOR AN INDEFINITE PERIOD OF TIME.


     There is currently no trading market for the notes and we do not foresee a market developing at any time in the future. The ownership of the notes may not be transferred unless to another TruServ member or current TruServ noteholder and only with the prior written consent of TruServ. You cannot pledge any of the notes as collateral. Any probate proceeding or court decrees affecting ownership of the notes will cause the notes to be redeemed subject to a penalty. Therefore, you will not be able to liquidate your investment in the notes for an indefinite period of time.


     Investors should be aware that all of your investments in us, including the notes, are subject to our lien rights ensuring payment of any amounts that you owe to us. The Retail Member Agreement that each member signed with TruServ provides that TruServ shall have a lien on, and a right of setoff against, any stock or notes issued to the member, including those issued as patronage dividends. With regard to patronage dividends, this lien and right of setoff encompasses any cash portion of the patronage dividend which is issued and exceeds twenty percent (20%) of the overall patronage dividend payable in any year. TruServ takes this lien/right of setoff in order to secure any member or former member indebtedness that may, for whatever cause, exist in favor of TruServ or its subsidiaries. See "The Note Program--Note Subordination and Lien Rights."



     The notes are not insured. An investment in the notes is an investment in TruServ Corporation. The notes are not obligations of a bank or another company.



THE NOTES ARE SUBORDINATED TO TRUSERV'S SUBSTANTIAL SENIOR DEBT AND IN THE EVENT OF A DEFAULT UNDER THE SENIOR DEBT THE NOTES MAY NOT BE REPAID.



     TruServ is financed by debt capital obtained from various external sources. TruServ Corporation has a revolving credit facility with various banks currently aggregating $200,000,000 and expiring on June 30, 2002. As of September 29, 2001, TruServ had drawn down $140,000,000 under the revolving credit facility. The revolving credit facility is secured by the assets of TruServ. Draws on the revolving credit facility are subject to compliance with financial covenants. The financial covenants under the revolving credit facility include a fixed charge coverage ratio, minimum EBITDA requirement, a minimum borrowing base to debt ratio and a debt to total capitalization ratio. Also, TruServ has senior secured notes in the aggregate principal amount of $284,000,000 as of September 29, 2001 that are held by several financial institutions. The senior secured notes are also secured by the assets of TruServ and subject to substantially the same financial covenant compliance as the revolving credit agreement. The interest rates on the senior secured notes ranges from 9.98% to 11.85% with various maturity dates between 2002 and 2012. On September 29, 2001, TruServ also had outstanding $3,059,000 under capital leases and TruServ's Canadian subsidiary had $7,823,000 of short term borrowings. See "Summary--Debt Covenant Violation."



     TruServ is currently in default under its Senior Debt. If it does not cure the default prior to the date interest becomes due on the notes, it may not be able to make interest payments on the notes. See "Terms of the Trust Indenture--Subordination."



     In addition to the Senior Debt owed to the banks and other financial institutions, TruServ had outstanding on September 29, 2001, $121,936,000 of debt subordinate to the Senior Debt with various maturity dates between 2001 and 2005, all of which subordinate debt is held by members and former members of TruServ. The amount of the subordinated debt will increase by the amount of the notes sold hereunder from time to time net of maturities.



TRUSERV HAS EXPERIENCED A DECREASE IN GROSS MARGIN PERCENTAGES WHICH COULD NEGATIVELY IMPACT ITS ABILITY TO MAKE INTEREST AND PRINCIPAL PAYMENTS ON THE NOTES.


     In order for TruServ to maintain the current gross margin percentage, TruServ needs to maintain its current fill rates in order to meet consistently the members' demands on shipments from its distribution centers. If TruServ can not meet the members' fill rate demands, the members will likely shift their purchases to direct shipments, which generate lower gross margins and will further erode TruServ's gross margin percentage. TruServ's gross margin percentage has declined seven out of the last eight years, predominately due to a change in the sales mix. The sales mix has shifted to increase direct shipments to members for hardware merchandise categories, which generated lower gross margin percentages for TruServ. Also, TruServ has continued to provide members with lower pricing to deal with the intense competitive pressure that the members are experiencing in the retail marketplace. Lower gross margins will negatively impact the ability of TruServ to issue patronage dividends and maintain financial covenants in our revolving credit facility and senior note agreements (See Summary--"Debt Covenant Violation" above). If gross margin continues to erode, it could also negatively impact our ability to make interest and principal payments on our debt instruments as operations may not generate positive cash flow. TruServ has not generated positive cash flow from operations in three of the last eight years.



TRUSERV HAS EXPERIENCED A DECLINE IN ITS MEMBER BASE AND FACES STIFF RETAIL COMPETITION AND ITS SUCCESS DEPENDS ON THE SUCCESS OF ITS MEMBERS IN THE RETAIL MARKET PLACE.


     The success of TruServ Corporation is dependent upon continued support from its members and their purchases to generate positive net margin and cashflow for TruServ. The trend in the number of members participating in TruServ's programs has recently declined. TruServ has lost approximately 1,000 members per year since January 1, 1999. Approximately 50% of this reduction in membership is due to retailer competition and TruServ discontinuing relationships with members that did not meet the minimum purchase requirements. Approximately another 25% of these former members switched to another buying group. The hardware industry is subject to intense competition conditions. Independent hardware retailers such as TruServ members must remain competitive with the so-called "Big Box" stores such as Home Depot, Menards and Lowes, as well as the diversified retailers such as Sears and WalMart. These retail competitors may have greater resources, larger market shares and more widespread presence than TruServ members. The success of TruServ Corporation is highly dependent upon the success of its members in the retail marketplace.

                                    TRUSERV

     TruServ Corporation was organized as Cotter & Company, a Delaware corporation, in 1953. Upon its organization, it succeeded to the business of Cotter & Company, an Illinois corporation organized in 1948. On July 1, 1997 Cotter & Company merged with ServiStar Coast to Coast Corporation ("SCC"). SCC was a hardware wholesaler organized in 1935 with a strong presence in retail lumber and building materials. Following the merger, Cotter & Company was renamed TruServ Corporation. TruServ's main executive offices are located at 8600 West Bryn Mawr Avenue, Chicago, Illinois, 60631-3505. Its main telephone number is (773) 695-5000.

     The merger united two similar organizations under the name of TruServ Corporation, creating one of the largest hardware/home center cooperatives in the United States. The goals were to: (i) lower pricing for the members by increasing buying power, (ii) increase potential for rebates by combining vendor purchases and (iii) better leverage operating expenses by consolidating distribution centers and reducing duplicate corporate overhead costs.

     In fiscal year 2000, TruServ sold its lumber and building materials division, consisting primarily of inventory, to Builder Marts of America, Inc ("BMA"). TruServ concluded that BMA would be able to provide lumber and building materials to TruServ members at lower cost. The lumber and building materials division had been a low-margin business for TruServ.

     In connection with the sale of the lumber and building materials business to BMA, TruServ entered into non-compete, cooperation, trademark and license, and lease agreements with BMA. These agreement terms range from two to ten years.

GENERAL DESCRIPTION OF THE BUSINESS

     TruServ, organized as a cooperative, is one of the largest member-owned wholesalers of hardware and related merchandise in the United States, serving approximately 7,600 members. TruServ also manufactures paint and paint applicators, but TruServ has engaged an investment banking firm to assist it in exploring the sale of the paint and paint applicator manufacturing business.

     TruServ sells its products to hardware retailers who have entered into Retail Member Agreements with it. TruServ serves its members by functioning as a low cost distributor of goods and maximizing its volume purchasing abilities, primarily through vendor rebates and discount programs, for the benefit of its members. These benefits are passed along to its members in the form of lower prices and/or patronage dividends.

     Generally, members are entitled to use one of certain TruServ trademarks and trade names, including the federally registered True Value(R), Grand Rental Station(R), Taylor Rental Center(R), Home & Garden Showplace(R) and Induserve Supply(R) trademarks, service marks and collective membership marks. See "Trademarks, Service Marks and Collective Membership Marks" below. Members have access to certain TruServ private label products and are entitled to receive annual patronage dividends based upon their purchases from TruServ. In accordance with TruServ's By-Laws and the Retail Member Agreements, the annual patronage dividend is paid to members out of the gross margins from operations and other patronage source income, after deduction for expenses, reserves and other provisions as may be authorized by the Board of Directors. See "Distribution of Patronage Dividend" below.

     TruServ serves approximately 7,600 True Value(R) hardware store members throughout the United States. Primary concentrations of members exist in New York (approximately 8%), Pennsylvania (approximately 7%), California and Texas (approximately 5% each) and Illinois and Michigan (approximately 4% each).

SALES AND SUPPLIERS

     TruServ provides each of its members with an illustrated price catalog showing the products available from TruServ. The members can access this catalog through the newly developed internet site for members. At their request, a member will receive a printed version of the catalog. These products, comprised of more than 61,000 stockkeeping units ("SKUs"), are divided into seven classes of merchandise which represent the products sold within TruServ's operating segments. Those seven categories are set forth in the table below, along with the corresponding percentage of total revenues for each category during the last three fiscal years:

                                                                FOR THE FISCAL YEARS ENDED
                                                                        DECEMBER 31
                                                                ---------------------------
                                                                2000       1999        1998
                                                                ----       ----        ----
Lumber and Building Materials...............................    30.4%      33.2%       30.2%
Hardware Goods..............................................    16.8%      16.2%       17.8%
Farm and Garden.............................................    15.5%      14.8%       14.5%
Electrical and Plumbing.....................................    13.3%      12.7%       13.4%
Painting and Cleaning.......................................    10.6%      10.0%       10.8%
Appliances and Housewares...................................     8.6%       8.6%        8.4%
Sporting Goods and Toys.....................................     4.8%       4.5%        4.9%

     TruServ's sales to its members are divided into three categories, as follows:

     - warehouse shipment sales (approximately 41% of total sales);

     - direct shipment sales (approximately 56% of total sales); and

     - relay sales (approximately 3% of total sales).

     Warehouse shipment sales are sales of products that are purchased, warehoused and resold by TruServ in response to orders from the members. Direct shipment sales are sales of products that are purchased through TruServ by the members but delivered directly to members from manufacturers. Relay sales are sales of products that are purchased through TruServ in response to the requests of several members for a product which is

     - included in future promotions,

     - not normally held in inventory and

     - not conducive to direct shipment.

     Generally, TruServ will give notice to all members of its intention to purchase products for relay shipment and will then purchase only as many items as the members order. When the product shipment arrives at TruServ, it is not warehoused; rather, TruServ breaks up the shipment and "relays" the appropriate quantities to the members who placed orders.

     TruServ has numerous individual agreements with or commitments from its suppliers, most of which are terminable by such suppliers or TruServ without cause. These termination provisions, either individually or in the aggregate, have not had any material adverse effect on TruServ's ability to conduct its business. The goods and services purchased by TruServ from these suppliers are generally available from a wide variety of sources. TruServ is not dependent upon any one supplier or group of suppliers and in the past has not experienced a problem in obtaining necessary goods.

     TruServ also manufactures paint and paint applicators. The principal raw materials used by TruServ in its manufacturing activities are chemicals. All raw materials are purchased from outside sources. In the past, TruServ has been able to obtain adequate sources of raw materials and other items used in production and no shortages of such materials are currently anticipated that will materially impact its manufacturing operations.

OTHER SERVICES


     TruServ annually sponsors two "markets" (one in the spring and one in the fall) for its members in order to keep them better informed as to industry trends and the availability of new merchandise. In the year 2001, these markets were held in Atlanta, Georgia, and Las Vegas, Nevada. Members are invited to the markets and generally place substantial orders for delivery during the period between markets. During such markets, new merchandise and seasonal merchandise are displayed to attending members.


BACKLOG


     As of September 29, 2001 and September 30, 2000, respectively, TruServ had a backlog of firm orders (including relay orders) of approximately $5,760,000 and $46,547,000. TruServ's backlog at any given time is made up of two principal components:


     - normal resupply orders and

     - market orders for future delivery.

     Resupply orders are orders from members for merchandise to keep inventories at normal levels. Generally, such orders are filled the day following receipt, except that relay orders for future delivery (which are in the nature of resupply orders) are not intended to be filled for several months. Market orders for future delivery are member orders made at one of TruServ's two markets for new or seasonal merchandise, to be delivered during the subsequent period between markets. Thus, TruServ generally has a relatively high backlog at the end of each market, which decreases in subsequent months until the next market occurs.

COMPETITION

     The retail hardware industry is characterized by intense competition. Independent retail hardware businesses, including those served by TruServ, face intense competition from chain stores, discount stores, home centers and warehouse operations such as Walmart, Home Depot, Menards, Sears and Lowe's. Increased operating expenses for the retail stores, including increased costs due to longer open-store hours and higher rental costs of retail space, have cut into operating margins for members and brought pressure on TruServ to achieve lower merchandise costs for its members. In response, TruServ has developed a retail-oriented competitive pricing strategy on high-turnover, price-sensitive items. The trueAdvantage(R) program was introduced in 1995 and upgraded in 1997 to promote higher retail standards in order to build consumer goodwill and create a positive image for all member stores.

     Competitive conditions in the wholesale hardware industry are similarly intense and increasing, particularly as a result of the intense pressure on hardware retailers to obtain low-cost wholesale supply sources for merchandise acquisition. TruServ competes with other member-owned and non-member-owned wholesalers as a source of supply and merchandising support for independent retailers. Competitive factors considered by independent retailers in choosing a source of supply include pricing, servicing capabilities, promotional support and merchandise selection and quality. Increased operating expenses and decreased margins have resulted in the failure of several non-member-owned wholesalers. In several markets in the United States, TruServ competes directly with other member-owned wholesalers such as Ace Hardware Corp, Do it Best Corporation and United Hardware Distributing Co.

TRADEMARKS, SERVICE MARKS, AND COLLECTIVE MEMBERSHIP MARKS

     TruServ's trademarks, service marks and collective membership marks are of prime importance to TruServ. Many of the marks are highly recognized and utilized in extensive advertising and marketing campaigns, and TruServ vigorously defends its marks. There are approximately 7,600 members that operate as retail hardware stores throughout the United States, most of which sell merchandise and services under the marks.

     The marks include the True Value(R) collective membership mark, the ServiStar(R) mark, the Coast to Coast(R) mark, the InduServe Supply(R) mark, the Grand Rental Station(R) mark, the Taylor Rental(R) mark, the Home & Garden Showplace(R) mark and the Commercial Sales(R) mark. All of the marks are currently used in commerce and TruServ intends to use the marks in commerce in the future. Each of the marks is renewable at TruServ's option; TruServ intends to renew them upon expiration. Members have continued to conduct their businesses under the same retail banners as before the merger of Cotter and SCC; however, beginning in year 2000, many members with the retail banners of Coast to Coast(R) and ServiStar(R) started to conduct their business under the single retail banner of True Value(R).

SUBSIDIARIES

     TruServ, through a Canadian subsidiary, owns a majority equity interest in TruServ Canada Cooperative, Inc., a Canadian wholesaler of hardware, variety and related merchandise. The Canadian cooperative serves approximately 630 True Value(R) and V&S(R) stores, all located in Canada. The cooperative has approximately 325 employees. The cooperative generated less than 3% of TruServ's consolidated revenue in fiscal year 2000.

     TruServ operates several other subsidiaries, most of which are engaged in businesses providing additional services to TruServ's members. In the aggregate, these subsidiaries are not significant to TruServ's results of operations.

EMPLOYEES


     TruServ employs approximately 4,100 persons in the United States on a full-time basis. Due to the widespread geographical distribution of TruServ's operations, employee relations are governed by the practices prevailing in the particular area where the employees are located and are generally implemented locally. Approximately 23% of TruServ's hourly-wage employees are covered by collective bargaining agreements which are generally effective for periods of three or four years. In general, TruServ considers its relationship with its employees to be good.


RETAIL MEMBER AGREEMENT; FRANCHISE AND LICENSE AGREEMENTS

     The TruServ Retail Member Agreement provides, among other things, that each member:

          (1) will be required to purchase 60 shares of Class A common stock at a purchase price of $100 per share for each store owned by the member, up to a maximum of three hundred shares for five stores or more that are owned by a member;

          (2) will conduct its businesses subject to the terms of the Retail Member Agreement;

          (3) will conduct a retail hardware, home or garden center, rental or industrial/commercial operation at a designated location;

          (4) will comply with TruServ's By-Laws, as may be amended from time to time;

          (5) will accept patronage dividends in a form complying with the requirement of the Internal Revenue Code for deduction from gross income by TruServ;

          (6) may receive different services or charges based upon the amount of merchandise purchased by the member;

          (7) agrees to have its Retail Member Agreement terminated in certain circumstances by unilateral action by TruServ's Board of Directors;

          (8) agrees to have its Retail Member Agreement automatically modified upon notice from TruServ to the member of any relevant change in the Certificate of Incorporation and/or By-Laws of TruServ, or by resolution of the Board of Directors;

          (9) agrees to have its Retail Member Agreement governed by Illinois law, enforced or interpreted only in courts located in Cook County or any Illinois county contiguous to Cook County, Illinois, and only interpreted in accordance with the substantive laws of Illinois without giving effect to its conflict of laws principles; and

          (10) may terminate the Retail Member Agreement upon 60 days written notice mailed to any executive officer of TruServ at TruServ's principal office.

PROPERTIES

     TruServ's national headquarters are located in Chicago, Illinois. Information with respect to TruServ's owned and leased warehousing and office facilities is set forth below:

                                                       SQUARE FEET OF                      LEASE
                                                       WAREHOUSE AND                    EXPIRATION
                     LOCATION                           OFFICE AREA      INTEREST          DATE
                     --------                          --------------    --------       ----------
Brookings, South Dakota............................        518,000       Owned
Chicago, Illinois..................................        228,100       Leased      December 31, 2010
Corsicana, Texas...................................        775,000       Owned
Denver, Colorado...................................        360,000       Leased        June 30, 2004
East Butler, Pennsylvania..........................        476,200       Owned
Fogelsville (Allentown), Pennsylvania..............        600,000       Owned
Ft. Smith, Arkansas................................        206,500       Leased      November 30, 2002
Hagerstown, Maryland...............................        840,000       Leased       April 28, 2003
Harvard, Illinois..................................      1,310,000       Leased       August 23, 2013
Harvard, Illinois..................................        160,000       Leased       August 23, 2005
Henderson, North Carolina..........................        300,000       Leased      November 11, 2001
Indianapolis, Indiana..............................        420,000       Owned
Jonesboro (Atlanta), Georgia.......................        670,000       Owned
Kansas City, Missouri..............................        415,000       Owned
Kingman, Arizona...................................        375,000       Owned
Manchester, New Hampshire..........................        730,000       Owned
Mankato, Minnesota.................................        320,000       Owned
Peachtree City, Georgia............................         60,500       Leased      November 24, 2005
Springfield, Oregon................................        504,000       Owned
Westlake (Cleveland), Ohio.........................        405,000       Owned
Winnipeg, Manitoba.................................        432,000       Owned
Woodland, California...............................        350,000       Owned

     No location owned by TruServ is subject to a mortgage.

     The Ft. Smith, Arkansas and Peachtree City, Georgia properties, which were closed in 1997, are under lease and are currently under a sublease. The Westfield, Massachusetts, distribution center was closed and sold in 2000. Also in 2000, TruServ announced the closing of its Indianapolis, Indiana, distribution center.

     In January 2001, TruServ announced the closure of its Henderson, North Carolina, distribution center and in August 2001, TruServ announced the closure of its Brookings, South Dakota, distribution center.

     Information with respect to TruServ's manufacturing facilities is set forth below:

                                           SQUARE FEET OF
                                           MANUFACTURING         PRINCIPAL
               LOCATION                         AREA              PRODUCT         INTEREST
               --------                    --------------        ---------        --------
Chicago, Illinois......................       105,000        Paint                Owned
Cary, Illinois.........................       580,000        Paint and            Owned
                                                             Paint Applicators

     TruServ's facilities are suitable for their respective uses and are, in general, adequate for TruServ's present needs.

     TruServ owns and leases transportation equipment for use at its regional distribution centers for the primary purpose of delivering merchandise from TruServ's regional distribution centers to its members. Additional information concerning these leases can be found in note 6 to the consolidated financial statements included elsewhere herein.

LEGAL PROCEEDINGS


     Between June, 2000 and March, 2001, actions were filed by approximately 50 plaintiffs against TruServ by former members of TruServ in the Circuit Court of the 19th Judicial Circuit (McHenry County, Illinois). The plaintiffs in the action each allege that, based upon representations made to them by TruServ and its predecessors that the Coast to Coast brand name would be maintained, they voted for the merger of Servistar Coast to Coast and Cotter & Company. The plaintiffs allege, however, that after the merger the Coast to Coast brand name was eliminated and that each plaintiff thereafter terminated or had its membership in TruServ terminated. The plaintiffs further claim that TruServ breached its obligations by failing to redeem their stock and by creating loss allocation accounts for the plaintiffs. Based upon this alleged conduct, the plaintiffs have each asserted claims for fraud/misrepresentation, negligent misrepresentation, claims under the state securities laws applicable to each plaintiff, claims under the state franchise/dealership laws applicable to each plaintiff, breach of fiduciary duty, unjust enrichment, estoppel and recoupment. The complaint states that each plaintiff is entitled to in excess of $50,000 in damages; however, the damages being sought are not further specified. Discovery has recently commenced in this action and it is too early to determine the extent of the damages being claimed. In March of 2001, a similar action was brought on behalf of former SCC members in the same court, by the same law firm. The complaint alleges substantially similar cases as those made by the former TruServ members. The lawsuit is in an early stage and the extent of damages being claimed has not yet been determined.


     In August, 2000, an action was brought in Delaware Chancery Court (New Castle County) by an alleged former TruServ member against certain present and former directors of TruServ and against TruServ. The plaintiff in the lawsuit seeks to proceed on a class-action basis on behalf of all those affected by the moratorium and the creation of the loss allocation accounts. The complaint alleges that the named directors breached their fiduciary duties in connection with the accounting adjustments made by TruServ in the fourth quarter of 1999 and that TruServ breached, and the named directors caused TruServ to breach, agreements with members by suspending payment of the members' 1999 annual patronage dividend, by declaring a moratorium on the redemption of members' TruServ stock and by imposing minimum annual purchase requirements upon members. The plaintiff seeks monetary and non-monetary relief in connection with the various claims asserted in the complaint. The lawsuit is in an early stage and the extent of the damages being claimed has not yet been determined.

     In October, 1999, Paul Pentz, the former president of TruServ, filed a claim in the Circuit Court of the 20th Judicial Circuit (Collier County, Florida) against TruServ alleging he is due bonus and retirement compensation payments in addition to amounts already paid to him. TruServ has filed a counterclaim against Mr. Pentz alleging that he breached his fiduciary duties as president of TruServ. Mr. Pentz's motion to dismiss the counterclaim was denied.

     TruServ intends to vigorously defend all of these cases and, accordingly, has recorded no related reserves at December 31, 2000 and September 29, 2001.


                                THE NOTE PROGRAM

     The note program is designed to provide you with a convenient means of investing in the notes. A summary of the TruServ Investment Program is also provided in the Application Package filed as an exhibit to the registration statement. At your request, we will send you, at no charge, a copy of the program. Please direct your request to: Office of the Chief Financial Officer, TruServ Corporation, 8600 West Bryn Mawr Avenue, Chicago, Illinois 60613-3505,
Telephone: 773-695-5000, Facsimile: 773-695-6563. A summary of the material terms of the notes is set forth under this caption and under the caption "Terms of the Indenture".

FORM OF THE NOTES

     Initially, we will issue the notes quarterly in denominations of $1,000 or increments thereof not to exceed the aggregate principal amount of $50,000,000. We will issue the notes with maturities of two, three and four-year terms. The notes will be issued in uncertificated form; therefore, you will not receive a certificate representing your ownership of the notes. Your investment in the notes will be reflected by book-entry in the records of The Northern Trust Company, our agent bank. The notes may be transferred, in whole or in part, only to another TruServ member or current noteholder and only with the prior written consent of TruServ. The notes may not be pledged, in whole or in part, either directly or by operation of law. Note denominations cannot be changed or broken down once purchased. However, upon purchase of the notes, you may elect to have accrued interest added to the principal amount of the notes and your note denomination will be increased accordingly. You do not have the right to require us to redeem your notes prior to their maturity date. The notes may only be redeemed by TruServ in its discretion. See "Optional Redemption of the Notes" below.

INTEREST

     The interest rate on the unsold notes for sale each quarter may be reset each calendar quarter at the discretion of TruServ Corporation. That interest rate will remain in effect for the notes from their sale until their maturity date. As of the date of this prospectus and for the quarter commencing January 1, 2002, TruServ has set the interest rate at 9.00% per annum for two-year notes, 9.50% per annum for three-year notes and 10.00% per annum for four-year notes. The interest rate on the unsold notes may be reset no later than the first business day of the month that is two months prior to the beginning of each calendar quarter, which will be approximately 60 days prior to the effective day of the new rates.

     We will file a prospectus supplement to reflect changes in the interest rate on the notes. Each prospectus supplement will be forwarded to all noteholders.

     We will pay interest on the notes semi-annually and will mail interest payments to you by regular mail. Upon purchase of the notes, you may also elect to have accrued interest added to the principal amount of the notes in your account. All interest income on the notes is subject to federal and applicable state and local taxes.

OPTIONAL REDEMPTION OF THE NOTES

     We can redeem the notes in whole or in part at any time. If we choose to redeem the notes prior to their maturity date, we will pay you the principal amount of the notes plus accrued and unpaid interest to the date of redemption. (Thereafter, the notes will not accrue interest.) Any redemption of notes made "in part", will be made by us by lot or pro rata, or by any other method that the trustee deems appropriate. We have not created a sinking fund for redemption of any notes. You as a noteholder do not have the right to require us to redeem your notes, in whole or in part, prior to the scheduled maturity date. Your only option to cash out the notes prior to maturity is through the transfer of your notes to another TruServ member or current TruServ noteholder.

FINANCIAL COVENANTS

     The following are the financial covenants under the agreements with respect to the Senior Debt:


     - Minimum Fixed Charge Coverage Ratio--defined as the ratio of (1) net earnings plus interest expense, taxes operating lease expense, depreciation and amortization to (2) interest expense plus operating lease expense. The minimum requirement varies over the term of the agreements covering the Senior Debt and is calculated on a trailing four quarter basis. The minimum requirements are as follows:



   QUARTERS ENDED:
 12/31/00 - 12/31/01   03/31/02 AND THEREAFTER
 -------------------   -----------------------
1.75 to 1.00               1.85 to 1.0


     - Minimum EBITDA--defined as net earnings before interest expense, taxes, depreciation and amortization on a trailing four quarter basis of not less than $85 million.


     - Minimum Borrowing Base to Debt Ratio--defined as the ratio of (1) the sum of specified percentages of accounts and notes receivable, inventory and fixed assets, all net of liens and debt secured by these assets to
        (2) average levels of senior funded debt less cash. The minimum requirement varies over the terms of the agreements covering the Senior Debt and is calculated monthly. The minimum requirements are as follows:



   MONTHS ENDED:
02/24/00 - 12/31/01    01/26/02     02/23/02 AND THEREAFTER
-------------------    --------     -----------------------
1.20 to 1.00         1.10 to 1.00       1.20 to 1.0


NOTE SUBORDINATION AND LIEN RIGHTS


     The notes are subordinated to all of the debt of TruServ. As a result, in the event that TruServ is liquidated, or the Senior Debt is accelerated, the holders of the notes will not receive payment on their notes until all of the holders of the Senior Debt have been paid in full. Also, by virtue of the subordination provisions of the Senior Debt in the case that TruServ breaches any other covenant, the holders of the notes may not receive principal payments on the notes without the consent of the Senior Debt creditors. In this event, interest would continue to accrue and be paid on the unpaid principal amount outstanding. Upon the cure or other resolution of the default to the satisfaction of the Senior Debt creditors, any delayed principal payments and accrued interest related thereto would be remitted to the subordinated noteholders. As of September 29, 2001, TruServ had aggregate Senior Debt of $424,000,000. The Senior Debt total included $140,000,000 borrowed under a revolving credit facility for TruServ's US operation and the aggregate principal amount of $284,000,000 senior secured notes issued to financial institutions and secured by the assets of TruServ.


     TruServ's revolving credit facility for its US operations was initially issued by various banks for an aggregate principal amount of $300,000,000. The facility expires on June 30, 2002 and the aggregate credit limit under the facility dropped to $275,000,000 on January 1, 2001. The reservation of rights letters provided by the participants in the revolving credit facility permanently reduced the credit limit under this facility on May 11, 2001 to $250,000,000 and on September 4, 2001 to $200,000,000. The facility is secured by the assets of TruServ and draws under the facility require compliance by TruServ with certain financial covenants. The financial covenants under the facility include a fixed charge coverage ratio, a minimum EBITDA requirement, a minimum borrowing base to debt ratio and a debt to total capitalization ratio.

     The senior secured notes bear interest ranging from 9.98% to 11.85% and have various maturity dates from 2002 to 2012. The senior secured notes are also secured by the assets of TruServ and subject to the same financial covenants as those imposed by the revolving credit facility.

     Investors should be aware that all of your investments in us, including the notes, are subject to our lien rights ensuring payment of any amounts that you owe to us. The Retail Member Agreement that each member signed with TruServ provides that TruServ shall have a lien on, and a right of setoff against, any stock or notes issued to the member, including those issued as patronage dividends. With regard to patronage dividends, this lien and right of setoff encompasses any cash portion of the patronage dividend that is issued and exceeds 20% of the overall patronage dividend payable in any year. TruServ takes this lien/right of setoff in order to secure any member or former member indebtedness that may, for whatever cause, exist in favor of TruServ or its subsidiaries.

TYPES OF ACCOUNTS

     You may hold the notes in one of the following four accounts:

          (1) single tenancy,

          (2) joint tenancy with right of survivorship,

          (3) tenancy by custodian (under the Uniform Gifts to Minors Act), or

          (4) in living trust.

     You cannot hold the notes in a retirement savings plan.

ACCOUNT INFORMATION

     You may call our agent bank, The Northern Trust Company, toll-free at 1-800-507-9000 to obtain current information about the notes and your account.

                                 HOW TO INVEST

     You must request an application package by calling The Northern Trust Company toll-free at 1-800-507-9000. Upon request for an application, you will receive the prospectus, the Program Description, an IRS W-9 Certification Form and an application, which you will need to complete and return to us. The completed application, the IRS W-9 certification form and the check for your investment amount must be received by us at our designated lockbox bank on or before the last business day before the start of each calendar-year quarter.

     You may also exchange all or part of any other notes of TruServ you currently hold, at maturity, for the notes being purchased hereunder. If exchanging notes, please indicate which notes you are exchanging on the enclosed Application Package.

                             TERMS OF THE INDENTURE

GENERAL


     The notes are issued under an indenture between us and our trustee, U.S. Bank Trust National Association. The form of the indenture has been filed as an exhibit to the registration statement. In the summary below, we have included references to section numbers of the indenture, so that you can easily locate these provisions. At your request, we will send you, at no charge, a copy of the indenture. Please direct your request to: Office of the Chief Financial Officer, TruServ Corporation, 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631-3505 or
Telephone: 773-695-5000, Facsimile: 773-695-6563.



REDEMPTION



     TruServ may redeem at any time all or part of the notes, upon notice of at least 30 days and no more than 90 days. TruServ may only redeem the notes in part by lot or pro rata. Upon redemption, TruServ will pay the principal amount of the notes plus accrued and unpaid interest to the date of redemption (Sections 3.01, 3.02 and 3.03).

SUBORDINATION


     The notes are subordinated to the Senior Debt and all liabilities of TruServ and its subsidiaries incurred in the ordinary course of business as follows: Upon any


          (1) distribution of assets of TruServ upon any dissolution, winding up, liquidation or reorganization of TruServ;

          (2) an assignment by TruServ for the benefit of creditors;


          (3) an event of default has occurred and is continuing pursuant to the Senior Debt; or


          (4) if the principal of the notes is declared due and payable,


the holders of all of the Senior Debt will be entitled to receive payment in full of the principal thereof and interest due thereon before any payment is made to the note holders. If an event of default has occurred and is continuing under the Senior Debt documents, the holders of the notes may not receive payments of principal and interest on the notes, without the prior consent of the Senior Debt. In such event, interest would continue to accrue on the unpaid principal amount of the notes. Upon the cure of the event of default or its remediation to the satisfaction of the holders of the Senior Debt any delayed principal payments and accrued interest would be paid to the holders of the notes. (Section 10.02)


MODIFICATION OF THE INDENTURE


     The indenture permits us and the trustee, with the consent of the holders of not less than 66 2/3% of the aggregate principal amount of the notes outstanding at that time, to add, change in any manner or eliminate any of the provisions of the indenture or to modify in any materially negative way the rights of the note holders. However, we may not add or modify any provision that would, among other things:


          (1) reduce the principal amount of and interest payable on any note;
     or

          (2) reduce the aggregate principal amount of the notes outstanding, the holders of which need to consent to our adding, changing or eliminating any provision of the indenture (Section 8.02).


     Notwithstanding the foregoing, the indenture provides that the note holders thereunder have the unconditional right to receive payment of principal and interest on the applicable due date and to institute suit to enforce such payment; provided, however, that in the event of a covenant default that is continuing under the Senior Debt, TruServ may not be able to make any principal payments on the notes when due, unless the principal payment is consented to by the Senior Debt creditors (Section 5.08).

EVENTS OF DEFAULT AND REMEDIES

     An event of default is defined in the indenture to include non-payment of any principal or interest amount on any note when due. Other events of default include:


          (1) default in the performance or breach of any other note covenant or warrants 60 days or more after we have been given written notice of the default by the trustee; and


          (2) the bankruptcy, insolvency or reorganization of TruServ.

     An administrative error is not considered an event of default unless the error has continued uncorrected for 60 days after written notice of the error was sent to the agent bank or trustee, with a copy to us (Section 5.01).

     The indenture requires us to file an annual written statement with the trustee as to the presence or absence of certain defaults under the terms of the indenture. Generally, within 90 days after a default has occurred, the trustee is required to notify the note holders of all uncured and unwaived defaults of which it is aware (Section 6.02).

     The indenture provides that, while an event of default continues either the trustee or the holders of 50% or more of the aggregate principal amount of the outstanding notes may declare the principal of all the notes to be immediately due and payable. At anytime after a declaration of acceleration of the notes and before a judgment for payment has been provided, the holders of a majority of the principal amount of the outstanding notes may annul the declaration if:

          (1) TruServ has paid or deposited with the trustee a sum sufficient to cover the principal and interest that have become due; or


          (2) all events of default, other than the non-payment of the principal amount of the notes and accrued interest thereon, have been cured or waived as provided in Section 5.13 (Section 5.02).


     The indenture also provides that past defaults, except for an uncured default in payment of principal or interest, may be waived on behalf of the note holders by the holders of a majority of the principal amount of outstanding notes (Section 5.13).

LIMITATIONS ON SUITS

     You may not file a lawsuit with respect to your rights under the indenture, unless:

          (1) you have first given notice to the trustee of a continuing event of default;

          (2) note holders of at least 50% of the outstanding principal amount of the notes have made written request to the trustee to institute the action;

          (3) note holders requesting the action have offered to indemnify the trustee against the costs, expenses, and liabilities that will be incurred as part of the action;

          (4) the trustee has failed to institute the action for at least 60 days; and

          (5) no direction inconsistent with the written request has been given to the trustee during that 60 day period by note holders holding a majority of the principal amount of the notes (Section 5.07);

          provided that no such limitation has the effect under applicable law of resulting in the impairment, waiver or loss of the lien under such indenture.


     If TruServ defaults in the payment of principal or interest when due, it must, upon demand of the trustee, pay to the trustee for the benefit of the note holders the whole amount then due and payable. If TruServ fails to pay such amounts, the trustee may institute a judicial proceeding to collect such amounts. If an event of default occurs and is continuing, the trustee may initiate appropriate judicial proceedings to enforce its rights and the rights of the holders.


CONCERNING THE TRUSTEE

     Except while an event of default is continuing, the trustee undertakes to perform only such duties as are set forth in the indenture. In the absence of bad faith on its part, the trustee may conclusively rely as to the truth of statements and correctness of the opinions expressed therein upon certificates and opinions furnished to the trustee as provided in the indenture. While an event of default is continuing, the trustee is required to exercise its rights and powers under the indenture using the same degree of care as would a prudent person in the conduct of his or her own affairs (Section 6.01).


     Within 90 days after the occurrence of a default with respect to the notes, the trustee is required to give notice to all holders of record of the notes. Provided the default is not a default on payment of principal and interest, the trustee may withhold notice if it makes a good faith determination that it is in the best interests of the note holders. In the case of defaults caused by the occurrence of legal judgments, the trustee is prohibited to give notice until at least 30 days after they occur (Section 6.02).


     The trustee acts as trustee under one of our other indentures.

SATISFACTION AND DISCHARGE

     Satisfaction and discharge of the indenture will occur when:

          (1) we terminate the program in accordance with its terms;

          (2) all the notes become due and payable;

          (3) we deposit with the trustee the entire amount needed to pay all the notes, including principal and interest due or to become due to the date of payment; and


          (4) we pay all other sums payable under the terms of the indenture (Section 4.01).



     The trustee is required to pay to the note holders any sums deposited by TruServ with it for that purpose. The trustee is not required to pay interest on the money held in trust or to invest those funds. (Section 4.02)


                         AGENT BANK AND ADMINISTRATION

     We have engaged The Northern Trust Company as our agent bank to administer the program. The agent bank will send the following information to you:

          (1) investment confirmation;

          (2) quarterly statements listing all notes held in your account and all transaction information on a year-to-date basis;

          (3) advance maturity notices with renewal forms;

          (4) Form 1099INT; and

          (5) Form 1099B, if applicable.

     Additionally, the agent bank will provide an automated voice-response system at 1-800-507-9000. You may call this number to obtain aggregate account balances and individual note information. The agent bank will also respond to inquiries and provide you with information on your notes and accounts. Additional or other inquiries from you to the agent bank will be forwarded to us.

                                     TAXES

     The program is not qualified under Section 401(a) of the Internal Revenue Code. Accordingly, you will have to report all interest credited to your notes or paid to you as taxable income for federal income tax purposes. No part of the taxable interest is excludable from taxable income.

     Your December statement sent by the agent bank each year will indicate the full amount reportable as taxable income. The agent bank will also file tax information returns as required by law. State and local income taxes and tax reporting also may apply. You are individually responsible for complying with applicable federal, state and local tax laws and should consult with your individual tax advisor regarding the tax consequences that may apply to your particular situation.

                            SELECTED FINANCIAL DATA


                                                                      FOR THE FISCAL YEARS
                           THIRTY-NINE       -----------------------------------------------------------------------
                           WEEKS ENDED                        1999            1998           1997(B)
                        SEPTEMBER 29, 2001      2000      (RESTATED)(E)   (RESTATED)(E)   (RESTATED)(E)    1996(C)
                        ------------------      ----      -------------   -------------   -------------    -------
                                                               (IN THOUSANDS)
Revenues..............      $2,024,092       $3,993,642    $4,502,326      $4,328,238      $3,331,686     $2,441,707
Gross margins.........         200,626          277,397       181,465         298,135         241,020        196,636
Net margins/(loss)....         (13,840)          34,117      (130,803)         12,020          38,086         52,410
Patronage
  dividends(a)........              --           34,705            --          35,024          43,782         53,320
Total assets..........       1,063,756        1,236,014     1,335,397       1,587,674       1,425,483        853,985
Long-term debt(d).....           6,683            9,091       309,796         316,959         169,209         80,145
Promissory
  (subordinated) and
  installment notes
  payable.............          60,983           65,846        83,804         124,422         172,579        185,366
Redeemable Class A
  common stock........          49,755           49,084        47,270          49,880          47,423          4,876
Redeemable Class B
  common stock........         174,448          174,448       177,779         195,643         187,259        114,053


-------------------------

(a) No patronage dividend was issued in 1999 due to the reported net loss of $130,803,000.

(b) 1997 financial results are for Cotter & Company from January 1, 1997 through June 30, 1997 and the merged company of TruServ for July 1, 1997 through December 31, 1997.

(c)  1996 financial results are for Cotter & Company.


(d) As discussed in Note 2 to the consolidated financial statements, all amounts outstanding under the senior note agreements have been classified as current as of December 31, 2000 and September 29, 2001.


(e) As discussed in Note 1 to the consolidated financial statements, the fiscal year 1997, 1998 and 1999 results have been restated to reflect the recording as expenses in fiscal 1997 and 1998 of $13.6 million of costs that were previously accrued for as of July 1, 1997 in connection with the SCC merger.

                          QUARTERLY FINANCIAL SUMMARY

                                    2001                                    2000                                 1999
                       ------------------------------   ---------------------------------------------   -----------------------
                        THIRD      SECOND     FIRST      FOURTH     THIRD       SECOND       FIRST        FOURTH       THIRD
                       QUARTER    QUARTER    QUARTER    QUARTER    QUARTER     QUARTER      QUARTER      QUARTER      QUARTER
                       -------    -------    -------    -------    -------     -------      -------      -------      -------
Revenues.............  $621,977   $747,765   $654,350   $884,506   $944,269   $1,137,262   $1,027,605   $1,049,830   $1,117,496
Gross margins........    72,576     77,400     50,650     65,942     71,881       76,908       62,666      (24,705)      70,247
Net margins/
 (loss)..............    (2,477)     2,573    (13,936)    21,671      9,447       11,923       (8,924)    (130,642)       5,864

                                1999
                       -----------------------
                         SECOND       FIRST
                        QUARTER      QUARTER
                        -------      -------
Revenues.............  $1,264,108   $1,070,892
Gross margins........      81,691       54,232
Net margins/
 (loss)..............      18,270      (24,295)

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     Note: In consultation with TruServ's prior and current auditors, and as more fully explained in footnote 1 of the annual financial statements, TruServ has restated the consolidated financial statements as of and for the years ended December 31, 1999, 1998 and 1997. Additionally, TruServ has made certain reclassifications to the prior year consolidated financial statements to conform with the current year's presentation.


THIRTEEN WEEKS ENDED SEPTEMBER 29, 2001 COMPARED TO THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000



  RESULTS OF OPERATIONS:



     Revenues for the thirteen weeks ended September 29, 2001 totaled $621,977,000. This represented a decrease of $322,292,000, or 34.1%, compared to the same period last year. The key contributor to the decreased revenue is the sale of the lumber and building materials business to Builder Marts of America, Inc. in December 2000, which accounts for $259,541,000 of the negative variance in comparison to the prior year. Revenues were also negatively impacted due to the decrease in the number of participating members, which accounts for approximately $47,204,000 of the variance to the prior year. The remaining revenue reduction occurred in same store direct shipment sales, which generates a lower gross margin for TruServ.



     Although revenue declined, gross margins for the thirteen weeks ended September 29, 2001 increased by $695,000, or 1.0%, over the prior year. Gross margin as a percent of revenue increased to 11.7% from 7.6% for the comparable period last year. The increase in the gross margin percentage resulted from a change in sales mix, as the higher margin handled sales are 61% of revenue in 2001 compared to 43% in 2000. The change in sales mix is due to the reduction in direct shipment sales, which includes the sale of the lumber and building materials business and a shift away from direct hardware shipment sales, which have lower margin percentages.



     Logistics and manufacturing expenses increased $846,000, or 3.8%, as compared to the same period last year. Direct regional distribution center expenses decreased by $4,044,000 compared to the same period last year, but were more than offset by a reduction in estimated capitalizable indirect inventory-related costs, as inventory levels have decreased $46,974,000 for the thirteen weeks ended September 29, 2001 and decreased $22,825,000 for the corresponding period in 2000.



     Selling, general and administrative (S,G&A) expenses increased $7,002,000, or 25.4%, as compared to the same period last year. TruServ's expenses were higher due to benefit costs, which relate to both a one time pension annuitization gain of $5,000,000 recorded last year and net additional cost related to benefit programs of $3,257,000 this year. TruServ has also experienced unusual legal and refinancing costs of $2,680,000. These charges were partially offset by TruServ's workforce reductions at the company's corporate headquarters, which generated savings of $2,685,000.



     Restructuring expenses of $3,261,000 in the third quarter of 2001 relate to the announced closing of the Brookings, South Dakota distribution center.



     Interest paid to members decreased by $837,000, or 30.2%, as compared to the same period last year, primarily due to a lower average principal balance of debt outstanding. Other interest expense decreased $1,329,000, or 8.9%, as compared to the same period last year. The interest expense savings from the lower average principal balance of Senior Debt outstanding as compared to the same period last year was partially offset by the interest rate increase of approximately 2% imposed as a result of the debt covenant violation under the revolving credit facility and the senior note agreements. The incremental increase in interest expense for the thirteen weeks ended September 29, 2001 aggregate approximately $2,011,000 as a result of this rate increase.



     The quarter resulted in a net loss of $2,477,000, down from net margin of $9,447,000 from the same period a year ago. Net margin was impacted by a one-time pension annuitization gain recognized in the third quarter of last year. In addition, TruServ incurred restructuring charges, increased benefit costs and unusual legal and refinancing costs in the third quarter of this year. These charges were partially offset by TruServ's workforce reductions at the company's corporate headquarters.



THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2001 COMPARED TO THIRTY-NINE WEEKS ENDED SEPTEMBER 30, 2000



  RESULTS OF OPERATIONS:



     Revenues for the thirty-nine weeks ended September 29, 2001 totaled $2,024,092,000. This represented a decrease of $1,085,044,000, or 34.9%, compared to the same period last year. The key contributor to the decrease in revenue is the sale of the lumber and building materials business to Builder Marts of America, Inc. in December 2000, which accounts for $846,472,000 of the negative variance in comparison to the prior year. Revenues were also negatively impacted due to the decrease in the number of participating members, which accounts for approximately $134,223,000 of the variance to prior year. The remaining revenue reduction occurred in same store sales, with 86% of this reduction in direct sales, which generates a lower gross margin for TruServ.



     Gross margins decreased by $10,829,000, or 5.1%, as compared to the same period last year, but the gross margin as a percent of revenue increased to 9.9% from 6.8% for the comparable period last year. The increase in the gross margin percentage resulted from a change in sales mix, as the higher margin handled sales are 56% of revenue in 2001 compared to 40% in 2000. The change in sales mix on a year-to-date basis is predominately driven by the sale of the lumber and building materials business.



     Logistics and manufacturing expenses increased $110,000, or .2%, as compared to the same period last year. Direct regional distribution center expenses decreased by $10,589,000 compared to the same period last year, but were more than offset by a reduction in estimated capitalizable indirect inventory-related costs, as inventory levels have decreased $72,956,000 for the thirty-nine weeks ended September 29, 2001 and increased $4,694,000 for the corresponding period in 2000.



     Selling, general and administrative (S,G&A) expenses increased $6,446,000, or 7.5%, as compared to the same period last year. The company reduced headcount in corporate staff and operational expenses as a result of the sale of the lumber and building materials business in December 2000 and reduced corporate staff and operational expenses as a result of the restructuring initiative in 2001. However, the expenses that were eliminated did not fully offset the higher benefit costs and the unusual legal and refinancing costs. The higher benefit costs relate to both a one time pension annuitization gain recorded last year and net additional cost related to benefit programs recorded in 2001.



     Restructuring expenses of $8,211,000 for 2001 relate to regional distribution center closings and workforce reductions at TruServ's corporate headquarters.



     Interest paid to members decreased by $2,536,000, or 30.2%, as compared to the same period last year, primarily due to a lower average principal balance of debt outstanding. Other interest expense decreased $927,000, or 2.2%, as compared to same period last year. The interest expense savings from the lower average principle balance of Senior Debt outstanding, as compared to the same period last year, was partially offset by the interest rate increase of approximately 2% imposed as a result of the debt covenant violation under the revolving credit facility and the senior note agreements.



     The net loss for the first nine months was $13,840,000, down from net margin of $12,446,000 from the same period a year ago. Net margin was impacted by a one-time pension annuitization gain in the first nine months of last year, restructuring charges, increased benefit costs and unusual legal and refinancing costs incurred in the first nine months of this year. These charges were partially offset by TruServ's workforce reductions at the company's corporate headquarters.



LIQUIDITY AND CAPITAL RESOURCES:



     Cash provided by operating activities for the thirty-nine weeks ended September 29, 2001 was $128,859,000, compared to cash provided of $6,270,000 for the thirty-nine weeks ended September 30, 2000. Inventories decreased by $72,956,000 from December 31, 2000 as a result of TruServ's initiative to improve inventory turns by reducing excess and slow moving inventory. Accounts payable decreased by $74,579,000 since December 31, 2000, as a result of lower inventory levels. Additionally, both the reduced direct shipments and the sale of the lumber and building material business in December 2000, that were billed through TruServ, have also reduced the accounts payable balance along with reducing the accounts receivable balance by $102,358,000 since December 31, 2000. TruServ used the cash generated from operating activities in the first thirty-nine weeks of fiscal 2001 in its financing activities.



     Investing activities used cash of $7,361,000 for the thirty-nine weeks ended September 29, 2001, compared to cash used of $2,621,000 for the same period last year. TruServ sold its distribution center located in Westfield, Massachusetts in the second quarter of fiscal 2000, which generated proceeds of $6,250,000. Additions to properties owned used of cash of $8,843,000, which is down $1,210,000 compared to the same period last year. These capital expenditures are comprised of various building improvements and purchases of additional equipment and technology at the company's regional distribution centers and at its corporate headquarters.



     In the thirteen weeks ended September 29, 2001 TruServ had a net increase in cash and cash equivalents of $29,085,000.



     At September 29, 2001, TruServ's working capital deficit was
($176,592,000), as compared to a deficit of ($188,739,000) at December 31, 2000.
The current ratio was 0.806 at September 29, 2001, as compared to 0.822 at December 31, 2000.



     At July 1, 1997, TruServ established a $300,000,000 five-year revolving credit facility with a group of banks. This agreement was amended and restated in April 2000 after a default was triggered as a result of the loss in 1999. The amendment includes increased interest rates, new financial ratios and covenants, and the collateralization of TruServ's assets. TruServ had borrowed under the agreement $140,000,000 and $127,000,000 at September 29, 2001 and December 31, 2000, respectively. However, the net borrowing after excess cash at September 29, 2001 was $119,000,000. TruServ also pays a commitment fees of .05% per annum on the unused portion of the commitments.



     Under the senior note agreements and the revolving credit facility, TruServ is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA, minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and maximum asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, TruServ was in compliance with the covenant requirements.



     However, as of February 24, 2001, TruServ failed to comply with a covenant under the revolving credit facility and the senior note agreements which requires TruServ to achieve a minimum monthly borrowing base ratio. As a result, either the senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default," in which case the senior notes and the amounts outstanding under the revolving credit facility would become callable as immediately payable.



     On March 30, 2001, the participants in the revolving credit facility issued to TruServ "reservation of rights" letters under which the participants effectively stated their intention to not call as immediately payable TruServ's outstanding debt obligations until May 1, 2001, although they were not precluded from doing so. All other rights of the participants were preserved. Additional letters were issued on April 30, 2001, July 3, 2001 and August 30, 2001, which extended the reservation of rights until July 30, 2001, September 30, 2001 and February 28, 2002, respectively. The senior note holders also issued letters reserving their right to accelerate the maturity of the notes although agreeing not to do so at this time.



     The reservation of rights letters provided by the participants in the revolving credit facility permanently reduced the credit limit under this facility on May 11, 2001 from $275,000,000 to $250,000,000 and on September 4, 2001 from $250,000,000 to $200,000,000. Additionally, the interest rate on the amounts outstanding under the revolving credit facility was increased by approximately 2%; this increased interest rate also applies to the outstanding senior notes. As a result of this increased interest rate, TruServ will incur additional interest expense in fiscal year 2001. If this increased interest rate continues through December 31, 2001, the additional interest expense would aggregate approximately $6.5 million.

     On September 28, 2001, TruServ signed a $350,000,000 fully underwritten revolving credit facility commitment from Bank of America for borrowings against TruServ's accounts receivable and inventory. However, TruServ is still in discussions with the current lenders to amend the existing agreements and with other potential lenders regarding refinancing the existing agreements and could replace the existing agreements with an asset-based lending agreement with a new lending group in the fourth quarter of 2001. However, no assurances can be given as to the outcome. TruServ's failure to successfully amend or refinance its current borrowing arrangements could cause the current lending group to call as immediately payable TruServ's currently outstanding debt obligations. TruServ's resulting inability to satisfy its debt obligations would force TruServ to pursue other alternatives to improve liquidity, possibly including among other things, restructuring actions, sales of assets and seeking additional sources of funds or liquidity. In particular, TruServ has engaged an investment banking firm to assist us in exploring the sale of the paint manufacturing business. No assurances can be given that TruServ would be successful in pursuing such possible alternatives or, even if successful, that such undertakings would not have a material adverse impact on TruServ.



     Accordingly, the balances outstanding under the senior note agreements and the revolving credit facility have been classified as current liabilities as of December 31, 2000 and September 29, 2001. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.


FISCAL YEAR 2000 COMPARED TO FISCAL YEAR 1999

  RESULTS OF OPERATIONS

     Revenues for 2000 totaled $3,993,642,000. This represented a decrease in revenues of $508,684,000 or 11.3% over 1999. This decrease was the result of various factors. The primary contributing factor was lower revenues from TruServ's sales of lumber and building material products, which declined $272,331,000 or 20.1% over the prior year. Lower commodity pricing in the lumber and building materials industry and a decrease in unit volume contributed to the decrease in hardware sales. A second contributing factor was a decrease in hardware sales, which declined $240,273,000 or 8.7% over the prior year. A reduction in TruServ's member base contributed to this decline. The member base erosion was partially due to management's decision to eliminate stores that were not profitable to the co-op. Average hardware handled sales per store in 2000 were equivalent to 1999 at approximately $16,000 per month excluding non-profitable members who did not meet minimum purchasing levels.

     In 2000, TruServ experienced an increase in gross margins of $95,932,000 or 52.9% over the prior year. Gross margins as a percentage of revenue also increased to 6.9% from 4.0% for 1999. TruServ's improvement of inventory controls in 2000 and a significant reduction in member claims contributed to the increase in gross margins. In addition, TruServ conducted a physical inventory count in the fourth quarter of 2000, which resulted in a $22.2 million adjustment that positively impacted gross margins. TruServ recorded an inventory adjustment in 1999 resulting in a charge of $74.0 million related to the consolidation of the distribution network which was caused by larger than usual employee turnover, less than adequate training procedures and increased member claims. TruServ's implementation of one common ordering system for all of its members and a reduction in employee turnover resulted in reduced member claims. The reductions in member claims are also the result of TruServ increasing training procedures for employees in the last year, particularly in the handling of inventory.

     Logistics and manufacturing expenses decreased $9,338,000 or 9.4%, as compared to the prior year. TruServ's initiatives in consolidating its distribution network, developed with the merger plan from 1997, led to the reduction in these expenses as the merger integration costs incurred in fiscal 1999 of $18,683,000 were no longer incurred by TruServ in fiscal 2000. The merger integration costs TruServ had previously incurred related to:
     - additional costs TruServ incurred implementing the merger plan from 1997 that related to former Cotter distribution center closings, severance pay and the temporary incremental increase in warehousing costs to convert the go forward product assortment; and

     - the integration of the three distribution networks by consolidating operating systems, revising truck runs for overlapping distribution centers and resizing and reconfiguring warehouse racking.

The decrease was partially offset by increased handling and packaging expenses and lower capitalization of warehouse costs due to lower inventory levels.

     As a result of the decreases in sales that TruServ experienced in early 2000, TruServ implemented significant cost cutting measures in 2000 that resulted in a decrease in selling, general and administrative ("SG&A") expenses. SG&A expenses decreased $19,274,000 or 13.6% over the prior year. SG&A expenses as a percentage of sales were 3.1%, which is consistent with the prior year including merger integration costs which amounted to $7,513,000 in fiscal 1999.

     As a result of a reduction in the aggregate principal balance of debt to members of TruServ, the amount of interest that TruServ paid to members decreased $3,367,000 or 23.2% in comparison to the prior year. However, other interest expense increased by $10,371,000, representing a 22.4% increase. This increase was the result of higher interest rates under the various financing agreements, which was partially offset by decreased borrowing amounts.

     Gain on sale of assets increased $18,613,000. The gain was due primarily to TruServ's sale of its lower gross margin lumber and building materials division.

     Other income increased by $6,179,000, primarily due to a one-time gain resulting from the settlement of certain pension obligations to fully vested employees through the purchase of annuity contracts.

     In 2000, income tax expense decreased by $16,104,000, primarily due to TruServ recording in 1999 a full valuation allowance on deferred taxes of $16,490,000 existing as of December 31, 1998. The valuation allowance was required under FAS 109, since TruServ had cumulative losses for the three most recent fiscal years and consequently did not have sufficient evidence to support the realization of this asset. In 2000, there was no change in the valuation allowance.

     TruServ's net margin in 2000 was $34,117,000 compared to a net loss of $130,803,000 in 1999. TruServ attributes this result to the following: improvement in its gross margins, a reduction in logistics and manufacturing expenses, a decrease in SG&A expenses, the gain from the sale of the lumber and building materials division and the settlement of the pension claims through the purchase of annuity contracts.

FISCAL YEAR 1999 COMPARED TO FISCAL YEAR 1998

  RESULTS OF OPERATIONS

     Revenues for 1999 totaled $4,502,326,000. This represented an increase in revenues of $174,088,000 or 4.0% over 1998. The increase was primarily due to an increase of 7.8% in direct shipment sales and 15.1% in lumber and building materials sales.

     Gross margins decreased by $116,670,000 or 39.1% and, as a percentage of revenues, decreased to 4.0% from 6.9% for the comparable 1998 period. This decrease was primarily attributable to: inventory adjustments related to consolidation of the distribution network leading to increased member claims, a change in sales mix, and the impact of retail competitive pressures.

     The inventory adjustment of $74,000,000 related to the resolution of certain unreconciled differences arising from the consolidation of the distribution network, integration of one inventory platform, larger than usual employee turnover, less than adequate training procedures and increased member claims. The increased member claims incurred by TruServ were due to the consolidation of three ordering systems of the various merged entities, containing 130,000 items, into one ordering system containing 60,000 items. Member claims resulted in $20,000,000 of the $74,000,000 inventory adjustment. These claims predominantly arose from a difference between the merchandise the member ordered and the merchandise received by the member (although additional claims arose from damages, overages and allowances). This trend of member claims is not expected to continue because TruServ has taken measures to improve inventory controls by taking more physical inventory counts, using more extensive cycle count procedures and increasing employee training to improve shipping/receiving accuracy and thereby reducing member returns.

     The sales mix has continued to shift from the handled and paint sales that generate a higher gross margin to the lower gross margin direct shipments and lumber and building material sales to members. The decrease in handled and paint sales, consolidation of the distribution center network, refinement of estimates for allowances and additional costs associated with inventory capitalization negatively impacted the gross margin by $40.3 million.

     TruServ has continued to provide members with lower pricing to deal with the intense competitive pressure that the members are experiencing in the retail marketplace from "Big Box" stores such as Home Depot, Menards and Lowes, as well as the diversified retailers such as Sears and Walmart.

     The negative gross margin impact from the aforementioned inventory adjustments, decrease in handled and paint sales and lower pricing to combat competition was partially offset by the gross margin increase attributable to increased direct shipment sales and lumber and building materials sales. The gross margin increased $3,883,000 or 1.6% as a percentage of revenue due to the increase in direct shipment sales and lumber and building materials sales of $248.0 million.

     Logistics and manufacturing expenses increased $2,953,000 or 3.1% as compared to the prior year. This increase was due to the start-up of a new distribution center in Hagerstown, Maryland, and the shut down of three other distribution centers which caused merger integration costs to increase from $17,589,000 in fiscal 1998 to $18,683,000 in fiscal 1999. The merger integration costs relate to:

     - additional costs TruServ incurred implementing the merger plan from 1997 that related to former Cotter distribution center closings, severance pay and the temporary incremental increase in warehousing costs to convert to the go forward product assortment; and

     - the integration of the three distribution networks by consolidating operating systems, revising truck runs for overlapping distribution centers and resizing and reconfiguring warehouse racking.

     In fiscal 1999, SG&A expenses increased $5,449,000 or 4.0% over the prior year. The increase was primarily attributable to depreciation and amortization and bad debt expense. Depreciation and amortization increased $9,019,000 or 28.1% as a result of the amortization of conversion funds provided to members and increased capital expenditures in 1998 being depreciated in 1999. An additional increase occurred with merger integration costs which were $7,513,000 in fiscal 1999 compared to $2,445,000 in fiscal 1998. These increases were partially offset by decreased travel expenses of approximately $6,000,000.

     Total interest expense increased in 1999 by $5,602,000 or 10.2% over fiscal 1998. Other interest expense increased by $7,494,000 due to an increase in TruServ's borrowing rate. This increase was partially offset by a decrease in interest paid to members by $1,892,000 or 11.5% due to a lower average interest rate and lower principal balance.

     The gain on sale of properties totaled $11,724,000 for fiscal year 1999 and is attributable to the sale of redundant distribution centers and associated property.

     Income tax expense increased by $16,423,000 because of the uncertainty of the future realization of the tax benefit. The previously recorded tax asset related to the merger was written off due to the extent of the net operating loss that had occurred in 1999.

     The cumulative effect on prior years of a change in accounting principle of $6,484,000 reflects the start-up costs of converting the information technology/inventory management systems used by SCC distribution centers prior to the merger to those systems currently used by TruServ. This reduction in net margins is in compliance with SOP 98-5, "Reporting the Costs of Start-up Activities."

     The combination of decreased gross margins, increased borrowing costs, increased income tax expense and the cumulative effect of a change in accounting principle resulted in a net loss of $130,803,000 compared to a net margin of $12,020,000 for the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

     Cash provided by operating activities for the fiscal year ended December 31, 2000 was $83,573,000, compared to cash provided by operating activities of $181,607,000 for the fiscal year ended December 31, 1999 and cash used by operating activities of $118,905,000 for the fiscal year ended December 31, 1998. Inventory decreased by $38,752,000 in fiscal year 2000, which continued the decrease in inventory levels started in fiscal 1999 of $112,703,000. These decreases are the result of TruServ consolidating its distribution network to respond to the decline in sales it had experienced, along with its efforts to commonize inventory assortment and implement TruServ's distribution network strategic plan from the merger. TruServ also realized benefits from implementing a new inventory forecasting system that improved service levels to the members. In fiscal 1998, inventory increased $52,572,000 due to the effect of starting the commonization of the inventory assortment and to implementing TruServ's distribution network strategic plan from the merger. Both efforts required TruServ to bring in additional inventory before the old inventory could be removed from the network, which occurred in 1999.

     In fiscal 2000 and 1999, TruServ experienced a decrease of $52,187,000 and $63,059,000, respectively, in accounts and notes receivable due to both a decline in sales and the implementation of improved collection efforts. In fiscal 1998, accounts and notes receivable increased by $69,585,000 due to a change in terms that extended the dating on seasonal payment terms to TruServ's members. Other significant impacts in operating activities in fiscal 2000 and 1999 were in accounts payable. In fiscal 2000, accounts payable decreased by $81,944,000 resulting from reduced inventory purchases in 2000 and the decrease in lumber and direct shipment sales described above. In fiscal 1999, accounts payable increased by $56,087,000 due to improved terms with vendors and better inventory turns.

     Cash flows provided by investing activities were $871,000 in fiscal 2000 compared to a use of funds of $10,532,000 in 1999 and $44,011,000 in 1998. Total capital expenditures, including expenditures under capital leases, were $12,526,000 for the fiscal year ended December 31, 2000, as compared to $45,235,000 and $71,343,000 for the fiscal years ended December 31, 1999 and December 31, 1998, respectively. These capital expenditures are comprised of various building improvements and purchases of additional equipment and technology at TruServ's regional distribution centers and at its corporate headquarters. In addition, TruServ benefited from the receipt of proceeds from the sale of properties in fiscal 2000 of $23,113,000. The principal amount of cash was generated from the sale of the lumber and building materials division on December 29, 2000 in the amount of $13,948,000; additionally, this same transaction generated cash in the amount of $5,164,000 received for non-competition, cooperation, lease and other agreements. In fiscal 1999 and 1998, the proceeds from the sale of properties were $39,714,000 and $32,645,000, respectively. These proceeds were predominately generated from the sale of closed distribution centers.

     TruServ generated cash flows from operating and investing activities and primarily used them to reduce TruServ's debt by $67,943,000 and $170,910,000 for fiscal years 2000 and 1999, respectively. This amount predominately represented a decrease in both long-term and short-term debt. TruServ anticipates that this trend of lower debt will continue due to the sale of the lumber and building materials division. This sale eliminates the float TruServ carried on the direct shipment sales of this division, since the vendor's invoices were paid before the members pay TruServ. In fiscal 1998, TruServ provided cash from financing activities of $162,342,000 to fund the cash used in operations.

     At July 1, 1997, TruServ established a $300,000,000 five-year revolving credit facility with a group of banks. The agreements were amended and restated in April 2000 after a default was triggered as a result of the loss in 1999. The amendments include increased interest rates, new financial ratios and covenants, and the collateralization of TruServ's assets. TruServ had borrowed under the agreement $127,000,000 and $135,000,000 at December 31, 2000 and 1999,
respectively. TruServ also pays a commitment fee of .05% per annum on the unused portion of the commitments. Also, at December 31, 1999, TruServ had amounts due under a commercial paper program of $19,000,000, which it paid in 2000. The weighted average interest rate on these borrowings was 8.9% and 6.4% for the years ended December 31, 2000 and 1999, respectively.

     Under the senior notes and the revolving credit facility TruServ is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA, minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and maximum asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, TruServ was in compliance with the covenant requirements.

     However, as of February 24, 2001, TruServ failed to comply with a covenant under the revolving credit facility and the senior note agreements which requires TruServ to achieve a minimum monthly borrowing base ratio. As a result, either the senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default," in which case the senior notes and the amounts outstanding under the credit facility would become callable as immediately payable.

     On March 30, 2001 the participants in the revolving credit facility issued to TruServ a "reservation of rights" letter under which the participants effectively stated their intention to not call as immediately payable TruServ's outstanding debt obligations until May 1, 2001, although they were not precluded from doing so. All other rights of the participants were preserved. Additional letters were issued on April 30, 2001 and on July 3, 2001, which extended the reservation of rights until July 30, 2001 and September 30, 2001, respectively. The senior note holders also issued letters reserving their right to accelerate the maturity of the notes although agreeing not to do so at this time.

     The reservation of rights letters provided by the participants in the revolving credit facility required that the upper limit of the total amount that may be borrowed under the Credit Agreement at any time prior to September 30, 2001 be lowered from $275,000,000 to $225,000,000. The credit limit under this facility was reduced on May 11, 2001 from $275,000,000 to $250,000,000.
Additionally, the interest rate on the amounts outstanding under the revolving credit facility was increased by approximately 2%; this increased interest rate also applies to the outstanding senior notes. As a result of this increased interest rate, TruServ will incur additional interest expense in fiscal year 2001. If this increased interest rate continues through December 31, 2001, the additional interest expense would aggregate approximately $6.0 million.

     TruServ is in discussions with the current lenders and with potential lenders regarding refinancing the senior note agreements and the revolving credit facility and, if successful, will replace the current senior note agreements and the revolving credit facility with an asset-based lending agreement with a new lending group in the fourth quarter of 2001. An alternative may be to amend the existing agreements with the existing lenders. However, no assurances can be given as to the outcome. TruServ's failure to successfully finance or amend its current borrowing arrangements could cause the current lending group to call as immediately payable TruServ's currently outstanding debt obligations. TruServ's resulting inability to satisfy its debt obligations would force TruServ to pursue other alternatives to improve liquidity, possibly including, among other things, restructuring actions, sales of assets and seeking additional sources of funds or liquidity. In particular, TruServ has engaged an investment banking firm to assist in exploring the sale of the paint business. No assurances can be given that TruServ would be successful in pursuing such possible alternatives or, even if successful, that such undertakings would not have a material adverse impact on TruServ.

     Accordingly, the balances outstanding under the senior note agreements and the revolving credit facility have been classified as current liabilities as of December 31, 2000. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.

     At December 31, 2000, TruServ's working capital was ($188,739,000), as compared to $85,789,000 at December 31, 1999. The current ratio was 0.82 at December 31, 2000, as compared to 1.10 at December 31, 1999.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     TruServ's operations are subject to certain market risks, primarily interest rate risk and credit risk. Interest rate risk pertains to TruServ's variable rate debt which totals approximately $148,000,000 at September 29, 2001. A 50 basis point movement in interest rates would result in an approximate $740,000 annualized increase or decrease in interest expense and cash flows. For the most part, TruServ manages interest rate risk through a combination of variable and fixed-rate debt instruments with varying maturities. Credit risk pertains mostly to TruServ's trade receivables. TruServ extends credit to its members as part of its day-to-day operations. TruServ believes that as no specific receivable or group of receivables comprises a significant percentage of total trade accounts, its risk in respect to trade receivables is limited. Additionally, TruServ believes that its allowance for doubtful accounts is adequate with respect to member credit risks.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     TruServ's consolidated financial statements and report of independent accountants are listed in the index on page F-1.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                      ACCOUNTING AND FINANCIAL DISCLOSURE

     TruServ dismissed Ernst & Young LLP as its independent accountants, as recommended by its Audit and Finance Committee and approved by its Board of Directors. The reports of Ernst & Young LLP of the financial statements for 1998 and 1999 contained no adverse opinion or disclaimer of opinion. Additionally, their opinion was not qualified or modified as to uncertainty, audit scope or accounting principles, except the opinion on the 1999 financial statements was modified to reflect TruServ's change in accounting principle for start-up costs. In connection with its audits for 1998 and 1999, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure, or audit scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report. Ernst & Young LLP notified TruServ and its Audit and Finance Committee in a letter dated April 14, 2000 that internal controls necessary for TruServ to develop reliable financials statements did not exist during the year ended December 31, 1999.

     TruServ's Audit and Finance Committee recommended, and the Board of Directors approved, the appointment of PricewaterhouseCoopers LLP as its new independent accountants on June 29, 2000.

               DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The directors and senior executive officers of TruServ are:


                NAME                   AGE           POSITION(S) HELD AND BUSINESS EXPERIENCE
                ----                   ---           ----------------------------------------
Bryan R. Ableidinger.................  53    Director since August, 2000. Term expires at the 2002
                                             annual stockholders' meeting.
Benjamin J. Andre....................  65    Director since August, 2000. Term expires at the 2002
                                             annual stockholders' meeting.
Joe W. Blagg.........................  52    Chairman since January, 2000. Director since April,
                                             1996. Term expires at the 2002 annual stockholders'
                                             meeting.
James D. Burnett.....................  66    Director since April, 1998. Term expires at the 2002
                                             annual stockholders' meeting.
Harold A. Douthitt...................  54    Director since August, 2000. Term expires at the 2002
                                             annual stockholders' meeting.
Jay B. Feinsod.......................  58    Director since July, 1997. Term expires at the 2002
                                             annual stockholders' meeting. Formerly Director of SCC
                                             since October, 1986.
William F. Godwin....................  46    Senior Vice President, Supply Chain since March, 2001.
                                             Prior positions were Vice President of Advertising,
                                             Merchandising and Inventory Management with the company.
Neil A. Hastie.......................  52    Senior Vice President, Chief Information Officer since
                                             December, 1999. Prior position was Director of
                                             E-Business since 1998.
James D. Howenstine..................  58    Vice-Chairman since January, 2000. Director since July,
                                             1997. Term expires at the 2002 annual stockholders'
                                             meeting. Formerly Director of SCC since October, 1995.
Peter G. Kelly.......................  58    Director since July, 1997. Term expires at the 2002
                                             annual stockholders' meeting. Formerly Director and
                                             Chairman of SCC since January, 1981. Formerly
                                             Vice-Chairman of the company.
Robert J. Ladner.....................  55    Director since April, 1994. Term expires at the 2002
                                             annual stockholders' meeting. Formerly Chairman of
                                             Cotter & Company. Formerly Vice-Chairman of the company.
Pamela Forbes Lieberman..............  47    President and Chief Executive Officer since November 16,
                                             2001. Prior positions with the company were Chief
                                             Operating Officer since July 3, 2001, Chief Financial
                                             Officer since April 18, 2001 and Senior Vice President,
                                             Finance since March 12, 2001. Previous positions were
                                             Senior Vice President, Finance and Chief Financial
                                             Officer of Shoptalk, Inc., Martin-Brower Company and
                                             Fel-Pro Incorporated.
Robert M. Liebgott...................  51    Senior Vice President, Sales, Marketing & Merchandising
                                             since March, 2001. Prior position was Vice President of
                                             Merchandising with the company.
Robert Ostrov........................  52    Chief Administrative Officer and General Counsel since
                                             April, 2000, and Senior Vice President since February,
                                             1997. Prior position was Vice President of Human
                                             Resources for a retail company.

                NAME                   AGE           POSITION(S) HELD AND BUSINESS EXPERIENCE
                ----                   ---           ----------------------------------------
Michael D. Rosen.....................  49    Senior Vice President of Logistics since March, 2001.
                                             Prior positions were Vice President of Logistics and
                                             Retail Systems, Assistant Vice President of Retailing,
                                             Assistant Vice President of Merger Administration, and
                                             General Manager of Lumber and Building Materials.
David A. Shadduck....................  41    Senior Vice President and Chief Financial Officer since
                                             November 20, 2001. Prior position with the company was
                                             Vice President, Corporate Controller since June, 2001.
                                             Previous positions were Controller for Tenneco
                                             Automotive Aftermarket and Fel-Pro Incorporated.
George V. Sheffer....................  49    Director since July, 1994. Term expires at the 2002
                                             annual stockholders' meeting.
John M. West, Jr. ...................  48    Director since October, 1991. Term expires at the 2002
                                             annual stockholders' meeting.
Barbara B. Wilkerson.................  53    Director since July, 1997. Term expires at the 2002
                                             annual stockholders' meeting. Formerly Director of SCC
                                             since October, 1986.


-------------------------
     During the past five years, the principal occupation of each director of TruServ was the operation of retail hardware stores or lumber/building materials stores.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

     The Compensation Committee of the board of directors consists of four non-employee directors and assists the board of directors in fulfilling its responsibilities for setting and administering the policies which govern annual compensation and monitoring TruServ's pension and other benefit plans. The committee, which meets regularly, calls upon outside consultants for assistance in carrying outs its obligations.

     The philosophy of the committee is to maintain an executive compensation program to help TruServ attract, retain and motivate the executive resources needed to maintain industry leadership, provide high levels of service to members, and achieve the financial objectives determined by the board of directors. The committee sets performance goals, assesses achievement relative to the performance goals, and recommends to the board salary, bonus and long-term incentives for the senior executives of TruServ.

     To achieve its goals, the committee has developed three executive compensation policies for TruServ:

     - Salaried compensation should be competitive with the median for executives of companies of a comparable size within TruServ's industry;

     - Annual incentive compensation should vary and reflect TruServ's performance; and

     - A long-term (multiple year) incentive program should be available to help TruServ retain selected executives.

     The combination of these three compensation policies is intended to provide competitive earning opportunities when performance reaches desired levels. Both the annual and long-term incentive plans may be terminated by the board of directors at any time. The bonus and long-term components of the total compensation package are computed in the year following the year in which they are earned and are paid out to the individual with respect to the prior year.

     TruServ provides salary levels that fall within the median (between the 50th to 60th percentile) of the executive marketplace of comparable size in TruServ's industry. The following types of organizations are considered within TruServ's industry: member-owned organizations, wholesale distribution firms, mass merchandising firms and general manufacturing organizations. Competitiveness is measured using data from a number of sources, including published information, proxy statements and surveys by consulting firms.

     The 2000 compensation of Donald Hoye, TruServ's former chief executive officer, was determined as follows: The salary component of his total compensation was maintained at $500,000, the same level he had in 1999. Mr. Hoye earned a bonus for year 2000 of $417,500 as a result of TruServ's improved services to the members in 2000 over 1999. Mr. Hoye did not receive a bonus in 1999. In 2000, Mr. Hoye did not receive a long-term incentive award.
                                          Harold A. Douthitt
                                          Peter G. Kelly
                                          Robert J. Ladner
                                          John M. West
                                          Joe W. Blagg (ex officio)
                                          COMPENSATION COMMITTEE

EXECUTIVE COMPENSATION 2000

     The following table sets forth the total annual compensation paid to TruServ's five most highly compensated executive officers during fiscal year 2000 and the total compensation paid to each such individual for TruServ's two previous fiscal years:

                           SUMMARY COMPENSATION TABLE

                      NAME AND                                                            OTHER
                 PRINCIPAL POSITION                   YEAR     SALARY     BONUS(1)   COMPENSATION(2)
                 ------------------                   ----     ------     --------   ---------------
Donald J. Hoye......................................  2000    $500,000    $417,500      $ 44,855
  Former President and                                1999     500,000          --        38,418
  Chief Executive Officer                             1998     408,750          --        58,395
Brian T. Schnabel...................................  2000     384,375     303,400        39,165
  Former Executive Vice President and                 1999     304,400     195,000        37,372
  Chief Operating Officer                             1998      75,800      72,000       230,729
Robert Ostrov.......................................  2000     264,080     172,550        30,592
  Senior Vice President, Chief Administrative         1999     244,000      36,000        19,302
  Officer and General Counsel                         1998     234,000          --        15,020
Leonard G. Kuhr.....................................  2000     268,750     137,550        16,697
  Former Senior Vice President and                    1999          --          --            --
  Chief Financial Officer                             1998          --          --            --
Robert M. Liebgott..................................  2000     255,000     129,000        27,843
  Vice President,                                     1999     246,000      15,000        10,940
  Merchandising                                       1998     237,000      50,000        11,460

-------------------------

(1) Annual bonus amounts are earned and accrued during the fiscal years indicated, and paid subsequent to the end of each fiscal year. In 2000, a special recognition bonus was earned and paid as a result of TruServ's increased service to members.

(2) Other compensation consists of TruServ's contributions to the TruServ Corporation Employee's Savings and Compensation Deferral Plan (the "Savings Plan"), life insurance plan, financial planning services and automobile allowances. Under the Savings Plan, each participant may elect to make a contribution in an amount of up to fifteen percent (15%) of his annual compensation, not to exceed $30,000 (including TruServ's contributions) per year, of which $10,000 of the executive officer's salary in fiscal year 1999 may be deferred. TruServ's contribution to the Savings Plan, from January 1 through June 30 of 2000, was equal to seventy-five percent (75%) of the participant's contribution, but not to exceed four and one-half percent (4 1/2%) of the participant's annual compensation. Effective July 1, 2000, the Savings Plan was amended to apply only a profit sharing match tied to TruServ's net earnings. The officers did not received a company match for the second half of fiscal 2000.

     In 1999, other compensation for Mr. Hoye consisted primarily of a transition bonus of $20,000. For Mr. Schnabel the 1999 other compensation consisted primarily of relocation payments of $23,380.

     In 1998, other compensation for Mr. Hoye consisted primarily of a transition bonus of $40,000. For Mr. Schnabel the 1998 other compensation consisted primarily of relocation payments of $228,116.

     TruServ has a severance policy providing termination benefits based upon annual compensation and years of service. Officers of TruServ are also offered agreements providing for severance in the event of termination with the imposition of certain restrictions regarding competition and confidentiality.

     No loans were made by TruServ to its executive officers or to its directors during the last three fiscal years.

BOARD COMPENSATION

     In 2000, directors of TruServ (except the chairman and vice chairman) were each paid $2,000 per month. The Chairman of the Board was paid $100,000 and the Vice Chairman of the Board was paid $54,000 for 2000.

DEFINED BENEFIT RETIREMENT PLANS

     TruServ has a defined benefit pension plan, the TruServ Corporation Defined Lump Sum Pension Plan, which is qualified under the Internal Revenue Code. The plan was amended and restated effective January 1, 1998. The amount of TruServ's annual contribution to the plan is determined for the total of all participants covered by the plan, and the amount of payment with respect to a specified person is not and cannot readily be separated or individually calculated by the actuaries for the plan. The plan provides fully vested lump sum benefits to eligible employees who have served a minimum of five years of service. Annuities are also available and are the actuarial equivalent of the lump sum payment. Each of the executive officers listed in the foregoing Summary Compensation Table is a participant in the plan.

     For each year of service, a participant receives a percentage of his or her "average compensation" in the form of a lump sum. The percentages range from two percent of average compensation for years of service performed prior to age 26 to twelve percent of average compensation for years of service performed at or after age 61. Participants with average compensation in excess of two-thirds of the Social Security Taxable Wage Base in the year of termination of employment or retirement receive an additional benefit on this excess compensation equal to half of the percentage applied to their full average compensation. Participants who were age 50 with at least fifteen years of service as of January 1, 1996 receive an additional 25% of their average compensation. The benefits under the plan cannot be less than benefits already earned by the participant under the plan as it existed prior to its amendment.

     The plan was amended effective January 2, 1998 to include former employees of SCC. These employees received credit under the plan for all years for which they received credit under the SERVISTAR/Coast to Coast Retirement Income Plan ("the SERVISTAR Plan"). In addition, any of these employees who had attained age 50 and completed 15 years of service as of January 1, 1998 received an additional 25% of their average compensation. Also, the benefits under this plan cannot be less than benefits already earned by the participant under the SERVISTAR Plan as of December 31, 1997.

     "Average compensation" means the average of the compensation paid to an eligible employee during the three highest calendar years within the ten consecutive calendar years immediately preceding the date of termination of employment. Compensation considered in determining benefits includes salary, overtime pay, commissions, bonuses, deferral contributions under the Savings Plan and pre-tax medical premiums.

     TruServ amended and restated, effective July 24, 1998, a Supplemental Retirement Plan for certain employees as designated by TruServ's President and Chief Executive Officer. The supplemental plan was amended on July 1, 1997 to include certain former SCC employees. For each year of service, participants receive a percentage of their "average compensation" in the form of a lump sum. The percentages are 33 percent of average compensation for years of service performed prior to age 55 and 42 percent of average compensation for years of service performed at or after age 55. Service is limited to 20 years and the maximum aggregate percentage is 66%. This amount is reduced by any benefits payable under the supplemental plan and eight times the participant's primary Social Security benefit. "Average Compensation" for the supplemental plan is defined the same as for the plan, as discussed above. The benefits under the supplemental plan cannot be less than benefits already earned by the participant under the supplemental plan as it existed prior to its amendment.

     The supplemental plan is not a qualified plan under the Internal Revenue Code. Benefits payable under the supplemental plan are financed through operations. The estimated annual retirement benefits which may be payable pursuant to the supplemental plan to the officers named in the Summary Compensation Table are currently limited under Section 401(a)(17) of the Internal Revenue Code, which outlines the maximum earnings amounts which may be considered under the supplemental plan in determining retirement benefits.

This limit was $170,000 for 2000. Section 415 of the Internal Revenue Code outlines the maximum annual benefit which may be payable from the supplemental plan during the year; the dollar limit is $140,000 for 2001 for a participant retiring at age 65, with reduced amounts at younger ages. The actuarial equivalent of the annual amount may be payable as a lump sum.

     The following table reflects the combined estimated annual retirement benefits which may be payable pursuant to the plan and the supplemental plan to the officers named in the Summary Compensation Table at retirement under various assumed conditions, assuming retirement at age 65.

                                                                  YEARS OF SERVICE
                 AVERAGE                      --------------------------------------------------------
               COMPENSATION                      10          15          20          25          30
               ------------                      --          --          --          --          --
$1,000,000................................    $392,152    $545,467    $613,260    $613,260    $613,260
   900,000................................     352,242     489,878     550,544     550,544     550,544
   800,000................................     312,331     434,288     487,827     487,827     487,827
   700,000................................     272,421     378,699     425,111     425,111     425,111
   600,000................................     232,511     323,110     362,395     362,395     362,395
   500,000................................     192,600     267,520     299,679     299,679     299,679
   400,000................................     152,690     211,931     236,962     236,962     236,962
   300,000................................     112,780     156,341     174,246     174,246     174,246
   200,000................................      72,869     100,752     111,530     111,530     111,530
   100,000................................      32,959      45,163      48,814      48,814      48,814

     The present credited years of service for the officers listed in the above table are as follows: Robert Ostrov, 4 years; Robert M. Liebgott, 4 years.

PERFORMANCE GRAPH

     There is no existing market for TruServ's common stock and there is no expectation that any market will develop. There are no broad market or peer group indices TruServ believes would render meaningful comparisons. Accordingly, a performance graph of TruServ's cumulative total stockholder return for the previous five years, with a performance indicator of the overall stock market for TruServ's peer group, has not been prepared.

EMPLOYMENT AGREEMENT

     On July 3, 2001, Donald J. Hoye resigned from the position of Chief Executive Officer of TruServ. Pursuant to the terms of his separation agreement with TruServ, Mr. Hoye is entitled to receive $1,300,000 as severance pay, to be paid over two years.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT



     As of September 29, 2001, each of the directors of TruServ was the beneficial owner of at least 60 shares of Class A common stock of TruServ, consisting of 0.2% of the issued and outstanding shares of Class A Common Stock. No senior officer owns any shares of Class A common stock.



     The directors own, in the aggregate, approximately .7% of Class B common stock as of September 29, 2001. No senior officer owns any shares of Class B common stock.


                                USE OF PROCEEDS

     We plan to use proceeds from the offering of the notes for general working capital purposes, including the purchase of merchandise for resale to our members.

                              PLAN OF DISTRIBUTION

     We are offering the notes exclusively to our current members who own Class A common stock and current holders of other TruServ Corporation notes. Initially, you may purchase the notes only in denominations of $1,000 or increments thereof. We are offering and selling the notes directly to you. We have no underwriters.

                                 LEGAL MATTERS

     The legality of the notes has been passed upon for us by Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd., Chicago, Illinois.

                                INDEMNIFICATION

     TruServ's Certificate of Incorporation and Bylaws provided for indemnification of directors and officers to the full extent permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers or persons controlling TruServ as described above, TruServ has been informed that it is in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Each year, we distribute an annual report containing consolidated financial statements reported upon by our independent auditors to our stockholder-members. We may, from time to time, also furnish interim reports to our stockholder-members, as determined by our management. Our web page address is http://www.truserv.com.

     Request for additional information from TruServ should be made to the Chief Financial Officer, TruServ Corporation, 8600 West Bryn Mawr Avenue, Chicago, Illinois 60631-3505, Telephone: (773) 695-5000, Facsimile: (773) 695-6563.

                              FINANCIAL STATEMENTS

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.


                                                                   PAGE(S)
                                                                   -------
Annual Financial Statements:
Report of Independent Accountants...........................    F-2
Report of Independent Auditors..............................    F-3
Consolidated Balance Sheet at December 31, 2000 and December
  31, 1999..................................................    F-4
Consolidated Statement of Operations for each of the three
  years in the period ended December 31, 2000...............    F-5
Consolidated Statement of Cash Flows for each of the three
  years in the period ended December 31, 2000...............    F-6
Consolidated Statement of Members' Equity for each of the
  three years in the period ended December 31, 2000.........    F-7
Notes to Consolidated Financial Statements..................    F-8 to F-27
Schedule II--Valuation and Qualifying Accounts..............    F-28
Interim Financial Statements:
Condensed Consolidated Balance Sheet at September 29, 2001
  and December 31, 2000.....................................    F-29
Condensed Consolidated Statement of Operations for the
  thirteen weeks ended September 29, 2001 and September 30,
  2000 and for the thirty-nine weeks ended September 29,
  2001 and September 30, 2000...............................    F-30
Condensed Consolidated Statement of Cash Flows for the
  thirty-nine weeks ended September 29, 2001 and September
  30, 2000..................................................    F-31
Notes to Condensed Consolidated Financial Statements........    F-32 to F-37

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Members of TruServ Corporation

     In our opinion, the consolidated financial statements of TruServ Corporation as of and for the year ended December 31, 2000 listed in the accompanying index appearing on page F-1 present fairly, in all material respects, the financial position of TruServ Corporation and its subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule as of December 31, 2000 and for the year then ended listed in the accompanying index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. The financial statements and financial statement schedule as of December 31, 1998 and 1999 and for both of the years then ended were audited by other independent accountants whose report dated April 14, 2000 (except as to Note 1 which is as of July 3, 2001) expressed an unqualified opinion on those financial statements and financial statement schedule.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, as of February 24, 2001 the Company was in violation of certain restrictive covenants contained in its lending agreements and, as also discussed in Note 2, is currently in the process of renegotiating such agreements with its lending group. These factors raise substantial doubt about the Company's ability to continue as a going concern. As a result, all of the Company's debt obligations to its lending group have been classified as current liabilities. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois

February 22, 2001, except as to note 2 which is as of July 3, 2001 and note 7 which is as of April 19, 2001

                         REPORT OF INDEPENDENT AUDITORS

To the Members and the Board of Directors
TruServ Corporation

     We have audited the accompanying consolidated balance sheet of TruServ Corporation as of December 31, 1999 (as restated), and the related consolidated statements of operations, cash flows, and members' equity for each of the two years in the period ended December 31, 1999 (as restated). Our audit also included the financial statement schedule listed in the accompanying index appearing on page F-1. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TruServ Corporation at December 31, 1999 (as restated), and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 1999 (as restated), in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respect the information set forth therein.

     As discussed in Note 1 to the financial statements, the Company has restated the financial statements for the years ended December 31, 1999, 1998 and 1997 to charge to expense as incurred certain costs that had been previously accrued in connection with a 1997 merger.

     As discussed in Note 1 to the financial statements, in 1999 the Company changed its method of accounting for start-up costs.

/s/ Ernst & Young LLP

Chicago, Illinois
April 14, 2000, except for Note 1,
as to which the date is July 3, 2001

                              TRUSERV CORPORATION

                           CONSOLIDATED BALANCE SHEET

                                                                DECEMBER 31,    DECEMBER 31,
                                                                    2000            1999
                                                                ------------    ------------
                                                                                 (RESTATED)
                                                                      (000'S OMITTED)
                                           ASSETS

Current assets:
  Cash and cash equivalents.................................     $   18,316      $    1,815
  Restricted cash (Note 13).................................          1,000              --
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $7,170,000 and $5,613,000.........        396,587         460,419
  Inventories (Note 3)......................................        443,663         482,415
  Other current assets......................................         12,274           9,937
                                                                 ----------      ----------
       Total current assets.................................        871,840         954,586
Properties, net (Note 4)....................................        216,146         244,845
Goodwill, net...............................................         94,051         101,787
Other assets................................................         53,977          34,179
                                                                 ----------      ----------
       Total assets.........................................     $1,236,014      $1,335,397
                                                                 ==========      ==========

                               LIABILITIES AND CAPITALIZATION
Current liabilities:
  Accounts payable..........................................     $  356,196      $  442,140
  Outstanding checks........................................        129,490         102,764
  Accrued expenses..........................................         85,161          68,798
  Short-term borrowings (Note 5)............................        138,085         167,007
  Current maturities of long-term debt, notes and capital
     lease obligations (Notes 5, 6 and 8)...................        341,188          88,088
  Patronage dividend payable in cash........................         10,459              --
                                                                 ----------      ----------
       Total current liabilities............................      1,060,579         868,797
Long-term debt, including capital lease obligations, less
  current maturities (Notes 5 and 6)........................          9,091         309,796
Deferred credits (Note 13)..................................          9,821           1,872
                                                                 ----------      ----------
       Total liabilities and deferred credits...............      1,079,491       1,180,465
                                                                 ----------      ----------
Minority interest...........................................          4,999           4,677
Commitments and contingencies (Note 7)......................             --              --
Members' capitalization:
  Promissory (subordinated) and installment notes (Note
     8).....................................................         65,846          83,804
  Members' equity:
     Redeemable Class A voting common stock, $100 par value;
      750,000 shares authorized; 411,180 and 405,060 shares
      issued and fully paid; 98,880 and 106,380 shares
      issued (net of subscriptions receivable of $1,922,000
      and $3,874,000).......................................         49,084          47,270
     Redeemable Class B non-voting common stock and paid-in
      capital, $100 par value; 4,000,000 shares authorized;
      1,731,482 and 1,764,797 shares issued and fully
      paid..................................................        174,448         177,779
     Loss allocation (Note 1)...............................        (92,460)             --
     Deferred patronage (Note 1)............................        (27,288)        (27,663)
     Accumulated deficit....................................        (17,134)       (130,089)
     Accumulated other comprehensive loss...................           (972)           (846)
                                                                 ----------      ----------
       Total Members' equity................................         85,678          66,451
                                                                 ----------      ----------
       Total Members' capitalization........................        151,524         150,255
                                                                 ----------      ----------
       Total liabilities and Members' capitalization........     $1,236,014      $1,335,397
                                                                 ==========      ==========

   The accompanying notes are an integral part of the Consolidated Financial
                                   Statements

                              TRUSERV CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                2000            1999            1998
                                                            ------------    ------------    ------------
                                                                             (RESTATED)      (RESTATED)
                                                                          (000'S OMITTED)
Revenues................................................     $3,993,642      $4,502,326      $4,328,238
                                                             ----------      ----------      ----------
Cost and expenses:
  Cost of revenues......................................      3,716,245       4,320,861       4,030,103
  Logistics and manufacturing expenses..................         89,944          99,282          96,329
  Selling, general and administrative expenses..........        122,860         142,134         136,685
  Interest paid to Members..............................         11,131          14,498          16,390
  Other interest expense................................         56,575          46,204          38,710
  Gain on sale of assets (Note 13)......................        (30,337)        (11,724)           (954)
  Other income, net.....................................         (7,809)         (1,630)         (1,642)
                                                             ----------      ----------      ----------
                                                              3,958,609       4,609,625       4,315,621
                                                             ----------      ----------      ----------
Net margin/(loss) before income taxes and cumulative
  effect of a change in accounting principle............         35,033        (107,299)         12,617
Income tax expense (Note 9).............................            916          17,020             597
                                                             ----------      ----------      ----------
Net margin/(loss) before cumulative effect of a change
  in accounting principle...............................         34,117        (124,319)         12,020
Cumulative effect on prior years of a change in
  accounting principle, net of tax......................             --           6,484              --
                                                             ----------      ----------      ----------
Net margin/(loss).......................................     $   34,117      $ (130,803)     $   12,020
                                                             ==========      ==========      ==========

See Note 1 for restatement of 1999 and 1998 operations.

   The accompanying notes are an integral part of the Consolidated Financial
                                   Statements

                              TRUSERV CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                        FOR THE YEARS ENDED
                                                            --------------------------------------------
                                                            DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                                2000            1999            1998
                                                            ------------    ------------    ------------
                                                                             (RESTATED)      (RESTATED)
                                                                          (000'S OMITTED)
Operating activities:
  Net margin/(loss).....................................      $ 34,117       $(130,803)      $  12,020
  Adjustments to reconcile net margin/(loss) to net cash
     and cash equivalents provided by/(used for)
     operating activities:
     Depreciation and amortization......................        43,033          41,131          32,112
     Provision for losses on accounts and notes
       receivable.......................................         9,147           5,148           2,808
     Gain on sale of assets.............................       (30,337)        (11,724)           (954)
     Changes in operating assets and liabilities:
       Accounts and notes receivable....................        52,187          63,059         (69,585)
       Inventories......................................        38,752         112,703         (52,572)
       Other current assets.............................        (2,337)         26,110         (19,795)
       Accounts payable.................................       (81,944)         56,087          20,010
       Accrued expenses.................................        16,839           2,229         (41,698)
     Other adjustments, net.............................         4,116          17,667          (1,251)
                                                              --------       ---------       ---------
       Net cash and cash equivalents provided by/(used
          for) operating activities.....................        83,573         181,607        (118,905)
                                                              --------       ---------       ---------
Investing activities:
  Additions to properties...............................       (12,526)        (44,930)        (70,733)
  Proceeds from sale of properties (Note 13)............        23,113          39,714          32,645
  Changes in restricted cash (Note 13)..................        (1,000)             --              --
  Changes in other assets...............................        (8,716)         (5,316)         (5,923)
                                                              --------       ---------       ---------
     Net cash and cash equivalents provided by/(used
       for) investing activities........................           871         (10,532)        (44,011)
                                                              --------       ---------       ---------
Financing activities:
  Payment of patronage dividend.........................            --         (14,507)        (12,142)
  Payment of notes, long-term debt and lease
     obligations........................................       (67,355)        (57,340)        (41,966)
  Proceeds from long-term borrowings....................         1,098             731         158,821
  Increase/(decrease) in outstanding checks.............        26,726          (3,912)         16,813
  Increase/(decrease) in short-term borrowings..........       (28,922)        (91,140)         42,680
  Purchase of common stock..............................          (599)         (5,359)         (3,618)
  Proceeds from sale of Redeemable Class A common
     stock..............................................         1,109             617           1,754
                                                              --------       ---------       ---------
     Net cash and cash equivalents provided by/(used
       for) financing activities........................       (67,943)       (170,910)        162,342
                                                              --------       ---------       ---------
Net increase/(decrease) in cash and cash equivalents....        16,501             165            (574)
Cash and cash equivalents at beginning of year..........         1,815           1,650           2,224
                                                              --------       ---------       ---------
Cash and cash equivalents at end of year................      $ 18,316       $   1,815       $   1,650
                                                              ========       =========       =========

See Note 10 for supplemental cash flow information.

   The accompanying notes are an integral part of the Consolidated Financial
                                   Statements

                              TRUSERV CORPORATION

                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY

                                                     REDEEMABLE COMMON STOCK PAR VALUE
                                               ----------------------------------------------
                                                      CLASS A                 CLASS B                                     RETAINED
                                               ---------------------   ----------------------       LOSS      DEFERRED    EARNINGS/
                                               # OF SHARES      $      # OF SHARES      $        ALLOCATION   PATRONAGE   (DEFICIT)
                                               -----------      -      -----------      -        ----------   ---------   ---------
                                                                      (000'S OMITTED, EXCLUDING SHARE DATA)
Balances at December 31, 1997 as originally
  reported...................................    537,115     $47,423    1,859,589    $187,259    $      --    $     --    $     685
Effect of restatement--Note 1................                                                                   (4,800)         170
                                                 -------     -------    ---------    --------    ---------    --------    ---------
Balances at December 31, 1997 (Restated).....    537,115      47,423    1,859,589     187,259           --      (4,800)         855
Net margin...................................                                                                                12,020
Foreign currency translation adjustment......
Patronage dividend...........................                             195,135      19,512                  (23,238)     (11,786)
Stock issued for increase in Class A
  requirements...............................      7,810         781       (7,810)       (781)
Stock issued for paid-up subscriptions.......     62,385       6,637
Stock purchased and retired..................    (49,610)     (4,961)    (103,470)    (10,347)
                                                 -------     -------    ---------    --------    ---------    --------    ---------
Balances at and for the year ended December
  31, 1998 (Restated)........................    557,700      49,880    1,943,444     195,643           --     (28,038)       1,089
Net loss.....................................                                                                              (130,803)
Foreign currency translation adjustment......
Amortization of deferred patronage...........                                                                      375         (375)
Stock issued for paid-up subscriptions.......      8,650       2,881
Stock purchased and retired..................    (54,910)     (5,491)    (178,647)    (17,864)
                                                 -------     -------    ---------    --------    ---------    --------    ---------
Balances at and for the year ended December
  31, 1999 (Restated)........................    511,440      47,270    1,764,797     177,779           --     (27,663)    (130,089)
Net margin...................................                                                                                34,117
Foreign currency translation adjustment......
Amortization of deferred patronage...........                                                                      375         (375)
Loss allocation..............................                                                     (113,918)                 113,918
Patronage dividend...........................         30           3      225,510      22,551                               (34,705)
Class B stock applied against loss
  allocation.................................                            (214,580)    (21,458)      21,458
Stock issued for paid-up subscriptions.......     14,550       3,407
Stock purchased and retired..................    (15,960)     (1,596)     (44,245)     (4,424)
                                                 -------     -------    ---------    --------    ---------    --------    ---------
Balances at and for the year ended December
  31, 2000...................................    510,060     $49,084    1,731,482    $174,448    $ (92,460)   $(27,288)   $ (17,134)
                                                 =======     =======    =========    ========    =========    ========    =========


                                                ACCUMULATED
                                                   OTHER         TOTAL         TOTAL
                                               COMPREHENSIVE   MEMBERS'    COMPREHENSIVE
                                               INCOME/(LOSS)    EQUITY     INCOME/(LOSS)
                                               -------------   --------    -------------
                                                 (000'S OMITTED, EXCLUDING SHARE DATA)
Balances at December 31, 1997 as originally
  reported...................................     $(1,056)     $ 234,311
Effect of restatement--Note 1................                     (4,630)
                                                  -------      ---------
Balances at December 31, 1997 (Restated).....      (1,056)       229,681
Net margin...................................                     12,020        12,020
Foreign currency translation adjustment......        (318)          (318)         (318)
Patronage dividend...........................                    (15,512)
Stock issued for increase in Class A
  requirements...............................                         --
Stock issued for paid-up subscriptions.......                      6,637
Stock purchased and retired..................                    (15,308)
                                                  -------      ---------     ---------
Balances at and for the year ended December
  31, 1998 (Restated)........................      (1,374)       217,200     $  11,702
                                                                             =========
Net loss.....................................                   (130,803)    $(130,803)
Foreign currency translation adjustment......         528            528           528
Amortization of deferred patronage...........                         --
Stock issued for paid-up subscriptions.......                      2,881
Stock purchased and retired..................                    (23,355)
                                                  -------      ---------     ---------
Balances at and for the year ended December
  31, 1999 (Restated)........................        (846)        66,451     $(130,275)
                                                                             =========
Net margin...................................                     34,117     $  34,117
Foreign currency translation adjustment......        (126)          (126)         (126)
Amortization of deferred patronage...........                         --
Loss allocation..............................                         --
Patronage dividend...........................                    (12,151)
Class B stock applied against loss
  allocation.................................
Stock issued for paid-up subscriptions.......                      3,407
Stock purchased and retired..................                     (6,020)
                                                  -------      ---------     ---------
Balances at and for the year ended December
  31, 2000...................................     $  (972)     $  85,678     $  33,991
                                                  =======      =========     =========

Redeemable Class A common stock amounts are net of unpaid subscription amounts of $1,925,000 relating to 98,880 issued shares at December 31, 2000; $3,874,000 relating to 106,380 issued shares at December 31, 1999; $5,890,000 relating to 178,020 issued shares at December 31, 1998; and $6,289,000 relating to 149,875 issued shares at December 31, 1997.
   The accompanying notes are an integral part of the Consolidated Financial
                                   Statements

                              TRUSERV CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS AND ACCOUNTING POLICIES

  Principal business activity

     TruServ Corporation ("TruServ" or the "company") is a member-owned wholesaler of hardware and related merchandise. The company also manufactures paint and paint applicators. The company's goods and services are sold predominantly within the United States, primarily to retailers of hardware, lumber/building materials and related lines, each of whom has purchased 60 shares per store (up to a maximum of 5 stores (300 shares)) of the company's Class A common stock upon becoming a member. The Class A stock is redeemable by the company and has voting rights (the "Redeemable Class A voting common stock"). The company operates in a single industry as a member-owned wholesaler cooperative. All members are entitled to receive patronage dividend distributions from the company on the basis of gross margins of merchandise and/or services purchased by each member. In accordance with the company's By-laws, the annual patronage dividend is paid to members out of gross margins from operations and other patronage source income, after deduction for expenses and provisions authorized by the Board of Directors.

  Business Combination

     On July 1, 1997, pursuant to an Agreement and Plan of Merger dated December 9, 1996 between Cotter & Company ("Cotter"), a Delaware corporation, and ServiStar Coast to Coast Corporation ("SCC"), SCC merged with and into Cotter (the "Merger), with Cotter being the surviving corporation. Cotter was renamed TruServ Corporation effective with the Merger. Each outstanding share of SCC common stock and SCC Series A stock (excluding those shares canceled pursuant to Article III of the Merger Agreement) were converted into the right to receive one fully paid and non-assessable share of TruServ Redeemable Class A voting common stock and each two outstanding shares of SCC preferred stock were converted into the right to receive one fully paid and non-assessable share of TruServ's Class B common stock, which is redeemable by the company and has no voting rights (the "Redeemable Class B common stock"). A total of 270,500 and 1,170,670 shares of TruServ Redeemable Class A voting common stock and Redeemable Class B common stock, respectively, were issued in connection with the Merger. Also, 231,000 additional shares of TruServ Redeemable Class A voting common stock were issued in exchange for Redeemable Class B common stock to pre-Merger stockholders of Cotter to satisfy the Redeemable Class A voting common stock ownership requirement of 60 shares per store (up to a maximum of 5 stores) applicable to such members as a result of the Merger.

     In connection with the Merger, the company originally reported an estimated liability of $38,249,000 for costs associated with the Merger plan that was recorded in Accrued expenses. The company's Merger plan, the timing of which did not change significantly subsequent to the adoption of the plan, intended to take the following actions: 1) Optimize the distribution network, including closing five distribution centers, resizing 18 distribution centers to commonize the inventory assortment, reducing inventory levels and reducing freight costs.
2) Consolidate corporate staff, including reducing costs in the areas of advertising, merchandising and general administration, finance, human resources and printing and office services. In combining these various corporate functions, relocation and severance costs were incurred. 3) Consolidate all paint manufacturing. All paint that was manufactured or distributed to SCC would be manufactured out of the company's Cary manufacturing facility.

     During the remainder of fiscal 1997 and all of fiscal 1998, the company completed the following actions in its Merger plan: 1) In 1997, the company announced the closing of four distribution centers (Ocala, FL; Charleston, IL; Peachtree City, GA and Ft. Smith, AK). The Charleston, IL, and Ocala, FL, distribution centers were sold in 1998. 2) In 1998, the company announced the closing of three distribution centers (Parkesburg, PA; Piedmont, SC; and Portland, OR). 3) The company closed its Butler, PA office building. 4) The company converted to one inventory assortment and began replenishing the RDC inventory. 5) The

                              TRUSERV CORPORATION
merger plan specified staff reductions of approximately 1,500 former SCC employees. As of December 31, 1998, 88% of these positions had been terminated.

     During fiscal year 1999, the Company completed the following actions in its plan: 1) The company sold its Parkesburg, Piedmont and Portland properties. The company announced the closing of its Westfield, MA distribution center. 2) The company consolidated all paint manufacturing at the Cary manufacturing facility.
3) The merger plan specified the elimination of 1,500 SCC employees. As of December 31, 1999 approximately 99% of these employees had been terminated. 4) The company also opened a new distribution center in May 1999.

     Three of the above mentioned distribution centers (Ocala, Peachtree and Portland) were closed during this timeframe but the related costs were not accrued for as EITF 95-3 charges because they were Cotter & Company (acquiror) locations. Additionally, the Westfield distribution center related costs were not accrued for as EITF 95-3 charges because the closure announcement was beyond the allowed twelve-month time frame.

     Accordingly, the merger has taken a long time because the Company had to close seven distribution centers, commonize the inventory assortment, consolidate all paint manufacturing, build a new distribution center and, lastly, reduce corporate overhead.

     The company has restated the estimated liability described above from $38,249,000 to $24,649,000. A description of this restatement of $13,600,000 in goodwill is discussed later in this footnote under the caption "Restatement of financial information." The schedule below shows the restated composition of the estimated liability for costs associated with the plan and the utilization of those reserves during subsequent periods:

                                                             RDC                     MOVING &
                                                           SHUTDOWN    SEVERANCE    RELOCATION     TOTAL
                                                           --------    ---------    ----------     -----
July 1, 1997 Charge to Goodwill........................    $ 5,645      $14,804      $ 4,200      $24,649
Utilization of Reserves................................       (600)      (5,700)      (2,000)      (8,300)
                                                           -------      -------      -------      -------
Balance as of December 31, 1997........................      5,045        9,104        2,200       16,349
Utilization of Reserves................................     (1,500)      (6,100)      (2,200)      (9,800)
Adjustments to Goodwill................................     (1,393)      (1,156)          --       (2,549)
                                                           -------      -------      -------      -------
Balance as of December 31, 1998........................      2,152        1,848           --        4,000
Utilization of Reserves................................     (1,469)      (1,848)          --       (3,317)
                                                           -------      -------      -------      -------
Balance as of December 31, 1999........................        683           --           --          683
Utilization of Reserves................................       (683)          --           --         (683)
                                                           -------      -------      -------      -------
Balance as of December 31, 2000........................    $    --      $    --      $    --      $    --
                                                           =======      =======      =======      =======

  Consolidation

     The consolidated financial statements include the accounts of the company and all wholly owned subsidiaries. The consolidated financial statements also include the accounts of TruServ Canada Cooperative, Inc., a Canadian member-owned wholesaler of hardware, variety and related merchandise, in which the company has a majority equity interest.

  Restatement of financial information

     The company has restated the accompanying consolidated financial statements as of and for the years ended December 31, 1999, 1998 and 1997 to expense as incurred certain costs previously accrued in connection with the SCC merger. The net loss in 1999 was reduced by $340,000 and the net margin in 1998 and 1997 was reduced by $8,460,000 and $4,630,000, respectively. Such costs relate to data center costs and

                              TRUSERV CORPORATION
related amortization that represented incremental costs to exit an activity that would not have been incurred by the company had it decided not to close the SCC corporate office at the time of the merger. As a result of the restatement, goodwill was reduced by $13,600,000 at December 31, 1997, net of amortization of $170,000 in 1997 and $340,000 in 1998 and 1999. The impact of these adjustments on the company's financial results as previously reported is summarized as follows:

                                      1999                          1998                          1997
                           --------------------------    --------------------------    --------------------------
                           AS REPORTED    AS RESTATED    AS REPORTED    AS RESTATED    AS REPORTED    AS RESTATED
                           -----------    -----------    -----------    -----------    -----------    -----------
                                                              (000'S OMITTED)
Revenues...............    $4,502,326     $4,502,326     $4,328,238     $4,328,238     $3,331,686     $3,331,686
Net margin/(loss)
  before income taxes
  and cumulative effect
  of a change in
  accounting
  principle............      (107,639)      (107,299)        21,077         12,617         44,316         39,686
Net margin/(loss)
  before cumulative
  effect of a change in
  accounting
  principle............      (124,659)      (124,319)        20,480         12,020         42,716         38,086
Net margin/(loss)......      (131,143)      (130,803)        20,480         12,020         42,716         38,086
Members' equity........        79,201         66,451        230,290        217,200        234,311        229,681

  Reclassifications

     Certain reclassifications have been made to the prior year's consolidated financial statements to conform with the current year's presentation, including the reclassification of merger integration costs into logistic and manufacturing expenses and selling, general and administrative expenses. These reclassifications had no effect on Net margin/(loss) for any period or on Total Members' equity at the balance sheet dates.

  Capitalization

     The company's capital (Capitalization) is derived from Members' equity and Promissory (subordinated) and installment notes. Members' equity is comprised of Redeemable Class A voting common stock, Redeemable Class B common stock, Accumulated deficit, Loss allocation, Deferred patronage and Accumulated other comprehensive loss. Promissory (subordinated) notes and Redeemable Class B common stock are issued in connection with the company's annual patronage dividend. The By-laws provide for partially meeting the company's capital requirements by payment of the year-end patronage dividend.

  Patronage dividend

     Patronage dividends in the amount of $34,705,000 were paid on March 31, 2001, approximately thirty percent of which were paid in cash (TruServ by-laws and the IRS require that the payment of at least twenty percent of patronage dividends be in cash). The remainder was paid through the issuance of the company's Redeemable Class B common stock and, in certain cases, a small portion of the dividend was paid by means of Promissory (Subordinated) Notes of the company. The Redeemable Class B common stock issued for the December 31, 2000 patronage dividend has been designated as qualified notices of allocation. No patronage dividends were declared for the fiscal year ended December 31, 1999. Patronage dividends earned for fiscal year 1998 were declared and were paid to TruServ members in the first quarter of 1999 with at least thirty percent of the patronage dividend paid in cash and the remainder paid through the issuance of the company's Redeemable Class B common stock. The Redeemable Class B common stock issued for the December 31, 1998 patronage dividend has been designated as non-qualified notices of allocation and is not taxable to the

                              TRUSERV CORPORATION
member until redeemed at a future date. The non-qualified notices, in addition to not being taxable, will be included as part of a member's required investment in Redeemable Class B common stock. Any further distributions after meeting the Redeemable Class B common stock requirements agreed upon in the Merger Agreement will be paid in cash, up to the limits set by financial covenants of the bank debt or in promissory notes. TruServ follows the practice of accounting for deferred patronage charges and credits as a separate component of capitalization. Deferred patronage consists of net charges and expenses primarily related to the merger integration process which are included in the computation of net margin in different periods for financial statement purposes than for patronage purposes. Deferred patronage has been adjusted to include the amounts identified in the note "Restatement of financial information" above.

     Membership may be terminated without cause by either the company or the member upon sixty days' written notice. In the event membership is terminated, the company undertakes to purchase, and the member is required to sell to the company, all of the member's Redeemable Class A voting common stock and Redeemable Class B common stock at par value. Payment for the Redeemable Class A voting common stock will be in cash. Payment for the qualified Redeemable Class B common stock will be in the form of a note payable in five equal annual installments and with interest set at comparable treasury rates plus 2.0%.

     However, the company has initiated a moratorium, effective March 17, 2000, on the redemption of its stock. The Board of Directors will review this matter from time to time in light of the then current financial condition of the company.

  Loss allocation to members

     During the third quarter of fiscal year 2000, company management developed and the Board of Directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of Retained Earnings. The company has allocated the 1999 loss by establishing a Loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to Retained earnings/(deficit). The Loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that are not allocable to members. The Loss allocation account is not a receivable from members and does not represent an amount currently due from members. Rather, the Loss allocation account will be satisfied, on a member by member basis, by withholding the portion of future patronage dividends that would have been paid in qualified Redeemable Class B common stock, at par value, and applying such amount as a reduction in the Loss allocation account until fully satisfied. The current levels of members' stock investments in the company will not be affected. However, in the event a member should terminate as a stockholder of the company, any unsatisfied portion of that member's Loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in the company.

  Cash equivalents

     The company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents.

  Inventories

     Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market. The cost of inventory also includes indirect costs (such as logistics, manufacturing and support costs) incurred to bring inventory to its existing location for resale. These costs are initially included in logistics, manufacturing, general and administrative expenses, and are then reclassified to inventory and subsequently recorded as cost of revenues as the inventory is sold (see Note 3).

                              TRUSERV CORPORATION

  Properties

     Properties are recorded at cost. Depreciation and amortization are computed by using the straight-line method over the following estimated useful lives: buildings and improvements--10 to 40 years; machinery and warehouse, office and computer equipment and software--5 to 10 years; transportation equipment--3 to 7 years; and leasehold improvements--the lesser of the life of the lease, without regard to options for renewal, or the useful life of the underlying property.

  Goodwill

     Goodwill represents the excess of cost over the fair value of net assets acquired and is amortized using the straight-line method over 40 years. Amortization of goodwill was approximately $3,054,000, $2,591,000 and $2,398,000 for fiscal year 2000, 1999 and 1998, respectively.

  Conversion funds

     In connection with the Merger, the company made available to the members funds to assist their stores in defraying various conversion costs associated with the Merger and costs associated with certain upgrades and expansions of their store. The total amount of conversion funds distributed was $27,175,000 with an amortization period of 5 years. The annual amortization expense for fiscal year 2000, 1999 and 1998 was $4,385,000, $3,466,000 and $0, respectively.

  Asset impairment

     For purposes of determining impairment, management groups long-lived assets based on a geographic region or revenue producing activity as appropriate. Such impairment review includes, among other criteria, management's estimate of future cash flows for the region or activity. If the estimated future cash flows (undiscounted and without interest charges) are not sufficient to recover the carrying value of the long-lived assets, including associated goodwill, of the region or activity, such assets would be determined to be impaired and would be written down to fair value. There were no impairments of long-lived assets as of December 31, 2000 or 1999.

  Start-up costs

     In April 1998, the AICPA issued Statement of Position ("SOP") 98-5, "Reporting the Costs of Start-up Activities." The SOP was effective beginning on January 1, 1999, and requires that start-up costs capitalized prior to January 1, 1999 be written-off and any future start-up costs be expensed as incurred. The unamortized balance of start-up costs was written off as of January 1, 1999 as a cumulative effect of an accounting change and resulted in an increase in the 1999 net loss of approximately $6,500,000, net of tax.

  Revenue recognition

     The company recognizes revenue when the customer takes possession of the merchandise or when services are rendered (the revenue of which was not material), net of reserves for returns.

  Advertising expenses

     Advertising costs are expensed in the period the advertising takes place. Such costs amounted to $82,675,000, $81,337,000 and $86,220,000 in fiscal year 2000, 1999 and 1998, respectively, and are included in Cost of revenues.

                              TRUSERV CORPORATION

  Amortization of bank financing fees

     Amounts paid for bank fees incurred in connection with the company's financing arrangements are capitalized and amortized to interest expense over the lives of the underlying financing agreements.

  Repairs and maintenance expense

     Repairs and maintenance expenditures which extend the useful lives of the company's property and equipment are capitalized and depreciated over the remaining useful lives of the underlying assets. Otherwise such expenditures are expensed as incurred.

  Research and development costs

     Research and development costs related to the company's manufacturing operations are expensed as incurred. Such costs amounted to $993,000, $965,000 and $1,171,000 in fiscal year 2000, 1999 and 1998, respectively, and are included in Logistic and manufacturing expenses.

  Shipping and handling costs

     Amounts billed to customers for shipping and handling costs are included in Revenues. Amounts incurred for shipping and handling are included in Cost of revenues.

  Income taxes

     Deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Per share information

     There is no existing market for the common stock of the company and there is no expectation that any market will develop. The company's Redeemable Class A voting common stock is owned by members and former members whose stock has not yet been redeemed as a result of the moratorium. The company's Redeemable Class B non-voting common stock now outstanding was issued to members in partial payment of the annual patronage dividend. Accordingly, no earnings per share information is presented in the consolidated financial statements.

  Retirement plans

     The company sponsors two noncontributory defined benefit retirement plans covering substantially all of its employees. Company contributions to union-sponsored defined contribution plans are based on collectively bargained rates multiplied by hours worked. The company's policy is to fund annually all tax-qualified plans to the extent deductible for income tax purposes.

  Fair value of financial instruments

     The carrying amounts of the company's financial instruments at December 31, 2000 and 1999 approximate fair value. Fair value was estimated using discounted cash flow analyses, based on the company's incremental borrowing rate for similar borrowings. The carrying amount of debt and credit facilities approximate fair value due to their stated interest rates approximating market rates and as a result of such facilities being renegotiated in fiscal 2000. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.

                              TRUSERV CORPORATION

  Concentration of credit risk

     Credit risk pertains mostly to the company's trade receivables. The company extends credit to its members as part of its day-to-day operations. The company believes that as no specific receivable or group of receivables comprises a significant percentage of total trade accounts, its risk with respect to trade receivables is limited. Additionally, the company believes that its allowance for doubtful accounts is adequate with respect to member credit risks.

  Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  New accounting pronouncements

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," which was amended by SAB No. 101A in March 2000 and SAB No. 101B in June 2000. These SABs, which provide guidance on the recognition, presentation and disclosure of revenue in financial statements, were effective in the fourth quarter of fiscal 2000 and were adopted by the company at that time. As the company's existing revenue recognition, presentation and disclosures are in compliance with these SABs, their adoption did not affect the company's results of operations for fiscal 2000 or its financial position as of December 31, 2000.

     In October 2000, the FASB's Emerging Issues Task Force ("EITF") issued EITF Issue No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent." This standard provides guidance on whether a company should recognize revenue based on the gross amount billed to a customer because it has earned revenue from the sale of the goods or services or the net amount retained (that is, the amount billed to the customer less the amount paid to a supplier) because it has earned a commission or fee. The standard provides a number of factors or indicators that should be used to determine the appropriate treatment. This standard was effective in the fourth quarter of fiscal 2000 and was adopted by the company as of January 1, 2000. Since the underlying selling terms and conditions, shipping terms, risk of loss, payment terms and credit risk related to its warehouse shipment sales, direct shipment sales and relay sales support the company's presentation of such sales as gross, the adoption of this standard did not affect the company's presentation of its results of operations for fiscal 2000 or its financial position as of December 31, 2000.

     In November 2000, the EITF issued EITF Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." This standard states that all amounts billed to customers in sale transactions related to shipping and handling represent revenues earned for goods provided and, accordingly, should be classified as revenues. The standard also addresses disclosure of the classification of shipping and handling costs; if shipping and handling costs are significant and are not included as part of cost of sales, disclosure should be made for both the amount of such costs and the line items on the income statement that include them. This standard was effective in the fourth quarter of fiscal 2000 and was adopted by the company at that time. As the company's existing treatment of shipping and handling revenues and costs are in compliance with Issue No. 00-10, the adoption of this standard did not affect the company's results of operations for fiscal 2000 or its financial position as of December 31, 2000.

2. DEBT COVENANT VIOLATION

     Under the senior notes and the revolving credit facility (further discussed at Note 5) the company is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA, minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and maximum

                              TRUSERV CORPORATION
asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, the company was in compliance with the covenant requirements.

     However, as of February 24, 2001, the company failed to comply with a covenant under the revolving credit facility and the senior note agreements which requires the company to achieve a minimum monthly borrowing base ratio. As a result, either the senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default," in which case the senior notes and the amounts outstanding under the credit facility would become callable as immediately payable.

     On March 30, 2001 the participants in the revolving credit facility issued to the company a "reservation of rights" letter under which the participants effectively stated their intention to not call as immediately payable the company's outstanding debt obligations until May 1, 2001, although they were not precluded from doing so. All other rights of the participants were preserved. Additional letters were issued on April 30, 2001 and on July 3, 2001, which extended the reservation of rights until July 30, 2001 and September 30, 2001, respectively. The senior note holders also issued letters reserving their right to accelerate the maturity of the notes although agreeing not to do so at this time.

     The reservation of rights letters provided by the participants in the revolving credit facility required that the upper limit of the total amount that may be borrowed under the Credit Agreement at any time prior to September 30, 2001 be lowered from $275,000,000 to $225,000,000. The credit limit under this facility was reduced on May 11, 2001 from $275,000,000 to $250,000,000.
Additionally, the interest rate on the amounts outstanding under the revolving credit facility was increased by approximately 2%; this increased interest rate also applies to the outstanding senior notes. As a result of this increased interest rate, the company will incur additional interest expense in fiscal year 2001. If this increased interest rate continues through December 31, 2001, the additional interest expense would aggregate approximately $6.0 million.

     The company is in discussions with the current lenders and with potential lenders regarding refinancing the senior note agreements and the revolving credit facility and, if successful, will replace the current senior note agreements and the revolving credit facility with an asset-based lending agreement with a new lending group in the fourth quarter of 2001. An alternative may be to amend the existing agreements with the existing lenders. However, no assurances can be given as to the outcome. The company's failure to successfully refinance or amend its current borrowing arrangements could cause the current lending group to call as immediately payable the company's currently outstanding debt obligations. The company's resulting inability to satisfy its debt obligations would force the company to pursue other alternatives to improve liquidity, possibly including among other things, restructuring actions, sales of assets and seeking additional sources of funds or liquidity. In particular, the company has engaged an investment banking firm to assist us in exploring the sale of the paint business. No assurances can be given that the company would be successful in pursuing such possible alternatives or, even if successful, that such undertakings would not have a material adverse impact on the company.

     Accordingly, the balances outstanding under the senior note agreements and the revolving credit facility have been classified as current liabilities as of December 31, 2000. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.

                              TRUSERV CORPORATION

3. INVENTORIES

     Inventories consisted of the following at December 31:

                                                               2000        1999
                                                               ----        ----
                                                               (000'S OMITTED)
Manufacturing inventories:
  Raw materials..........................................    $  2,242    $  2,473
  Work-in-process and finished goods.....................      30,705      39,456
                                                             --------    --------
                                                               32,947      41,929
Merchandise inventories..................................     410,716     440,486
                                                             --------    --------
                                                             $443,663    $482,415
                                                             ========    ========

     The company performed physical inventory counts at certain of its distribution centers in October 2000; adjustments to recorded inventory quantities and amounts resulting from such counts were recorded after the amount and composition of such adjustments were analyzed. The adjustment recorded in the fourth quarter of fiscal year 2000 was an increase to inventory and a decrease to Cost of revenues of approximately $22,200,000. In the fourth quarter of fiscal year 1999, the company wrote off approximately $74,000,000 of inventory following the resolution of certain unreconciled differences.

     Indirect costs included in the cost of inventory for fiscal year 2000, 1999 and 1998 were $133,907,000, $140,934,000 and $156,560,000, respectively, of which $134,763,000, $150,191,000 and $148,970,000 was included in Cost of revenues for the respective years. The amount of indirect costs included in ending inventory at December 31, 2000, 1999 and 1998 was $29,144,000, $30,000,000 and $39,257,000, respectively.

4. PROPERTIES

     Properties consisted of the following at December 31:

                                                             2000         1999
                                                             ----         ----
                                                              (000'S OMITTED)
Buildings and improvements.............................    $ 189,732    $ 193,676
Machinery and warehouse equipment......................       96,696      100,705
Office and computer equipment..........................      157,417      152,439
Transportation equipment...............................       38,204       38,913
                                                           ---------    ---------
                                                             482,049      485,733
Less accumulated depreciation..........................     (276,170)    (252,834)
                                                           ---------    ---------
                                                             205,879      232,899
Land...................................................       10,267       11,946
                                                           ---------    ---------
                                                           $ 216,146    $ 244,845
                                                           =========    =========

     Depreciation expense for fiscal year 2000, 1999 and 1998 was $35,594,000, $35,074,000 and $29,714,000, respectively.

                              TRUSERV CORPORATION

5. LONG-TERM DEBT AND BORROWING ARRANGEMENTS

     Long-term debt consisted of the following at December 31:

                                                              2000         1999
                                                              ----         ----
                                                               (000'S OMITTED)
Senior Notes (rates at December 31, 2000/1999):
  11.85%/9.10%..........................................    $  32,000    $ 36,000
  10.63%/7.88%..........................................       50,000      50,000
  10.16%/7.41%..........................................       25,000      25,000
  10.10%/7.35%..........................................      105,000     105,000
  10.04%/7.29%..........................................       50,000      50,000
  9.98%/7.23%...........................................       25,000      25,000
Redeemable (subordinated) term notes:
  Fixed interest rates ranging from 5.24% to 7.79%......       18,624      28,712
Industrial Revenue Bonds 4.50%..........................           --       4,000
Capital lease obligations (Note 6)......................        2,645       5,000
                                                            ---------    --------
                                                              308,269     328,712
Less amounts due within one year........................     (299,178)    (18,916)
                                                            ---------    --------
                                                            $   9,091    $309,796
                                                            =========    ========

     Principal payments for the 11.85%/9.10% senior note are due quarterly in incrementally increasing amounts through maturity in 2007. Principal payments for the 10.63%/7.88% senior note are due annually in the amount of $4,545,000 starting in November 2002 through maturity 2012. Principal payments for the 10.16%/7.41% senior note are due annually in the amount of $3,571,000 starting November 2001 through maturity in 2007. Principal payments for the 10.10%/7.35% senior note are due annually in increasing amounts starting January 2002 through maturity in July 2008. Principal payments for the 10.04%/7.29% senior note are due annually in the amount of $10,000,000 starting June 2006 through maturity in June 2010. The 9.98%/7.23% senior note is due in full in November 2002.

     Total maturities of long-term debt for fiscal years 2001, 2002, 2003, 2004, 2005 and thereafter are $19,340,000, $52,718,000, $31,371,000, $28,417,000,
$30,153,000 and $146,270,000 respectively.

     At July 1, 1997, the company had established a $300,000,000 five-year revolving credit facility with a group of banks. The facility was amended and restated in April 2000 to include increased interest rates, new financial ratios and covenants, and the collateralization of the company's assets. The borrowings under the facility were $127,000,000 and $135,000,000 at December 31, 2000 and 1999, respectively. A commitment fee of .05% per annum is paid on the unused portion of the commitments. Also, the company had amounts due under a commercial paper program of $19,000,000 at December 31, 1999 that were paid in fiscal 2000. The weighted average interest rate on these borrowings was 8.9% and 6.4% for the years ended December 31, 2000 and 1999, respectively.

     The redeemable (subordinated) term notes have two to four year terms and are issued in exchange for promissory (subordinated) notes that were held by promissory note holders who do not own the company's Redeemable Class A voting common stock. They are also available for purchase by investors that are affiliated with the company.

     The industrial revenue bonds were paid in fiscal 2000.

     The company's Canadian subsidiaries have short-term borrowings of $7,736,000 and $8,629,000 at December 31, 2000 and 1999, respectively. The subsidiaries have a combined line of credit of C$27,400,000.

                              TRUSERV CORPORATION

The weighted average interest rate on these borrowing was 7.10% and 6.40% for the years ended December 31, 2000 and 1999, respectively.

     The company provides guarantees for certain member loans, but is not required to provide a compensating balance for the guarantees. The amount of member loans guaranteed by the company was approximately $6,709,511 and $6,443,000 as of December 31, 2000 and 1999, respectively.

6. LEASE COMMITMENTS

     The company rents buildings and warehouses, and office, computer and transportation equipment under operating and capital leases. The following is a schedule of future minimum lease payments under capital and long-term non-cancelable operating leases, together with the present value of the net minimum lease payments, as of December 31, 2000:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
                                                                (000'S OMITTED)
     2001.................................................    $ 1,020    $ 21,582
     2002.................................................        621      19,583
     2003.................................................        439      14,737
     2004.................................................        439      13,573
     2005.................................................        332      12,966
     Thereafter...........................................         73      57,454
                                                              -------    --------
Net minimum lease payments................................    $ 2,924    $139,895
                                                                         ========
Less amount representing interest.........................       (279)
                                                              -------
Present value of net minimum lease payments...............      2,645
Less amount due within one year...........................     (1,332)
                                                              -------
                                                              $ 1,313
                                                              =======

     Capitalized leases expire at various dates and generally provide for purchase options but not renewals. Purchase options provide for purchase prices at either fair market value or a stated value, which is related to the lessor's book value at the expiration of the lease term. During 1999, the company entered into an agreement for the sale and leaseback of its Henderson facility, which resulted in a recognized loss of $1,295,000. The 30-month Henderson lease commenced in May 1999 and has annual payments of approximately $612,000. During 1998, the company entered into an agreement for the sale and leaseback of its Harvard facility. The $2,139,000 gain realized on the sale has been deferred and will be amortized over the 15-year lease term. The lease commenced in November 1998 and has annual payments of approximately $2,700,000.

     The Hagerstown, Maryland distribution center is subject to a synthetic lease with monthly payments that are recorded in Other interest expense. The lease payment commitments are for three years with two one-year renewal options and a principal payment due at the expiration of the lease agreement. All obligations under this lease arrangement are guaranteed by the company.

     Rent expense under operating leases was $29,942,000, $31,702,000 and $28,291,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

                              TRUSERV CORPORATION

7. COMMITMENTS AND CONTINGENCIES

     The company is involved in various claims and lawsuits incidental to its business. The following significant matters existed at December 31, 2000:

     In June, 2000, nineteen former members filed a claim against the company alleging that they voted for the Merger (see Note 1) based upon representations made to them by the company and its predecessors that the Coast to Coast name brand would be maintained. (Certain other former TruServ members have filed similar claims.) The plaintiffs allege, however, that, following the Merger, the Coast to Coast name brand was eliminated and that each plaintiff thereafter terminated or had its membership in TruServ terminated. Additionally, the plaintiffs allege that the company breached its obligations by failing to redeem those members' stock and by creating the Loss Allocation Account (see Note 1). Based upon the above, the plaintiffs have asserted claims for fraud, misrepresentation, breach of fiduciary duty and unjust enrichment. The claim seeks unidentified damages. The company intends to vigorously contest this claim and believes that, in the event of an unfavorable outcome, it carries adequate insurance coverage; accordingly, no related reserve has been recorded at December 31, 2000.

     In March, 2001, a similar action was brought on behalf of former SCC members in the same court by the same firm representing the plaintiffs discussed above. The complaint alleges substantially similar claims as those made by the other former TruServ members. The lawsuit is at an early stage and the extent of the damages being claimed has not yet determined; accordingly, no related reserve has been recorded at December 31, 2000.

     In August, 2000, a former member in New York filed a claim against the company's Board of Directors alleging that the Board failed in its fiduciary duty to oversee and manage the company's affairs in fiscal 1999. The claim seeks unidentified damages and the plaintiffs in the lawsuit seek to proceed on a class action basis. The company intends to vigorously contest this claim and believes that, in the event of an unfavorable outcome, it carries adequate insurance coverage; accordingly, no related reserve has been recorded at December 31, 2000.

     In October, 1999, the former president of the company, Paul Pentz, filed a claim against the company alleging that Mr. Pentz is due additional bonus and SERP payments (see Note 11) in addition to amounts already received. The company has filed a countersuit claiming Mr. Pentz breached his fiduciary duties as president of the company. Mr. Pentz's motion for summary judgement was denied on April 19, 2001. The company intends to vigorously contest Mr. Pentz's claim and, accordingly, has recorded no related reserve at December 31, 2000.

                              TRUSERV CORPORATION

8. PROMISSORY (SUBORDINATED) AND INSTALLMENT NOTES

     Promissory (subordinated) and installment notes consisted of the following at December 31:

                                                               2000        1999
                                                               ----        ----
                                                               (000'S OMITTED)
Promissory (subordinated) notes:
  Due on December 31, 2000--6.50%........................    $     --    $ 21,823
  Due on December 31, 2000--7.42%........................          --      14,019
  Due on December 31, 2000--7.58%........................          --      27,271
  Due on December 31, 2001--5.74%........................      14,376      14,514
  Due on December 31, 2001--8.06%........................      22,237      22,448
  Due on December 31, 2002--7.86%........................      23,259      24,559
  Due on December 31, 2003--7.90%........................      22,525          --
  Due on December 31, 2005--7.90%........................       1,692          --
Term (subordinated) notes Due on June 30, 2002--8.06%....      12,408      12,513
Installment notes at interest rates of 4.75% to 8.20%
  with maturities through 2004...........................      11,359      15,829
                                                             --------    --------
                                                              107,856     152,976
Less amounts due within one year.........................     (42,010)    (69,172)
                                                             --------    --------
                                                             $ 65,846    $ 83,804
                                                             ========    ========

     Prior to 1997, promissory notes were issued for partial payment of the annual patronage dividend. Promissory notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the company as specified by its Board of Directors. Prior experience indicates that the maturities of a significant portion of the notes due within one year are extended, for a three-year period, at interest rates substantially equivalent to competitive market rates of comparable instruments. The company anticipates that this practice of extending notes will continue and, accordingly, these notes are classified as a component of capitalization.

     Total maturities of promissory and installment notes for fiscal years 2001, 2002, 2003, 2004 and 2005 are $42,010,000, $39,655,000, $24,451,000, $48,000 and
$1,692,000, respectively.

     Term notes were issued in connection with the redemption of excess Redeemable Class B common stock. Term notes are subordinated to indebtedness to banking institutions, trade creditors and other indebtedness of the company as specified by its Board of Directors.

                              TRUSERV CORPORATION

9. INCOME TAXES

     Income tax expense/(benefit) consisted of the following for the years ended December 31:

                                                          2000     1999       1998
                                                          ----     ----       ----
                                                               (000'S OMITTED)
Current:
  Federal.............................................    $231    $    --    $   --
  State...............................................     315        460       710
  Foreign.............................................     306        281       290
                                                          ----    -------    ------
  Total current.......................................     852        741     1,000
                                                          ----    -------    ------
Deferred:
  Federal.............................................      --     14,010        --
  State...............................................      --      2,472        --
  Foreign.............................................      64       (203)     (403)
                                                          ----    -------    ------
  Total deferred......................................      64     16,279      (403)
                                                          ----    -------    ------
                                                          $916    $17,020    $  597
                                                          ====    =======    ======

     The company operates as a nonexempt cooperative and is allowed a deduction in determining its taxable income for amounts paid as qualified patronage dividends based on margins from business done with or on behalf of members and for the redemption of nonqualified notices of allocation. The reconciliation of income tax expense to income tax computed at the U.S. federal statutory tax rate of 35% was as follows for the years ended December 31:

                                                       2000       1999        1998
                                                       ----       ----        ----
                                                             (000'S OMITTED)
Tax at U.S. statutory rate.......................    $ 12,262    $    --    $  4,416
Effects of:
  Patronage dividend.............................     (12,233)        --     (12,258)
  State income taxes, net of federal tax
     benefit.....................................         205      1,906         462
  Increase/(decrease) in valuation allowance.....      (2,503)    14,010       6,675
  Non-deductible goodwill........................       2,819         --          --
  Other, net.....................................         366      1,104       1,302
                                                     --------    -------    --------
                                                     $    916    $17,020    $    597
                                                     ========    =======    ========

     Deferred income taxes reflect the net tax effects of net operating loss carryforwards, which expire in years through 2020; alternative minimum tax credit carryforwards and nonqualified notices of allocations, which do not expire; and temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. To the extent tax benefits are subsequently recognized in excess of the net deferred tax assets, approximately $28,800,000 of the reduction in the valuation allowance for deferred tax assets will result in a reduction of goodwill.

                              TRUSERV CORPORATION

     The significant components of the company's deferred tax assets and liabilities were as follows for the years ended December 31:

                                                                  2000        1999        1998
                                                                  ----        ----        ----
                                                                        (000'S OMITTED)
Deferred tax assets:
  Net operating loss carryforwards..........................    $ 58,462    $ 65,569    $ 15,868
  AMT credit carryforward...................................         784         553         911
  Nonqualified notices of allocation........................      13,548      13,830      16,697
  Bad debt provision........................................       2,744       2,129       2,049
  Vacation pay..............................................       2,996       3,460       3,122
  Contributions to fund retirement plans....................          --         792       3,871
  Book depreciation in excess of tax depreciation...........         532          --          --
  Inventory reserves........................................       1,272          --          --
  Rent expense..............................................       2,458       2,289       2,072
  Merger-related valuations and accruals....................       2,936       2,141       5,865
  Inventory capitalization..................................       2,657       2,808          --
  Other.....................................................       5,739       4,156       3,752
                                                                --------    --------    --------
Total deferred tax assets...................................      94,128      97,727      54,207
Valuation allowance for deferred tax assets.................     (89,700)    (93,213)    (33,067)
                                                                --------    --------    --------
Net deferred tax assets.....................................       4,428       4,514      21,140
Deferred tax liabilities:
  Tax depreciation in excess of book depreciation...........          --       3,383       1,450
  Inventory capitalization..................................          --          --       1,725
  Contributions to fund retirement plans....................       3,296          --          --
  Other.....................................................       1,132       1,131       1,475
                                                                --------    --------    --------
Total deferred tax liabilities..............................       4,428       4,514       4,650
                                                                --------    --------    --------
Net deferred taxes..........................................    $     --    $     --    $ 16,490
                                                                ========    ========    ========

10. SUPPLEMENTAL CASH FLOW INFORMATION

     The patronage dividend and promissory (subordinated) and redeemable (subordinated) term note renewals relating to non-cash operating and financing activities were as follows for the years ended December 31:

                                                       2000        1999       1998
                                                       ----        ----       ----
                                                             (000'S OMITTED)
Patronage dividend payable in cash................    $10,459    $     --    $14,507
Promissory (subordinated) notes...................     (1,820)     (5,436)    (3,252)
Redeemable Class A voting common stock............          3          --         --
Redeemable Class B common stock...................     (2,733)    (15,974)     9,950
Installment notes.................................      2,515       9,722      5,532
Loss allocation...................................     21,458          --         --
Member indebtedness...............................      4,823      11,688      8,287
                                                      -------    --------    -------
Patronage dividend................................    $34,705    $     --    $35,024
                                                      =======    ========    =======
Note renewals and interest rollover...............    $22,525    $ 36,385    $24,058
                                                      =======    ========    =======

                              TRUSERV CORPORATION

     Additionally, in fiscal year 2000, the company's non-cash financing and investing activities are due to an asset sale and related agreements with Builder Marts of America, Inc. that included a note receivable of $19,500,000 and debit memos of $4,000,000. The company's non-cash financing and investing activities in fiscal year 1999 and 1998 include $305,000 and $610,000, respectively, related to the acquisition of transportation equipment by entering into capital leases.

     Cash paid for interest during fiscal years 2000, 1999 and 1998 totaled $60,059,000, $58,730,000 and $52,722,000, respectively. Cash paid for income taxes during fiscal years 2000, 1999 and 1998 totaled $777,000, $848,000 and $903,000, respectively.

11. BENEFIT PLANS

     The change in the projected benefit obligation and in the plan assets for the company administered pension plans was as follows for the years ended December 31:

                                                              2000         1999
                                                              ----         ----
                                                               (000'S OMITTED)
Change in projected benefit obligation:
  Projected benefit obligation at beginning of year.....    $ 160,727    $200,951
  Service cost..........................................        6,414       8,377
  Interest cost.........................................        9,474      12,312
  Benefit payments......................................       (4,980)     (7,382)
  Actuarial losses/(gains)..............................       18,946     (23,601)
  Curtailments..........................................           --       2,495
  Settlements...........................................     (114,083)    (34,022)
  Special retirement benefits...........................           --       1,597
                                                            ---------    --------
  Projected benefit obligation at end of year...........    $  76,498    $160,727
                                                            ---------    --------
Change in plan assets:
  Fair value of plan assets at beginning of year........    $ 178,426    $196,953
  Actual return on assets...............................        3,068      16,891
  Employer contributions................................       14,070       5,986
  Benefit payments......................................       (4,980)     (7,382)
  Settlements...........................................     (114,083)    (34,022)
                                                            ---------    --------
  Fair value of plan assets at end of year..............    $  76,501    $178,426
                                                            ---------    --------
Reconciliation of funded status:
  Funded status.........................................    $       3    $ 17,699
  Unrecognized transition asset.........................         (788)     (2,642)
  Unrecognized prior service cost.......................        5,792       6,743
  Unrecognized actuarial gain/(loss)....................        5,815     (23,781)
                                                            ---------    --------
  Prepaid benefit/(accrued cost)........................    $  10,822    $ (1,981)
                                                            =========    ========

     The company has classified $4,280,000 of prepaid pension expense as of December 31, 2000 in Other current assets.

                              TRUSERV CORPORATION

     The components of net periodic pension cost for the company administered pension plans were as follows for the years ended December 31:

                                                      2000        1999        1998
                                                      ----        ----        ----
                                                            (000'S OMITTED)
Components of net periodic pension cost:
  Service cost..................................    $  6,414    $  8,377    $  7,418
  Interest cost.................................       9,474      12,312      13,259
  Expected return on assets.....................     (12,987)    (15,951)    (16,083)
  Amortization of transition assets.............        (529)       (720)       (835)
  Amortization of prior service cost............         951         984         984
  Amortization of actuarial gain/(loss).........         (91)         53          --
  Special termination benefit...................          --       1,597          --
  Curtailment loss..............................          --         112          --
  Settlement gain...............................      (1,965)     (5,075)     (1,745)
                                                    --------    --------    --------
     Net pension cost...........................    $  1,267    $  1,689    $  2,998
                                                    ========    ========    ========

     One of the company's pension plans is the supplemental executive retirement plan ("SERP"), which is an unfunded unqualified defined benefit plan. The funded status in the table above is net of an accrued pension liability of $1,279,000 and $10,165,000 related to the SERP at December 31, 2000 and 1999, respectively.

     The company also participates in union-sponsored defined contribution plans. Costs related to these plans were $169,000, $315,000 and $861,000 for fiscal year 2000, 1999 and 1998, respectively.

     In the third quarter of fiscal year 2000, the company purchased from an insurance company non-participating annuity contracts to satisfy pension obligations related to certain former employees who were fully vested in their pension benefits. As a result of this transaction, the company recognized a pre-tax gain of approximately $5 million in fiscal year 2000 related to the settlement of these pension obligations. Such gain has been recorded as Other income, net. This gain was offset in the fourth quarter by approximately $3 million due to market value decreases on assets and settlement losses on employees leaving the plan.

     Plan assets consist primarily of publicly traded common stocks and corporate debt instruments.

     The assumptions used to determine the company's pension obligations were as follows for the years ended December 31:

                                                                2000     1999
                                                                ----     ----
Weighted average assumptions:
  Discount rate.............................................    7.50%    8.00%
  Expected return on assets.................................    9.50%    9.50%
  Rate of compensation increase.............................    4.50%    4.50%

     The company also maintains a defined benefit retirement medical plan for former SCC employees who met certain age and service criteria that was frozen at the time of the Merger. The company contributes $105 per month per person for such employees who elect coverage for themselves and their dependants. The company also maintains similar benefits for some former SCC executives who were also contractually eligible for such coverage.

     The components of the retiree medical plan costs for the company administered plan consist of interest cost of $354,000 and $335,000 in fiscal year 2000 and 1999, respectively.

                              TRUSERV CORPORATION

     The accumulated post retirement benefit obligation ("APBO") of $5,189,000 on December 31, 1998 was increased by interest cost in 1999 of $335,000, and offset by claims paid of $460,000 and an actuarial gain of $510,000, resulting in an APBO of $4,554,000 at December 31, 1999. Reductions to the APBO in 2000 were claims paid of $427,000, offset by interest cost of $354,000 and an actuarial loss of $266,000, resulting in an APBO of $4,747,000 at December 31, 2000.

     The funded status at December 31, 1999 was a liability of $4,797,000, which includes the APBO of $4,554,000 plus an unrecognized gain of $243,000. The funded status at December 31, 2000 was a liability of $4,724,000, which includes the APBO of $4,747,000, offset by an actuarial loss of $23,000.

     The plan has no assets. During 2000 and 1999, the company contributed to the plan $427,000 and $460,000, respectively, and there were benefit payments of $427,000 and $460,000, respectively.

     The effect of a one percentage point increase in the medical trend rate would increase the service and interest cost components by $13,000 and the post-retirement benefit obligation by $158,000. The effect of a one percentage point decrease in the medical trend rate would decrease the service and interest cost components by $10,000 and the post-retirement benefit obligation by $131,000.

     The assumptions used to determine the company's health benefit obligations were as follows for the years ended December 31:

                                                                2000     1999
                                                                ----     ----
Weighted average assumptions:
  Discount rate.............................................    7.50%    8.00%
  Medical trend rate........................................    5.00%    5.00%

12. SEGMENT INFORMATION

     The company is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. The company identifies segments based on management responsibility and the nature of the business activities of each component of the company. The company measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:

                                                                  DECEMBER 31, 2000
                                        ---------------------------------------------------------------------
                                                                              ELIMINATION OF
                                                                               INTERSEGMENT      CONSOLIDATED
                                         HARDWARE      PAINT       OTHER           ITEMS            TOTALS
                                         --------      -----       -----      --------------     ------------
                                                                   (000'S OMITTED)
Net sales to external customers.....    $3,745,524    $139,109    $109,009        $    --         $3,993,642
Intersegment sales..................            --       1,856          --         (1,856)                --
Interest expense....................        62,184       4,661         861             --             67,706
Depreciation & amortization.........        40,482       1,752         799             --             43,033
Segment net margin/(loss)...........        24,984       9,000         133             --             34,117
Identifiable segment assets.........     1,162,319      52,020      21,675             --          1,236,014
Expenditures for long-lived
  assets............................        11,365         627         534             --             12,526

                              TRUSERV CORPORATION

                                                                  DECEMBER 31, 1999
                                        ---------------------------------------------------------------------
                                                                              ELIMINATION OF
                                                                               INTERSEGMENT      CONSOLIDATED
                                         HARDWARE      PAINT       OTHER           ITEMS            TOTALS
                                         --------      -----       -----      --------------     ------------
                                                                   (000'S OMITTED)
Net sales to external customers.....    $4,242,572    $148,001    $111,753        $    --         $4,502,326
Intersegment sales..................            --       1,810          --         (1,810)                --
Interest expense....................        53,993       6,014         695             --             60,702
Depreciation & amortization.........        38,576       1,704         851             --             41,131
Segment net margin/(loss)...........      (146,200)     14,707         690             --           (130,803)
Identifiable segment assets.........     1,247,320      63,975      24,102             --          1,335,397
Expenditures for long-lived
  assets............................        41,906       2,207         817             --             44,930

                                                                  DECEMBER 31, 1998
                                        ---------------------------------------------------------------------
                                                                              ELIMINATION OF
                                                                               INTERSEGMENT      CONSOLIDATED
                                         HARDWARE      PAINT       OTHER           ITEMS            TOTALS
                                         --------      -----       -----      --------------     ------------
                                                                   (000'S OMITTED)
Net sales to external customers.....    $4,062,390    $157,627    $108,221        $    --         $4,328,238
Intersegment sales..................            --       2,340          --         (2,340)                --
Interest expense....................        46,809       7,512         779             --             55,100
Depreciation & amortization.........        29,691       1,652         769             --             32,112
Segment net margin/(loss)...........           342      11,502         176             --             12,020
Identifiable segment assets.........     1,488,108      80,121      19,445             --          1,587,674
Expenditures for long-lived
  assets............................        67,199       2,710         824             --             70,733

     The company does not have a significant concentration of members in any geographic region of the United States or in any foreign countries.

13. ASSET SALE

     Effective December 29, 2000, the company sold the assets, primarily inventory, of the Lumber and Building Materials ("LBM") division, comprising fiscal year 2000 sales of approximately $1.1 billion, to Builder Marts of America, Inc. ("BMA"). In connection with this sale, the company received consideration of $20.2 million in cash (of which $1.0 million will be held in escrow until December 31, 2001 to satisfy any contingencies or disputes between the parties and which, accordingly, is classified as Restricted cash), a $19.5 million note receivable (payable in annual installments through December 31, 2007 and carrying an interest rate of 7.75% per annum) and $4.0 million in debit memos to be used as an offset against amounts payable to BMA existing at the date of the sale. Additionally, the company recorded deferred credits totaling $9.5 million related to certain non-compete, cooperation, trademark and license, and lease agreements entered into with BMA; such amount will be amortized to income over the lives of the underlying agreements, generally 5-10 years. The company also relieved $4.6 million of goodwill (net) and $0.7 million of inventory related to the LBM division at the time of the sale. As a result of the above, the company recognized a gain of $28.9 million in the fourth quarter, which is classified as Gain on sale of assets.

                              TRUSERV CORPORATION

14. QUARTERLY FINANCIAL SUMMARY

     Selected quarterly financial information for each of the four quarter in fiscal 2000 and 1999 is as follows (000's omitted):

                                                    FIRST         SECOND        THIRD         FOURTH
                                                  QUARTER(1)     QUARTER       QUARTER       QUARTER
                                                  ----------     -------       -------       -------
2000
  Revenues....................................    $1,027,605    $1,137,262    $  944,269    $  884,506
  Net margin/(loss) before income taxes.......        (8,869)       11,940         9,663        22,299(2)
  Net margin/(loss)...........................        (8,924)       11,923         9,447        21,671
1999 (restated)
  Revenues....................................    $1,070,892    $1,264,108    $1,117,496    $1,049,830
  Net margin/(loss) before income taxes and
     cumulative effect of a change in
     accounting principle.....................       (17,724)       19,862         4,483      (113,920)(3)
  Net margin/(loss) before cumulative effect
     of a change in accounting principle......       (17,811)       18,270         5,864      (130,642)
  Net margin/(loss)...........................       (24,295)       18,270         5,864      (130,642)

-------------------------
(1) On January 1, 1999, the company wrote off the unamortized balance of start-up costs upon the adoption of SOP 98-5.

(2) In the fourth quarter of fiscal 2000, the company recorded an inventory adjustment of approximately $22.2 million (as an increase to inventory and a reduction to cost of sales) resulting from physical inventory counts taken at certain of its distribution centers.

(3) In the fourth quarter of fiscal 1999, the company wrote off approximately $74.0 million of inventory following the resolution of certain unreconciled differences.

                              TRUSERV CORPORATION

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
            FOR FISCAL YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                FISCAL YEAR ENDED DECEMBER 31
                                                                -----------------------------
                                                                 2000       1999       1998
                                                                 ----       ----       ----
Reserve for Doubtful Accounts
  Balance at beginning of year..............................    $ 5,613    $ 5,111    $ 8,691
  Provision for doubtful accounts...........................      9,147      5,148      2,808
  Write-offs of doubtful accounts(1)........................     (7,590)    (4,646)    (6,388)
                                                                -------    -------    -------
  Balance at end of year....................................    $ 7,170    $ 5,613    $ 5,111
                                                                =======    =======    =======

-------------------------

(1) Notes and accounts written off as uncollectible, net of recoveries of accounts previously written off as collectible.

                                                                FISCAL YEAR ENDED DECEMBER 31
                                                                ------------------------------
                                                                 2000       1999        1998
                                                                 ----       ----        ----
Business Combination Reserves
  Balance at beginning of year..............................    $ 683     $ 4,000     $16,349
  Utilization of reserves...................................     (683)     (3,317)     (9,800)
  Adjustment to Goodwill....................................       --          --      (2,549)
                                                                -----     -------     -------
  Balance at end of year....................................    $  --     $   683     $ 4,000
                                                                =====     =======     =======

                              TRUSERV CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET


                                                                SEPTEMBER 29,    DECEMBER 31,
                                                                    2001             2000
                                                                -------------    ------------
                                                                 (UNAUDITED)
                                                                       (000'S OMITTED)
                           ASSETS
Current assets:
  Cash and cash equivalents.................................     $   40,636       $   18,316
  Restricted cash...........................................          7,765            1,000
  Accounts and notes receivable, net of allowance for
     doubtful accounts of $12,761,000 and $7,170,000........        294,229          396,587
  Inventories (Note 6)......................................        370,707          443,663
  Other current assets......................................         19,357           12,274
                                                                 ----------       ----------
       Total current assets.................................        732,694          871,840
Properties, net.............................................        199,771          216,146
Goodwill, net...............................................         92,119           94,051
Other assets................................................         39,172           53,977
                                                                 ----------       ----------
       Total assets.........................................     $1,063,756       $1,236,014
                                                                 ==========       ==========
          LIABILITIES AND MEMBERS' CAPITALIZATION
Current liabilities:
  Accounts payable..........................................     $  281,617       $  356,196
  Outstanding checks........................................         40,680          129,490
  Accrued expenses..........................................         96,140           85,161
  Short-term borrowings.....................................        150,981          138,085
  Current maturities of notes, long-term debt and capital
     lease obligations (Note 2).............................        339,868          341,188
  Patronage dividend payable in cash........................             --           10,459
                                                                 ----------       ----------
       Total current liabilities............................        909,286        1,060,579
Long-term debt, including capital lease obligations, less
  current maturities (Note 2)...............................          6,683            9,091
Deferred credits............................................          9,022            9,821
                                                                 ----------       ----------
       Total liabilities and deferred credits...............        924,991        1,079,491
Minority interest...........................................          4,844            4,999
Commitments and contingencies...............................             --               --
Members' capitalization:
  Promissory (subordinated) and installment notes...........         60,983           65,846
  Members' equity:
     Redeemable Class A voting common stock, $100 par value;
      750,000 shares authorized; 451,680 and 411,180 shares
      issued and fully paid; 58,380 and 98,880 shares issued
      (net of subscriptions receivable of $1,251,000 and
      $1,922,000)...........................................         49,755           49,084
     Redeemable Class B non-voting common stock and paid-in
      capital, $100 par value; 4,000,000 shares authorized;
      1,731,490 and 1,731,482 shares issued and fully
      paid..................................................        174,448          174,448
  Loss allocation (Note 5)..................................        (92,074)         (92,460)
  Deferred patronage........................................        (26,727)         (27,288)
  Retained deficit..........................................        (31,535)         (17,134)
  Accumulated other comprehensive loss......................           (929)            (972)
                                                                 ----------       ----------
       Total members' equity................................         72,938           85,678
                                                                 ----------       ----------
          Total members' capitalization.....................        133,921          151,524
                                                                 ----------       ----------
            Total liabilities and members' capitalization...     $1,063,756       $1,236,014
                                                                 ==========       ==========


            See Notes to Condensed Consolidated Financial Statements

                              TRUSERV CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                FOR THE THIRTEEN WEEKS ENDED     FOR THE THIRTY-NINE WEEKS ENDED
                                               ------------------------------    --------------------------------
                                               SEPTEMBER 29,    SEPTEMBER 30,    SEPTEMBER 29,     SEPTEMBER 30,
                                                   2001             2000              2001              2000
                                               -------------    -------------    -------------     -------------
                                                                        (000'S OMITTED)
Revenues...................................      $621,977         $944,269         $2,024,092        $3,109,136
Costs and expenses:
  Cost of revenues.........................       549,401          872,388          1,823,466         2,897,681
  Logistics and manufacturing expenses.....        22,832           21,986             68,630            68,520
  Selling, general and administrative
     expenses..............................        34,534           27,532             92,525            86,079
  Restructuring expenses (Note 7)..........         3,261               --              8,211                --
  Interest paid to Members.................         1,939            2,776              5,871             8,407
  Other interest expense...................        13,652           14,981             41,979            42,906
  Gain on sale of properties...............          (135)            (233)              (188)           (1,300)
  Other income, net........................        (1,162)          (4,824)            (3,004)           (5,891)
                                                 --------         --------         ----------        ----------
                                                  624,322          934,606          2,037,490         3,096,402
                                                 --------         --------         ----------        ----------
Net margin/(loss) before income taxes......        (2,345)           9,663            (13,398)           12,734
Income tax expense.........................           132              216                442               288
                                                 --------         --------         ----------        ----------
Net margin/(loss)..........................      $ (2,477)        $  9,447         $  (13,840)       $   12,446
                                                 ========         ========         ==========        ==========


           See Notes to Condensed Consolidated Financial Statements.

                              TRUSERV CORPORATION

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)




                                                                       FOR THE THIRTY-NINE
                                                                           WEEKS ENDED
                                                                  ------------------------------
                                                                  SEPTEMBER 29,    SEPTEMBER 30,
                                                                      2001             2000
                                                                  -------------    -------------
                                                                         (000'S OMITTED)
Operating activities:
  Net margin/(loss).........................................        $(13,840)         $12,446
  Adjustments to reconcile net loss to cash and cash
     equivalents used for operating activities:
     Depreciation and amortization..........................          31,548           32,915
     Provision for allowance for doubtful accounts..........           5,744            7,372
     Net change in working capital components...............         105,407          (46,463)
                                                                    --------          -------
  Net cash and cash equivalents provided by operating
     activities.............................................         128,859            6,270
                                                                    --------          -------
Investing activities:
  Additions to properties owned.............................          (8,843)         (10,053)
  Proceeds from sale of properties owned....................             123            8,165
  Changes in restricted cash................................          (6,765)              --
  Changes in other assets...................................           1,359             (733)
                                                                    --------          -------
  Net cash and cash equivalents used for investing
     activities.............................................         (14,126)          (2,621)
                                                                    --------          -------
Financing activities:
  Payment of patronage dividend.............................          (9,484)              --
  Proceeds from long-term borrowings........................              --            1,068
  Payment of notes, long-term debt and lease obligations....          (7,686)         (14,885)
  Decrease in outstanding checks............................         (88,810)         (39,894)
  Proceeds from short-term borrowings, net of repayments....          12,896           51,110
  Purchase of common stock..................................              --           (1,505)
  Proceeds from Class A common stock subscription
     receivable.............................................             671              387
                                                                    --------          -------
  Net cash and cash equivalents used for financing
     activities.............................................         (92,413)          (3,719)
                                                                    --------          -------
Net increase/(decrease) in cash and cash equivalents........          22,320              (70)
Cash and cash equivalents at beginning of period............          18,316            1,815
                                                                    --------          -------
Cash and cash equivalents at end of period..................        $ 40,636          $ 1,745
                                                                    ========          =======


           See Notes to Condensed Consolidated Financial Statements.

                              TRUSERV CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


NOTE 1--GENERAL



     The condensed consolidated balance sheet at September 29, 2001, the condensed consolidated statement of operations for the thirteen and thirty-nine weeks ended September 29, 2001 and September 30, 2000, and the condensed consolidated statement of cash flows for the thirty-nine weeks ended September 29, 2001 and September 30, 2000 are unaudited and, in the opinion of the management of TruServ, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of financial position at the balance sheet dates and results of operations and cash flows for the respective interim periods. The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. These financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2000 included in TruServ's 2000 Annual Report on Form 10-K.



NOTE 2--DEBT COVENANT VIOLATION



     Under the senior note agreements and the revolving credit facility, TruServ is required to meet certain restrictive financial ratios and covenants relating to minimum EBITDA, minimum fixed charge coverage, minimum borrowing base to debt ratio, maximum capital expenditures and maximum asset sales, as well as other customary covenants, representations and warranties, funding conditions and events of default. As of December 31, 2000, TruServ was in compliance with the covenant requirements.



     However, as of February 24, 2001, TruServ failed to comply with a covenant under the revolving credit facility and the senior note agreements, which requires TruServ to achieve a minimum monthly borrowing base ratio. As a result, either the senior note holders or the participants in the revolving credit facility could declare this failure to comply with the covenant as an "event of default," in which case the senior notes and the amounts outstanding under the revolving credit facility would become callable as immediately payable.



     On March 30, 2001, the participants in the revolving credit facility issued to TruServ "reservation of rights" letters under which the participants effectively stated their intention to not call as immediately payable TruServ's outstanding debt obligations until May 1, 2001, although they were not precluded from doing so. All other rights of the participants were preserved. Additional letters were issued on April 30, 2001, July 3, 2001 and August 30, 2001 which extended the reservation of rights until July 30, 2001, September 30, 2001 and February 28, 2002, respectively. The senior note holders also issued letters reserving their right to accelerate the maturity of the notes although agreeing not to do so at this time.



     The reservation of rights letters provided by the participants in the revolving credit facility permanently reduced the credit limit under this facility on May 11, 2001 from $275,000,000 to $250,000,000 and on September 4, 2001 from $250,000,000 to $200,000,000. Additionally, the interest rate on the amounts outstanding under the revolving credit facility was increased by approximately 2%; this increased interest rate also applies to the outstanding senior notes. As a result of this increased interest rate, TruServ will incur additional interest expense in fiscal year 2001. If this increased interest rate continues through December 31, 2001, the additional interest expense would aggregate approximately $6.5 million.



     On September 28, 2001, TruServ signed a $350,000,000 fully underwritten revolving credit facility commitment from Bank of America for borrowings against TruServ's accounts receivable and inventory. However, TruServ is still in discussions with the current lenders to amend the existing agreements and with other potential lenders regarding refinancing the existing agreements and could replace the existing agreements with an asset-based lending agreement with a new lending group in the fourth quarter of 2001.

                              TRUSERV CORPORATION

                                  (UNAUDITED)


However, no assurances can be given as to the outcome. TruServ's failure to successfully amend or refinance its current borrowing arrangements could cause the current lending group to call as immediately payable TruServ's currently outstanding debt obligations. TruServ's resulting inability to satisfy its debt obligations would force TruServ to pursue other alternatives to improve liquidity, possibly including, among other things, restructuring actions, sales of assets and seeking additional sources of funds or liquidity. In particular, TruServ has engaged an investment banking firm to assist it in exploring the sale of the paint manufacturing business. No assurances can be given that TruServ would be successful in pursuing such possible alternatives or, even if successful, that such undertakings would not have a material adverse impact on TruServ.



     Accordingly, the balances outstanding under the senior note agreements and the revolving credit facility have been classified as current liabilities as of December 31, 2000 and September 29, 2001. However, the financial statements do not include any other adjustments that might result from the outcome of this uncertainty.



NOTE 3--RECLASSIFICATIONS



     Certain reclassifications have been made to the prior year's condensed consolidated financial statements to conform with the current year's presentation. These reclassifications had no effect on net margin/(loss) for any period or on total members' equity at the balance sheet dates.



NOTE 4--ESTIMATED PATRONAGE DIVIDENDS



     If financial and operating conditions permit, patronage dividends are declared and paid by TruServ after the close of each fiscal year. Patronage dividends in the amount of $34,705,000 were paid on March 31, 2001 relating to the fiscal year ended December 31, 2000, approximately thirty percent of which were paid in cash (TruServ's by-laws and the IRS require that the payment of at least twenty percent of patronage dividends be in cash). The remainder was paid primarily through the issuance of TruServ's Redeemable Class B common stock and, in certain cases, a small portion of the dividend was paid by means of Promissory (Subordinated) Notes of the company. The Redeemable Class B common stock issued as part of the December 31, 2000 patronage dividend has been designated as qualified notices of allocation. Over ninety-five percent of the Redeemable Class B common stock issued with the fiscal year 2000 patronage dividend was applied to the loss allocation account. There is no estimated patronage dividend for the period ended September 29, 2001 and the estimated patronage dividend for the corresponding period in 2000 was $12,799,000.



NOTE 5--LOSS ALLOCATION TO MEMBERS



     During the third quarter of fiscal year 2000, TruServ management developed and the Board of Directors approved a plan to equitably allocate to members the loss incurred in 1999. This loss was previously recorded as a reduction of retained earnings. TruServ has allocated the 1999 loss by establishing a loss allocation account as a contra-equity account in the consolidated balance sheet with the offsetting credit recorded to retained deficit. The loss allocation account reflects the sum of each member's proportionate share of the 1999 loss, after being reduced by certain amounts that are not allocable to members. The loss allocation account is not a receivable from members and does not represent an amount currently due from members. Rather, the loss allocation account will be satisfied, on a member by member basis, by withholding the portion of future patronage dividends that would have been paid in qualified Redeemable Class B common stock, at par value, and applying such amount as a reduction in the loss allocation account until fully satisfied. The current levels of members' stock investments in TruServ will not be affected. However, in the event a member should terminate as a stockholder of the company, any unsatisfied portion of that member's loss allocation account will be satisfied by reducing the redemption amount paid for the member's stock investment in TruServ.

                              TRUSERV CORPORATION

                                  (UNAUDITED)


NOTE 6--INVENTORIES



     Inventories consisted of:



                                                                SEPTEMBER 29,    DECEMBER 31,
                                                                    2001             2000
                                                                -------------    ------------
                                                                       (000'S OMITTED)
Manufacturing inventories:
  Raw materials.............................................      $  2,765         $  2,242
  Work-in-process and finished goods........................        26,622           30,705
                                                                  --------         --------
                                                                    29,387           32,947
Merchandise inventories.....................................       341,320          410,716
                                                                  --------         --------
       Total................................................      $370,707         $443,663
                                                                  ========         ========



     Inventories are stated at the lower of cost, determined on the first-in, first-out basis, or market. The cost of inventory also includes indirect costs incurred to bring inventory to its existing location for resale. The amount of indirect costs included in ending inventory at September 29, 2001 and December 31, 2000 was $24,639,000 and $29,144,000, respectively.



NOTE 7--RESTRUCTURING CHARGE



     During fiscal 2001, TruServ continued the workforce reductions initiated in fiscal year 2000 related to regional distribution center closures and workforce reductions at the company's corporate headquarters. In the third quarter of fiscal 2001, TruServ announced that it was closing the Brookings, South Dakota distribution center. This announcement in the third quarter will result in the severance of 160 additional employees, all of whom were notified as to the terms and conditions of their severance and the benefits they would receive. In the second quarter, a corporate headquarters workforce reduction resulted in the severance of 150 additional employees, all of whom were notified as to the terms and conditions of their severance and the benefits they would receive. Additional shutdown costs necessary to exit the distribution centers were also identified. The above-described actions taken by TruServ have been reflected in the schedule below and are included in restructuring expenses in TruServ's condensed consolidated statement of operations. TruServ expects annual savings of approximately $14.9 million from the above-described restructuring activities.



                                                                                                   TOTAL
                                                                FACILITY EXIT      ASSET       RESTRUCTURING
                                                  SEVERANCE         COSTS        IMPAIRMENT       RESERVE
                                                  ---------     -------------    ----------    -------------
Restructuring reserve at December 31, 2000...    $   861,000     $1,051,000       $     --      $ 1,912,000
Q1 2001:
Restructuring charge.........................        560,000             --             --          560,000
Use of reserves..............................        (83,000)       (89,000)            --         (172,000)
Q2 2001:
Restructuring charge.........................      3,527,000        863,000             --        4,390,000
Use of reserves..............................     (1,090,000)      (856,000)            --       (1,946,000)
Q3 2001:
Restructuring charge.........................      1,502,000      1,405,000        354,000        3,261,000
Use of reserves..............................     (1,501,000)      (921,000)            --       (2,422,000)
                                                 -----------     ----------       --------      -----------
Restructuring reserve at September 29,
  2001.......................................    $ 3,776,000     $1,453,000       $354,000      $ 5,583,000
                                                 ===========     ==========       ========      ===========

                              TRUSERV CORPORATION

                                  (UNAUDITED)


NOTE 8--SEGMENT INFORMATION



     TruServ is principally engaged as a wholesaler of hardware and related products and is a manufacturer of paint products. TruServ identifies segments based on management responsibility and the nature of the business activities of each component of the company. TruServ measures segment earnings as operating earnings including an allocation for interest expense and income taxes. Information regarding the identified segments and the related reconciliation to consolidated information are as follows:



                                                        THIRTEEN WEEKS ENDED SEPTEMBER 29, 2001
                                            ----------------------------------------------------------------
                                                                              ELIMINATION OF
                                                                               INTERSEGMENT     CONSOLIDATED
                                            HARDWARE     PAINT      OTHER         ITEMS            TOTALS
                                            --------     -----      -----     --------------    ------------
                                                                    (000'S OMITTED)
Net sales to external customers.........    $558,539    $37,189    $26,249        $  --           $621,977
Intersegment sales......................          --        351         --         (351)                --
Interest expense........................      14,702        753        136           --             15,591
Depreciation and amortization...........       9,658        394        150           --             10,202
Segment net margin/(loss)...............      (5,682)     3,235        (30)          --             (2,477)
Expenditures for long-lived assets......       1,491        179        184           --              1,854



                                                        THIRTEEN WEEKS ENDED SEPTEMBER 30, 2000
                                           ------------------------------------------------------------------
                                                                               ELIMINATION OF
                                                                                INTERSEGMENT     CONSOLIDATED
                                            HARDWARE      PAINT      OTHER         ITEMS            TOTALS
                                            --------      -----      -----     --------------    ------------
                                                                    (000'S OMITTED)
Net sales to external customers........    $  877,622    $39,369    $27,278        $  --           $944,269
Intersegment sales.....................            --        352         --         (352)                --
Interest expense.......................        16,647        893        217           --             17,757
Depreciation and amortization..........         9,641        425        194                          10,260
Segment net margin.....................         5,676      3,634        137           --              9,447
Expenditures for long-lived assets.....         3,050        107        257                           3,414



                                                      THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2001
                                          -------------------------------------------------------------------
                                                                               ELIMINATION OF
                                                                                INTERSEGMENT     CONSOLIDATED
                                           HARDWARE      PAINT       OTHER         ITEMS            TOTALS
                                           --------      -----       -----     --------------    ------------
                                                                    (000'S OMITTED)
Net sales to external customers.......    $1,840,515    $106,249    $77,328       $    --         $2,024,092
Intersegment sales....................            --       1,536         --        (1,536)                --
Interest expense......................        44,307       3,096        447            --             47,850
Depreciation and amortization.........        29,771       1,272        505            --             31,548
Segment net margin/(loss).............       (22,478)      8,427        211            --            (13,840)
Identifiable segment assets...........       989,439      47,805     26,512            --          1,063,756
Expenditures for long-lived assets....         8,044         451        348            --              8,843

                              TRUSERV CORPORATION

                                  (UNAUDITED)


                                                      THIRTY-NINE WEEKS ENDED SEPTEMBER 30, 2000
                                          -------------------------------------------------------------------
                                                                               ELIMINATION OF
                                                                                INTERSEGMENT     CONSOLIDATED
                                           HARDWARE      PAINT       OTHER         ITEMS            TOTALS
                                           --------      -----       -----     --------------    ------------
                                                                    (000'S OMITTED)
Net sales to external customers.......    $2,914,534    $113,030    $81,572       $    --         $3,109,136
Intersegment sales....................            --       1,699         --        (1,699)                --
Interest expense......................        46,576       4,106        631            --             51,313
Depreciation and amortization.........        31,020       1,310        585                           32,915
Segment net margin....................         2,386       9,704        356            --             12,446
Identifiable segment assets...........     1,217,420      61,159     29,100                        1,307,679
Expenditures for long-lived assets....         9,044         553        456                           10,053



NOTE 9--ASSET SALE



     Effective December 29, 2000, TruServ sold the assets, primarily inventory, of the lumber and building materials business to Builder Marts of America, Inc. The lumber and building materials business generated approximately $1.1 billion of TruServ's revenue in fiscal year 2000; however, the sale of the business will not materially impact net margin.



NOTE 10--NEW ACCOUNTING PRONOUNCEMENTS



     Effective January 1, 2000, TruServ adopted Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." These new standards require that all derivative instruments be recognized as either assets or liabilities in the balance sheet and measured at their fair value. The new standards also require that changes in the fair value of derivatives be recorded in each period in current earnings or comprehensive income, depending on the intended use of the derivatives. The adoption of these new standards had no impact on TruServ's results of operations, its financial position or its cash flows.



     In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations." SFAS No. 141 requires the use of the purchase method of accounting and prohibits the pooling of interest method of accounting for business combinations initiated after June 30, 2001 and for purchase business combinations completed on or after July 1, 2001. SFAS No. 141 also requires recognition of acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. TruServ will apply the provisions of SFAS No. 141 in accounting for all future business combinations.



     In June 2001, the FASB approved SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition. SFAS No. 142 requires, among other things, that goodwill and other indefinite-lived intangible assets no longer be amortized and that such assets be tested for impairment at least annually. SFAS No. 142 is effective January 1, 2002 for TruServ, and TruServ is currently evaluating the impact this standard will have on its financial statements.



     In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective January 1, 2003 for TruServ and TruServ is currently evaluating the impact this standard will have on its financial statements.



     In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," replacing SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for

                              TRUSERV CORPORATION

                                  (UNAUDITED)


Long-Lived Assets to be Disposed Of" and portions of Accounting Principles Board ("APB") Opinion No. 30, "Reporting the Results of Operations." SFAS No. 144 provides a single accounting model for long-lived assets to be disposed of and changes the criteria to be met to classify an asset as held-for-sale. SFAS No. 144 retains the requirement of APB Opinion No. 30 to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held-for-sale. SFAS No. 144 is effective January 1, 2002 for TruServ and TruServ is currently evaluating the impact this standard will have on its financial statements.

           ---------------------------------------------------------
           ---------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY TRUSERV CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY STATE IN WHICH THIS OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THIS OFFER OR SOLICITATION.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    2
 TruServ....................................................    2
 Recent Financial Results...................................    2
 Debt Covenant Violation....................................    2
 The Notes..................................................    3
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES.............    4
RISK FACTORS................................................    4
 TruServ's failure to successfully refinance or amend its
   current borrowing arrangements could cause the current
   lending group to call as immediately payable TruServ's
   currently outstanding debt obligations...................    4
 Our auditors have expressed doubts about TruServ's ability
   to continue as a going concern...........................    4
 If TruServ's cash flow is negatively impacted it will not
   be able to pay principal and interest on the notes.......    4
 The notes are subject to various transfer restrictions
   including a right of set off by TruServ and you may
   therefore not be able to liquidate your investment in the
   notes for an indefinite period of time...................    4
 The notes are subordinated to TruServ's substantial Senior
   Debt and in the event of a default under the Senior Debt
   the notes may not be repaid..............................    5
 TruServ has experienced a decrease in gross margin
   percentages which could negatively impact its ability to
   make interest and principal payments on the notes........    5
 TruServ has experienced a decline in its member base and
   faces stiff retail competition and its success depends on
   the success of its members in the retail market place....    6
TRUSERV.....................................................    6
 General Description of the Business........................    6
 Sales and Suppliers........................................    7
 Other Services.............................................    8
 Backlog....................................................    8
 Competition................................................    8
 Trademarks, Service Marks, and Collective Membership
   Marks....................................................    9
 Subsidiaries...............................................    9
 Employees..................................................    9
 Retail Member Agreement; Franchise and License
   Agreements...............................................    9
 Properties.................................................   10
 Legal Proceedings..........................................   11
THE NOTE PROGRAM............................................   12
 Form of the Notes..........................................   12
 Interest...................................................   12
 Optional Redemption of the Notes...........................   12
 Financial Covenants........................................   13
 Note Subordination and Lien Rights.........................   13
 Types of Accounts..........................................   14
 Account Information........................................   14
HOW TO INVEST...............................................   14
TERMS OF THE INDENTURE......................................   14
 General....................................................   14
 Redemption.................................................   14
 Subordination..............................................   15
 Modification of the Indenture..............................   15
 Events of Default and Remedies.............................   16
 Limitations on Suits.......................................   16
 Concerning the Trustee.....................................   17
 Satisfaction and Discharge.................................   17
AGENT BANK AND ADMINISTRATION...............................   17
TAXES.......................................................   18
SELECTED FINANCIAL DATA.....................................   19
QUARTERLY FINANCIAL SUMMARY.................................   19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS..................................   20
 Thirteen Weeks Ended September 29, 2001 Compared to
   Thirteen Weeks Ended September 30, 2000..................   20
 Thirty-nine Weeks Ended September 29, 2001 Compared to
   Thirty-nine Weeks Ended September 30, 2000...............   21
 Liquidity and Capital Resources............................   21
 Fiscal Year 2000 Compared to Fiscal Year 1999..............   23
 Fiscal Year 1999 Compared to Fiscal Year 1998..............   24
 Liquidity and Capital Resources............................   26
QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET
 RISK.......................................................   27
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.................   28
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
 AND FINANCIAL DISCLOSURE...................................   28
DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT..........   29
EXECUTIVE COMPENSATION......................................   31
 Compensation Committee.....................................   31
 Executive Compensation 2000................................   32
 Board Compensation.........................................   33
 Defined Benefit Retirement Plans...........................   33
 Performance Graph..........................................   34
 Employment Agreement.......................................   34
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
 MANAGEMENT.................................................   34
USE OF PROCEEDS.............................................   34
PLAN OF DISTRIBUTION........................................   35
LEGAL MATTERS...............................................   35
INDEMNIFICATION.............................................   35
WHERE YOU CAN FIND MORE INFORMATION.........................   35
FINANCIAL STATEMENTS........................................  F-1
 Index to Consolidated Financial Statements.................  F-1


           ---------------------------------------------------------
           ---------------------------------------------------------
           ---------------------------------------------------------
           ---------------------------------------------------------
                                  $50,000,000

                                    TRUSERV
                                  CORPORATION
                             VARIABLE DENOMINATION
                            SUBORDINATED FIXED RATE
                                   TERM NOTES

                           FOR INFORMATION CONCERNING
                            THE TRUSERV CORPORATION
                              INVESTMENT PROGRAM,

                                   WRITE TO:
                   THE TRUSERV CORPORATION INVESTMENT PROGRAM
                                 P.O. BOX 75933
                          CHICAGO, ILLINOIS 60675-5933
                       OR CALL: TOLL FREE 1-800-507-9000
                               ------------------
                                   PROSPECTUS
                               ------------------
                                     DATED
                                              , 2001
           ---------------------------------------------------------
           ---------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     The following are the actual or estimated expenses in connection with the issuance and distribution of the Variable Denomination Subordinated Fixed Rate Term Notes being registered:

Registration Fee............................................    $13,200
Printing of Registration Statement and Prospectus...........     16,000
Accounting Fees and Expenses................................     18,000
Legal Fees..................................................     30,000
Trustee Fee.................................................      3,000
Fees and Expenses for Qualifying Securities under "Blue Sky"
  Laws of Various States....................................     10,000
                                                                -------
Total.......................................................    $90,200
                                                                =======


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     TruServ Corporation's Certificate of Incorporation, as amended, provides that TruServ Corporation shall indemnify, in accordance with and to the full extent permitted by the Delaware General Corporation Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of TruServ), by reason of the fact that the person is or was a director, officer, employee or agent of TruServ, or is or was serving at the request of TruServ as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, against any liability or expense actually and reasonably incurred by the person in respect thereof. The indemnification is not exclusive of any other right of the director, officer, or employee to indemnification provided by law or otherwise.

     Under TruServ's by-laws, as against third parties, TruServ shall indemnify any director, officer, employee or agent for any expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred in defending any threatened, pending or completed suit or proceeding, whether civil, criminal, administrative or investigative, brought against the person by reason of the fact that he was or is a director, officer, employee or agent, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, and with respect to any criminal action or proceeding if he had no reasonable cause to believe his conduct unlawful.

     In any action or suit by or in the right of TruServ, TruServ shall indemnify any director, officer, employee or agent who is or was a party or threatened to be made a party to the threatened, pending or completed action or suit, for expenses (including attorney's fees and amounts paid in settlement) reasonably and actually incurred in connection with the defense or settlement of the suit or action, if the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of TruServ, except that no indemnification shall be made if the person has been adjudged to be liable for negligence or misconduct in the performance of his duty to TruServ unless and only to the extent that the Court of Chancery of Delaware or the court where the suit was brought finds that, in view of all the circumstances of the case, the person is entitled to indemnification.

     Any indemnification, unless ordered by a court, shall be made by TruServ only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the party to be indemnified has met the applicable standard of conduct. The determination shall be made by the Board of Directors by a majority vote of a quorum, consisting of directors who were not parties to the action, suit or proceeding, or if a quorum is not obtainable and if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

     Additionally, TruServ's Certificate of Incorporation eliminates personal liability of directors to TruServ Corporation or its stockholders for monetary damages for breach of fiduciary duty of care. The Certificate of Incorporation provides that a director of TruServ shall not be liable to TruServ or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that the exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 is concerned, see Item 17 "Undertakings" below.

ITEM 16. EXHIBITS.


    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      4-A      Amended and Restated Certificate of Incorporation of
               TruServ, effective July 1, 1997. Incorporated by
               reference--Exhibit 2-A to Registration Statement on Form S-4
               (No. 333-18397).
      4-B      By-laws of TruServ, effective February 23, 2001.
               Incorporated by reference--Exhibit 4-B to the Registrant's
               Annual Report on Form 10-K for the fiscal year ended
               December 31, 2000.
      4-C      Specimen certificate of Class A common stock. Incorporated by reference--Exhibit 4-B to Post-Effective Amendment No. 8 to Registration Statement on Form S-2 to Form S-4 (No.
               333-18397).
      4-D      Specimen certificate of Class B common stock. Incorporated by reference--Exhibit 4-C to Post-Effective Amendment No. 8 to Registration Statement on Form S-2 to Form S-4 (No.
               333-18397).
      4-E      Promissory (subordinated) note form effective for the
               year-ending December 31, 1986 and thereafter. Incorporated by reference--Exhibit 4-H to Registration Statement on Form
               S-2 (No. 33-20960).
      4-F      Installment note form. Incorporated by reference--Exhibit
               4-F to Registration Statement on Form S-2 (No. 2-82836).
      4-G      Copy of Note Agreement with Prudential Insurance Company of
               America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of $50,000,000 with a maturity date of
               April 1, 2007. Incorporated by reference--Exhibit 4-J to
               Post-Effective Amendment No. 2 to Registration Statement on
               Form S-2 (No. 33-39477).
      4-H      Cotter & Company $50,000,000 Private Shelf Agreement with
               Prudential Insurance Company of America dated December 29,
               1995 incorporating amendment on existing Note Agreement with
               Prudential Insurance Company of America dated April 13, 1992 securing 8.60% Senior Notes in the principal sum of
               $50,000,000 with a maturity date of April 1, 2007.
               Incorporated by reference--Exhibit 4-H to Post-Effective
               Amendment No. 5 to Registration Statement on Form S-2 (No.
               33-39477).
     *4-I      Form of Trust Indenture between TruServ Corporation and U.S.
               Bank Trust National Association dated                , 2000.
      4-J      Amended and Restated Trust Indenture between TruServ
               Corporation and U.S. Bank Trust National Association for
               $50,000,000 principal amount of Variable Denomination
               Floating Rate Demand Notes. Incorporated by
               reference--Exhibit 4-K to Post-Effective Amendment No. 10 to
               Registration Statement on Form S-2 to Form S-4 (No.
               333-18397).
      4-K      Trust Indenture between TruServ Corporation (formerly Cotter
               & Company) and U.S. Bank Trust National Association
               (originally with Bank of America Illinois) dated November
               16, 1994. Incorporated by reference--Exhibit T3C to Cotter &
               Company Form T-3 (No. 22-26210).
      4-L      Amended and Restated Credit Agreement dated as of April 14,
               2000 for $300,000,000 Revolving credit between TruServ
               Corporation, various financial institutions, and Bank of
               America. Incorporated by reference--Exhibit 4-K to
               Post-Effective Amendment No. 10 to Registration Statement on
               Form S-2 to Form S-4 (No. 333-18397).

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
      4-M      Amended and Restated Private Shelf Agreement between TruServ
               Corporation and Prudential Insurance Company of America
               dated November 13, 1997 for $150,000,000. Incorporated by
               reference--Exhibit 4-M to Post-Effective Amendment No. 5 to
               Registration Statement on Form S-4 (No. 333-18397)
      4-N      Amendment dated April 14, 2000 to the Amended and Restated
               Private Shelf Agreement between TruServ Corporation and
               Prudential Insurance Company of America dated November 13,
               1997 for $150,000,000 and to Note Agreement of $50,000,000,
               dated as of April 13, 1992, between Cotter & Company and
               Prudential. Incorporated by reference on Exhibit 4-N to
               Post-Effective Amendment No. 10 to Registration Statement on
               Form S-2 to Form S-4 (No. 333-18397)
      4-O      Credit Agreement dated September 10, 1998 for $105,000,000
               Note Purchase Agreement between TruServ Corporation and
               various purchasers. Incorporated by reference--Exhibit 4-L to Post-effective Amendment No. 6 to Registration Statement on Form S-4 (No. 333-183997)
      4-P      Amended and Restatement dated April 14, 2000 to Credit
               Agreement dated September 10, 1998 for $105,000,000 Note
               Purchase Agreement between TruServ Corporation and various purchasers. Incorporated by reference on Exhibit 4-Q to Post
               Effective Amendment No. 10 to Registration Statement on Form
               S-2 to Form S-4 (No. 333-18397).
      4-Q      Participation Agreement dated April 30, 1998 for $40,000,000 between TruServ Corporation, various financial institutions and Bank of Montreal. Incorporated by reference--Exhibit 4-M to Post-Effective Amendment No. 6 to Registration Statement
               on Form S-4 (No. 333-18397)
     *5        Opinion of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz,
               Ltd.
     10-A      Current form of "Retail Member Agreement with TruServ
               Corporation" between TruServ and its members that offer
               primarily hardware and related items. Incorporated by
               reference--Exhibit 10-A to Post-Effective Amendment No. 11 to Registration Statement on Form S-2 to Form S-4 (No.
               333-18397).
     10-B      Current Form of "Subscription to Shares of TruServ."
               Incorporated by reference--Exhibit 10-B to Registration
               Statement on Form S-2 (No. 333-18397).
     10-C      TruServ Corporation Defined Lump Sum Pension Plan as Amended
               and Restated Effective as of January 1, 1998. Incorporated
               by reference--Exhibit 10-C to the Registrants's Annual
               Report on Form 10-K for the fiscal year ended December 31,
               1999.
     10-E      TruServ Supplemental Retirement Plan between TruServ and
               selected executives of the company (As Amended Effective
               July 24, 1998). Incorporated by reference--Exhibit 10-E to
               Post-Effective Amendment No. 10 to Registration Statement on
               Form S-2 to Form S-4 (No. 333-18397).
     10-F      Retail Conversion Funds Agreement dated as of December 9,
               1996 between Cotter and Company and SCC. Incorporated by
               reference--Exhibit 10-L to Registration Statement on Form
               S-4 (No. 333-18397).
     10-G      Employment Agreement between SCC and Donald J. Hoye dated
               September 1, 1996. Incorporated by reference--Exhibit 10-P to Post-Effective Amendment No. 2 to Registration Statement
               on Form S-4 (No. 333-18397).
    *12        Schedule of Computation of Consolidated Ratio of Earnings to
               Fixed Charges for the Fiscal Years 2000, 1999, 1998, 1997,
               1996 and for the Twenty-Six Weeks Ended June 30, 2001 (See
               II-7).
     13-A      Annual Report on Form 10-K for the year ended December 31,
               2000. Incorporated by reference--(No. 2-20910).
    *23-A      Consent of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz,
               Ltd. (contained in opinion).
    *23-B      Consent of Ernst & Young LLP.
    *23-C      Consent of PricewaterhouseCoopers LLP.

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
    *24        Powers of Attorney (contained on signature page of this
               registration statement).
     25        Statement of Eligibility of Trustee. Incorporated by
               reference--Exhibit 25 to Registration Statement on Form S-2
               (No. 333-49846).
     99        Current Application Package for TruServ Variable
               Denomination Subordinated Fixed Rate Term Note Investment
               Program. Incorporated by reference--Exhibit 99 to
               Registration Statement on Form S-2 (No. 333-49846).

-------------------------
 * Filed herewith.


ITEM 17. UNDERTAKINGS.


     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each of the post-effective amendments shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of TruServ pursuant to the foregoing provisions described in Item 15, or otherwise, TruServ has been advised that in the opinion of the Securities and Exchange Commission, the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by TruServ of expenses incurred or paid by a director, officer or controlling person of TruServ in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, TruServ will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING THIS AMENDMENT TO THE FORM S-1 AND HAS DULY CAUSED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, ON NOVEMBER 26, 2001.

                                          TRUSERV CORPORATION
                                          By:  /s/ PAMELA FORBES LIEBERMAN
                                            ------------------------------------
                                                  Pamela Forbes Lieberman

                                                Chief Executive Officer and
                                                          President



     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT TO REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.



                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----




                  /s/ JOE W. BLAGG*                    Chairman of the Board and     November 26, 2001
-----------------------------------------------------    Director
                    Joe W. Blagg




            /s/ PAMELA FORBES LIEBERMAN*               Chief Executive Officer and   November 26, 2001
-----------------------------------------------------    President
               Pamela Forbes Lieberman




               /s/ DAVID A. SHADDUCK*                  Chief Financial Officer and   November 26, 2001
-----------------------------------------------------    Senior Vice President
                  David A. Shadduck




              /s/ BRYAN R. ABLEIDINGER*                Director                      November 26, 2001
-----------------------------------------------------
                Bryan R. Ableidinger




               /s/ BENJAMIN J. ANDRE*                  Director                      November 26, 2001
-----------------------------------------------------
                  Benjamin J. Andre




                /s/ JAMES D. BURNETT*                  Director                      November 26, 2001
-----------------------------------------------------
                  James D. Burnett




               /s/ HAROLD A. DOUTHITT*                 Director                      November 26, 2001
-----------------------------------------------------
                 Harold A. Douthitt




                 /s/ JAY B. FEINSOD*                   Director                      November 26, 2001
-----------------------------------------------------
                   Jay B. Feinsod




              /s/ JAMES D. HOWENSTINE*                 Director                      November 26, 2001
-----------------------------------------------------
                 James D. Howenstine




                 /s/ PETER G. KELLY*                   Director                      November 26, 2001
-----------------------------------------------------
                   Peter G. Kelly




                /s/ ROBERT J. LADNER*                  Director                      November 26, 2001
-----------------------------------------------------
                  Robert J. Ladner




               /s/ GEORGE V. SHEFFER*                  Director                      November 26, 2001
-----------------------------------------------------
                  George V. Sheffer

                   SIGNATURE                                     TITLE                      DATE
                   ---------                                     -----                      ----




             /s/ JOHN M. WEST, JR.*                 Director                          November 26, 2001
------------------------------------------------
               John M. West, Jr.




           /s/ BARBARA B. WILKERSON*                Director                          November 26, 2001
------------------------------------------------
              Barbara B. Wilkerson




          * By: /s/ DAVID A. SHADDUCK
   ------------------------------------------
         David A. Shadduck, Pursuant to
      power of attorney previously granted

                              TRUSERV CORPORATION

                 SCHEDULE OF COMPUTATION OF CONSOLIDATED RATIO
                              OF EARNINGS TO FIXED CHARGES
                 FOR THE FISCAL YEARS 2000, 1999, 1998, 1997, 1996 AND

                   FOR THE THIRTY-NINE WEEKS ENDED SEPTEMBER 29, 2001

                                    (000'S OMITTED)


                                  FOR THE
                             THIRTY-NINE WEEKS
                                   ENDED                            FOR THE FISCAL YEARS
                               SEPTEMBER 29,      ---------------------------------------------------------
                                   2001             2000        1999           1998       1997       1996
                             -----------------      ----        ----           ----       ----       ----
Net margins/(loss) after
  tax......................      $(13,840)        $ 34,117    $(130,803)      $12,020    $38,086    $52,410
Add: Tax provision.........           442              916       17,020           597      1,600        362
                                 --------         --------    ---------       -------    -------    -------
Pretax income/(loss).......       (13,398)          35,033     (113,783)       12,617     39,686     52,772
                                 ========         ========    =========       =======    =======    =======
Add: Fixed charges
  Interest paid to
     members...............         5,871           11,131       14,498        16,390     17,865     18,460
  Other interest paid......        41,979           56,575       46,204        38,710     19,100     10,175
                                 --------         --------    ---------       -------    -------    -------
          Total interest
            expense........        47,850           67,706       60,702        55,100     36,965     28,635
                                 --------         --------    ---------       -------    -------    -------
  Rental expenses..........        20,080           29,942       31,702        28,291     19,890     14,971
  % of rental expenses.....         33.33%           33.33%       33.33%        33.33%     33.33%     33.33%
                                 --------         --------    ---------       -------    -------    -------
  Applicable rental
     expenses..............         6,693            9,980       10,566         9,429      6,629      4,990
                                 --------         --------    ---------       -------    -------    -------
          Total fixed
            charges........        54,543           77,686       71,268        64,529     43,594     33,625
                                 --------         --------    ---------       -------    -------    -------
Pretax earnings/(loss)
  before fixed charges.....      $ 41,145         $112,719    $ (42,515)      $77,146    $83,280    $86,397
                                 ========         ========    =========       =======    =======    =======
Ratio of pretax
  earnings/(loss) to fixed
  charges..................           .75             1.45        (0.60)(a)      1.20       1.91       2.57
                                 ========         ========    =========       =======    =======    =======


-------------------------

(a) For 1999, earnings were insufficient to cover fixed charges and taxes by $130,803,000